SENIOR FACILITIES AGREEMENT EUR 600,000,000 TERM FACILITY EUR 60,000,000 REVOLVING FACILITY

DATED 30 APRIL 2015
between

UGI FRANCE as Parent, Guarantor, Security Grantor and Borrower
and

BARCLAYS BANK PLC
BNP PARIBAS
CAISSE RÉGIONALE DE CRÉDIT AGRICOLE MUTUEL DE PARIS ET D’ILE DE FRANCE ("CADIF")
CRÉDIT LYONNAIS SA ("LCL")
ING BANK N.V. (acting through its French branch)
NATIXIS
SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING (the corporate and investment banking division of Société Générale)
as Mandated Lead Arrangers, Underwriters and Bookrunners

HSBC France as Senior Mandated Lead Arranger
NATIXIS as Facility Agent and Security Agent
THE ORIGINAL LENDERS

LIST OF SCHEDULES

THIS FACILITIES AGREEMENT IS ENTERED BETWEEN:

1.
UGI FRANCE, a société par actions simplifiée, incorporated under the laws of France under registration number 452 431 232 RCS Nanterre, having its registered office at Immeuble Les Renardières, 3 Place de Saverne, 92400 Courbevoie, and represented by duly authorised signatories for the purpose of this Agreement (the "Parent");

2.
BARCLAYS BANK PLC, a public limited company, incorporated under the laws of England under registration number 1026167, having its registered office at 1 Churchill Place, London, E14 5HP, United Kingdom, and represented by duly authorized signatories for the purpose of this Agreement, as mandated lead arranger, underwriter and bookrunner of the Facilities (a "Mandated Lead Arranger, Underwriter and Bookrunner");

3.
BNP PARIBAS, a société anonyme incorporated under the laws of the Republic of France under registration number 662 042 449 RCS Paris and having its registered office at 16 boulevard des Italiens, 75002, Paris, France, and represented by duly authorized signatories for the purpose of this Agreement, as mandated lead arranger, underwriter and bookrunner of the Facilities (a "Mandated Lead Arranger, Underwriter and Bookrunner");

4.
CAISSE RÉGIONALE DE CRÉDIT AGRICOLE MUTUEL DE PARIS ET D’ILE DE FRANCE ("CADIF"), a société coopérative à capital variable, établissement de crédit, société de courtage d’assurances, incorporated under the laws of France, having its registered office at 26, Quai de la Rapée, 75012 Paris, registered with the registry of commerce and companies of Paris under number 775 665 615 and with the Registre des Intermédiaires en Assurances under number 07 008 015, and represented by duly authorized signatories for the purpose of this Agreement, as mandated lead arranger, underwriter and bookrunner of the Facilities (a "Mandated Lead Arranger, Underwriter and Bookrunner");

5.
CRÉDIT LYONNAIS ("LCL"), a société anonyme, incorporated under the laws of France under registration number 954 509 741 RCS Lyon , with registered capital of euro 1 847 860.375, and having its registered office at 18, rue de la République, 69002 Lyon, France and its administrative office at 20 avenue de Paris, 94811 Villejuif, France, and represented by duly authorized signatories for the purpose of this Agreement, as mandated lead arranger, underwriter and bookrunner of the Facilities (a "Mandated Lead Arranger, Underwriter and Bookrunner");

6.
ING BANK N.V. (acting through its French branch), a company incorporated in the Netherlands, with its registered office at Bijlmerplein 888 – 1102 MG Amsterdam, the Netherlands, registered with the trade register of the Chamber of Commerce of Amsterdam under number 33031431, acting for the purpose hereof through its French branch, located at Immeuble Lumière, 40 avenue des Terroirs de France, 75012 Paris, France, registered with the trade and companies register of Paris under number 791 866 890, and represented by duly authorized signatories for the purpose of this Agreement, as mandated lead arranger, underwriter and bookrunner of the Facilities (a "Mandated Lead Arranger, Underwriter and Bookrunner");

7.
NATIXIS, a société anonyme, incorporated under the laws of France under registration number 542 044 524 RCS Paris, having its registered office at 30, avenue Pierre Mendès France 75013 Paris, and represented by duly authorized signatories for the purpose of this Agreement, as mandated lead arranger, underwriter and bookrunner of the Facilities (a "Mandated Lead Arranger, Underwriter and Bookrunner");

8.
SOCIÉTÉ GÉNÉRALE CORPORATE & INVESTMENT BANKING (the corporate and investment banking division of Société Générale), a société anonyme incorporated under the laws of the Republic of France under registration number 552 120 222 RCS Paris and having its registered office at 29 boulevard Haussman, 75009 Paris, France, and represented by duly authorized signatories for the purpose of this Agreement, as mandated lead arranger, underwriter and bookrunner of the Facilities (a "Mandated Lead Arranger, Underwriter and Bookrunner");

9.
HSBC France, a société anonyme incorporated under the laws of France under registration number 775 670 284 RCS Paris, having its registered office at 103 avenue des Champs Elysée, 75008 Paris, and represented by duly authorized signatories for the purpose of this Agreement, as senior mandated lead arranger of the Facilities (the "Senior Mandated Lead Arranger");

10.	NATIXIS in its capacity as facility agent for the Lenders under the Finance Documents (the "Facility Agent");

11.	NATIXIS in its capacity as agent for the Finance Parties under the Security Documents (the "Security Agent"); and

12.	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Lenders) as lenders (the "Original Lenders").

WHEREAS:

The Parent has requested the Lenders to make available to it a EUR 600,000,000 Term Facility for the purpose of financing the Acquisition and the Refinancing and to the Borrowers under the Revolving Facility, a EUR 60,000,000 Revolving Facility for the general corporate and working capital purposes of the Group.

IT IS HEREBY AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1	Definitions
In this Agreement:
"Acceptable Bank" means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of BBB+ or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or Baa1 or higher by Moody's Investors Service Limited or a comparable rating from an internationally recognized credit rating agency.
"Accession Deed" means a document substantially in the form set out in Schedule 10 (Form of Accession Deed).
"Accounting Half-Year" means each period of approximately twenty six (26) weeks ending on the last day of September and March in a Financial Year.
"Accounts" means the Annual Accounts or the Half-Year Accounts, as the case may be.
"Acquisition" means the acquisition by the Parent on the Closing Date of one hundred per cent. (100%) of the shares comprising the share capital and voting rights of TotalGaz in accordance with the Acquisition Documents.
"Acquisition Costs" means all fees, costs and expenses, stamp, registration and other Taxes incurred by the Parent in connection with the Acquisition or the Acquisition Documents.
"Acquisition Documents" means the Sale and Purchase Agreement and any other document designated as such by the Facility Agent and the Parent.
"Adjustment Date" has the meaning given to such term in Clause 6.6.2.
"Advances" means the Term Advance and the Revolving Advances.
"Affiliate" means a Subsidiary or a Holding Company of another person or any other Subsidiary of a Holding Company of that other person.
"Agency Fee Letter" means the agency fee letter dated the date hereof and executed between the Agents and the Parent.
"Agents" means the Facility Agent and the Security Agent.
"Agreement" means this facilities agreement.
"AGZ Holding" means AGZ Holding, a société anonyme, incorporated under the laws of France under registration number 413 765 108 RCS Nanterre, having its registered office at Immeuble Les Renardières, 3 Place de Saverne, 92400 Courbevoie.
"Annual Accounts" means the consolidated audited annual accounts of the Group delivered or to be delivered to the Facility Agent under Clause 17.10.2(i) (Financial statements).

"Antargaz" means Antargaz a société anonyme, incorporated under the laws of France under registration number 572 126 043 RCS Nanterre, having its registered office at Immeuble Les Renardières, 3 Place de Saverne, 92400 Courbevoie.
"Antargaz Belgium" means Antargaz Belgium N.V., a company incorporated under the laws of Belgium under registration number 0881.334.278 RPR Brussels, having its registered office at De Kleetlaan 5A, 1831 Diegem.
"Approved Accounting Principles" means (i) at Signing Date, French GAAP and, subject to those principles, the accounting principles, standards and practices on the basis of which the Original Audited Accounts were prepared and (ii) as from the Closing Date, US GAAP.
"Approved Projections" means the business plan remitted to the Lenders on the Signing Date.
"Auditors" means Deloitte & Touche, Ernst & Young, KPMG, PricewaterhouseCoopers, Mazars, RSM Salustro Reydel or Grant Thorton and/or any other first-ranking firm of accountants.
"Available Commitment" means, in relation to a Facility, a Commitment under that Facility minus (subject as set out below):

(i)	the amount of its participation in any outstanding Advance under that Facility; and

(ii)	in relation to any proposed Drawing, the amount of its participation in any other Drawings that are due to be made under that Facility on or before the proposed Drawdown Date.
For the purposes of calculating a Lender's Available Commitment in relation to any proposed Drawing under the Revolving Facility only, the amounts of that Lender's participation in any Revolving Advance that are due to be repaid or prepaid on or before the proposed Drawdown Date shall not be deducted from that Lender's Revolving Commitment.
"Availability Period" means:

(i)	in relation to the Term Facility, the period starting on the Signing Date and ending on the Closing Date (inclusive), and

(ii)	in relation to the Revolving Facility, the period starting on the day after the Closing Date and ending one (1) month before the Final Repayment Date.
"Basel III" means:

(a)
the agreements on capital requirements, a leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to "Basel III".
"Basel III Costs" means any Increased Costs which are attributable to or result from the implementation or application of, or compliance with, any of the changes designed to strengthen any capital standards or introduce minimum liquidity or other requirements referenced in Basel III and additional to Increased Costs arising under Basel II.
"Borrowers" means

(i)	the Original Borrower;

(ii)	following the Acquisition and subject to the delivery of an Accession Deed, TotalGaz as Borrower under the Revolving Facility; and

(iii)	subject to the delivery of an Accession Deed, Antargaz as Borrower under the Revolving Facility.
"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Paris and in relation to any date for payment or purchase of euro, any TARGET Day.
"Cash" means cash at bank credited to an account in the name of a Group Company and to which that Group Company is beneficially entitled which is repayable on demand (or within thirty (30) days of demand) without condition.
"Cash Equivalents" means marketable debt securities (valeurs mobilières de placement) denominated in Euro with a maturity of three (3) months or less to which a Group Company is beneficially entitled, and which can be promptly realized by that Group Company without condition.
"Centre of Main Interests" has the meaning given to it in Article 3(1) of Council Regulation (EC) NO 1346/2000 of 29 May 2000 on insolvency proceedings.
"Certain Funds Advance" means an Advance made or to be made under the Term Facility during the Certain Funds Period where such Advance is to be made solely for the purpose of financing the Acquisition and the Acquisition Costs, and up to an amount of EUR 258,000,000.
"Certain Funds Period" means the period commencing on the Signing Date and ending on 30 June 2015.
"Clean-Up Period" means the period commencing on the Closing Date and ending on the date falling forty five (45) days after the Closing Date.
"Closing Date" means the date of completion of the Acquisition which shall occur no later than 30 June 2015.
"Commitment" means, in relation to any Lender, its Term Commitment or its Revolving Commitment.
"Compliance Certificate" means any certificate delivered to the Facility Agent in accordance with Clause 17.10.3 (Compliance Certificates).

"Core Business" means the existing core business of the Group as at the Signing Date, consisting of (i) the purchase, storage, transport and distribution of gas and liquefied petroleum gas (including butane and propane-based LPG) and their substitutes and derivatives, (ii) the manufacture, trade and repairing of equipment relating to the making, storage, transport, distribution and use of gas and liquefied petroleum gas (including butane and propane-based LPG) and their substitutes and derivatives, (iii) the purchase and sale of patents, licences, manufacturing processes, trademarks and factory models and designs in connection with (i) and (ii) and (iv) all other ancillary and related activities in relation to (i) to (iii).
"CRD IV" means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC.
"CRR" means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012.
"Default" means an Event of Default or a Potential Event of Default.
"Default Interest Period" has the meaning given to such term in Clause 6.4 (Default interest).
"Defaulting Lender" means any Revolving Lender which has failed to make its participation in a Revolving Advance available or has notified the Facility Agent that it will not make its participation in a Revolving Advance available by the Drawdown Date of that Revolving Advance in accordance with Clause 3.1 (Basis of participation) unless its failure to pay is caused by administrative or technical error; or a Disruption Event; and in both cases, the relevant payment is made within five (5) Business Days of its due date.
"Derivative Instrument" means any forward rate agreement, option, swap, cap, floor, any combination or hybrid of the foregoing and any other financial derivative agreement.
"Disruption Event" means either or both of (a) a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or (b) the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party, from performing its payment obligations under the Finance Documents or from communicating with other Parties in accordance with the terms of the Finance Documents; and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.
"Drawdown Date" means the date for the making of a Drawing, as specified by the relevant Borrower in the relevant Drawdown Request.
"Drawdown Request" means a notice requesting an Advance in the form set out in Schedule 4 (Drawdown Request - Advances).
"Drawing" means a utilization by a Borrower of a Facility;
"EBITDA" means (without double counting) the consolidated profit of the Group determined in accordance with US GAAP for the relevant Testing Period:

(i)	before any deduction of corporation tax or other Taxes on income or gains;

(ii)	before any deduction for Interest Payable;

(iii)	after deducting (to the extent otherwise included) Interest Receivable;

(iv)	excluding extraordinary items;

(v)	after deducting (to the extent otherwise included) the amount of profit (or adding back the amount of loss) of:

(a)	any Group Company (other than the Obligors) which is attributable to any third party (other than a Group Company) which is a shareholder in that Group Company; and

(b)	any company or other person which is not a Group Company but whose profits or losses are taken into account in the calculation of the consolidated profit of the Group for that Testing Period;

(c)
after adding back or deducting, as the case may be, the amount of any loss or gain against book value arising on a disposal of any asset (other than stock disposed of in the ordinary course of trading) during that Testing Period, to the extent included in arriving at EBITDA for that Testing Period;

(vi)	before deducting amortisation of any goodwill or any intangible assets;

(vii)	before deducting any depreciation on fixed assets;

(viii)	before amortisation of any Refinancing Costs;

(ix)	after adding back or deducting, as the case may be, the variation of any provision during that Testing Period which does not have any cash impact; and

(x)	after deducting the transition expenses.
For the avoidance of doubt, "EBITDA" shall not be reduced by the Refinancing Costs incurred and paid by the Group during that Testing Period.
"Effective Global Rate" has the meaning given to that term under Clause 6.8 (Effective global rate).
"Effective Global Rate Letter" has the meaning given to that term under Clause 6.8 (Effective global rate).
"Environment" means any and all living organisms (including man), ecosystems, gases, air, vapours, liquids, water, land, surface and sub-surface soils, rock and all other natural resources or part of such resources, including artificial or man-made buildings, structures or enclosures.
"Environmental Approval" means any consent required under or in relation to Environmental Laws.
"Environmental Laws" means all international, European Union, national, federal, state or local statutes, orders, regulations or other law or subordinate legislation or common law or guidance notes or regulatory codes of practice, circulars and equivalent controls (including judicial interpretation of any of the foregoing) concerning the Environment or health and safety which are in existence now or in the future and are binding at any time on any Group Company in the relevant jurisdiction in which that Group Company has been or is operating (including by the export of its products or its waste to that jurisdiction).
"EURIBOR" means, in relation to any Advance:

(i)	the applicable Screen Rate; or

(ii)	(if no Screen Rate is available for the Interest Period of that Advance), the Interpolated Screen Rate, as of 11.00 am on the applicable Rate Fixing Day for euro and for a period equal in length to the Interest Period of that Advance, and if that rate is less than zero, EURIBOR shall be deemed to be zero.
"Euro", "EUR" and "€" means the single currency of the Participating Member States of the European Union.
"Event of Default" means any event specified in Clause 18.1 (List of events).
"Existing Facilities" means the Existing Term Facility and the Existing Revolving Facility;
"Existing Facilities Agreement" means the senior facilities agreement dated 16 March 2011 (as amended from time to time) entered into between, inter alia, the AGZ Holding, Antargaz, the lenders named therein and Natixis as facility agent and security agent in relation to the Existing Facilities.
"Existing Revolving Facility" means the revolving credit facility in the principal amount of EUR 40,000,000 granted to AGZ Holding and Antargaz under the Existing Facilities Agreement.
"Existing Term Facility" means the term facilities in the initial principal amount of EUR 380,000,000 granted to AGZ Holding under the Existing Facilities Agreement.
"Existing Indebtedness" means the Existing Facilities.
"Facilities" means the Term Facility and the Revolving Facility.
"FATCA" means:

(i)	sections 1471 to 1474 of the Code or any associated regulations;

(ii)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (i) above; or

(iii)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (i) or (ii) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

"FATCA Application Date" means:

(i)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(ii)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(iii)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (i) or (ii) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
"FATCA Deduction" means a deduction or withholding from a payment under a Finance Document required by FATCA.
"FATCA Exempt Party" means a Party that is entitled to receive payments free from any FATCA Deduction.
"FBF Master Agreement" means the 2013 FBF Master Agreement for Foreign Exchange and Derivatives Transactions published by the Fédération Bancaire Française;
"Fees Letters" means the Upfront Fee Letter and the Agency Fee Letter.
"Final Repayment Date" means the date falling five (5) years after the Signing Date;
"Finance Documents" means this Agreement, any Effective Global Rate Letter, the Accession Deeds, any Security Document, any Hedging Agreement, the Intercreditor Agreement, any Drawdown Request, any Transfer Certificate, the Fees Letters and any other document designated as a Finance Document by the Parent and the Facility Agent.
"Finance Lease" means any lease or hire purchase contract which would, in accordance with Approved Accounting Principles, be treated as a finance or capital lease.
"Finance Parties" means each Mandated Lead Arranger, Underwriter and Bookrunner, the Senior Mandated Lead Arranger, each Agent, each Lender and each Hedging Lender.
"Financial Indebtedness" means (without double counting) any indebtedness in relation to or arising under or in connection with:

(i)
any money borrowed (including any overdraft and amounts borrowed under this Agreement, the Subordinated Loans, any Subordinated PIK Loans and until the Term Facility Drawdown Date, the Existing Indebtedness);

(ii)
any debenture, bond (other than (a) any performance bond issued in the ordinary course of trading by one Group Company in relation to the obligations of another Group Company or (b) any customs guaranty (caution douanière)), note or loan stock or other similar instrument;

(iii)	any acceptance or documentary credit;

(iv)
any receivable sold or discounted (other than to the Security Agent pursuant to any Security Document) provided that, for the purposes of any calculation of the amount of Financial Indebtedness, the amount of indebtedness to be taken into account under this paragraph (iv) will be the amount of the consideration received by the relevant Group Company for the sale or discounting of the relevant receivable;

(v)	the purchase price of any asset or service to the extent payable by a Group Company after the time of sale or delivery to a Group Company, where the deferred payment is:

(a)	arranged as a method of raising vendor financing; and

(b)	paid more than six (6) months after the sale or delivery date;

(vi)
the sale price of any asset or service to the extent paid before the time of sale or delivery by the Group Company liable to effect that sale or delivery, where the advance payment is arranged as a method of raising finance;

(vii)	any Finance Lease, hire purchase, credit sale or conditional sale agreement which in each case would be treated as such in accordance with US GAAP;

(viii)
Derivative Instruments (provided that, for the purpose of any calculation of the amount of Financial Indebtedness to be taken into account under this paragraph (viii) in respect of the relevant Derivative Instrument, that amount shall be the net amount of the payment obligations outstanding from the relevant Group Company under that Derivative Instrument, less the amount of any margin then placed by that Group Company with the relevant counterparty in connection with that Derivative Instrument);

(ix)
any amount payable by any Obligor in relation to the reduction of any share capital or redemption of any securities issued by it or any other Group Company, other than amounts payable to another Obligor;

(x)	any amount raised under any other transaction having the commercial effect of a borrowing (other than refundable deposits payable and consigned containers accrual liability);

(xi)	any disposal of receivables by way of securitisation, factoring or otherwise; or

(xii)	any guarantee issued by a Group Company of indebtedness of any person of a type referred to in paragraphs (i) to (xii) (inclusive) above;

(xiii)
for the avoidance of doubt, the amount of indebtedness to be taken into account for the purpose of any calculation of the amount of Financial Indebtedness shall not double‑count guarantees granted by any Group Company in respect of Financial Indebtedness incurred by any Group Company and will not include guarantees of obligations incurred by any Group Company which obligations do not constitute indebtedness of a type referred to in paragraphs (i) to (xiii) (inclusive) above.

"Financial Year" means:

(i)	in relation to the Parent or any member of the Group (but other than in relation to TotalGaz until the Closing Date), the period of twelve (12) months ending on 30 September in each year;

(ii)	in relation to TotalGaz but only until the Closing Date, the period of twelve (12) months ending on 31 December in each year.
"First Testing Date" means 30 September 2015.
"French GAAP" means accounting principles, standards and practices generally accepted from time to time in France.
"Funding Rate" means any individual rate notified by a Lender to the Facility Agent pursuant to Clause 8.3 (Cost of funds).
"Funds Flow Statement" means a funds flow statement in agreed form.
"Group" means the Parent and its Subsidiaries from time to time, including for avoidance of doubt, after the Acquisition, the Target Group.
"Group Company" means a member of the Group.
"Group Structure Chart" means the group structure chart in the agreed form.
"Guarantor" means the Parent.
"Half-Year Accounts" means the semi-annual consolidated management accounts of the Group delivered or to be delivered to the Facility Agent under Clause 17.10.2(ii) (Financial statements).
"Hedging Agreements" means the agreements, including master agreements and related schedules, in relation to the Derivative Instruments entered into by the Parent with the Hedging Lenders, which shall be based on the ISDA Master Agreement or the FBF Master Agreement, and managing or hedging currency and/or interest rate risk in relation to the Term Facility.
"Hedging Lender" means any Mandated Lead Arranger, Underwriter and Bookrunner as at Signing Date (or any Affiliate of a Mandated Lead Arranger, Underwriter and Bookrunner) or, as the case may be, the Senior Mandated Lead Arranger as at Signing Date (or any Affiliate of the Senior Mandated Lead Arranger) in its capacity as provider of any Hedging Agreement, together with any transferee or assignee from time to time under the Hedging Agreement. It being understood, however, that a Hedging Lender that ceases to be a Lender (or the Affiliate of a Lender) shall remain a Hedging Lender provided that it is still acting in such capacity and that it was a Lender (or the Affiliate of a Lender) at the time it had entered into the Hedging Documents or any of its successor.
"Holding Company" means, in relation to any body corporate, any other body corporate of which it is a Subsidiary.
"Impaired Agent" means the Facility Agent at any time when:

(i)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(ii)	the Facility Agent otherwise rescinds or repudiates a Finance Document;

(iii)	(if the Facility Agent is also a Revolving Lender) it is a Defaulting Lender; or

(iv)	an Insolvency Event has occurred and is continuing with respect to the Facility Agent;

(v)	unless, in the case of paragraph (i) above:

(a)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and
payment is made within five (5) Business Days of its due date; or

(b)	the Facility Agent is disputing in good faith whether it is contractually obliged to make the payment in question.
"Increase Confirmation" means a confirmation substantially in the form set out in Schedule 11 (Form of Increase Confirmation).
"Increased Costs" has the meaning given to such term in Clause 13.1 (Increased Costs).
"Increase Lender" has the meaning given to such term in Clause 3.4 (Increase).
"Insolvency Event" in relation to any entity that such entity:

(i)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(ii)
becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due and in each case, that Finance Party is under a public insolvency, bankruptcy or governmental proceeding or process that is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days of the institution or presentation thereof;

(iii)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(iv)
institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(v)
has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (iv) above and:

(a)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(b)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(vi)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(vii)
seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially, all its assets, (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (iv) above);

(viii)
has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter;

(ix)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (i) to (viii) above; or

(x)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.
"Interpolated Screen Rate" means, if no Screen Rate is available for the Interest Period, the rate which results from interpolating on a linear basis between:

(i)
the applicable rate displayed on the appropriate page of the Reuters screen for deposits in the relevant currency for the longest period (for which that rate displayed is available) which is less than the particular period; and

(ii)	the applicable rate so displayed for the shortest period (for which that rate displayed is available) which exceeds the particular period, each at or about the applicable Rate Fixing Day. If the Interpolated Screen Rate determined pursuant to paragraphs (i) or (ii) above is below zero per cent. (0%), the Interpolated Screen Rate applicable in this Agreement shall be taken into account as being equal to zero per cent. (0%).
"Intellectual Property" means the Intellectual Property Rights owned or used by Group Companies throughout the world or the interests of any Group Company in any of those Intellectual Property Rights, together with the benefit of all agreements entered into or the benefit of which is enjoyed by any Group Company relating to the use or exploitation of any of those Intellectual Property Rights.
"Intellectual Property Rights" means all patents and patent applications, trade and service marks and trade and/or service mark applications (and all goodwill associated with any such applications), all brand and trade names, all copyrights and rights in the nature of copyright, all design rights, all registered designs and applications for registered designs, all trade secrets, know-how and all other intellectual property rights.
"Intercreditor Agreement" means the intercreditor agreement dated the date hereof entered into between the Obligors, the Mandated Lead Arrangers, Underwriters and Bookrunners, the Senior Mandated Lead Arranger, the Lenders, the Facility Agent, the Security Agent, the Hedging Lenders, the Shareholder and any other subordinated lenders or permitted equity investors (as the case may be) in connection with any Permitted Equity Injections.

"Interest" means interest and amounts in the nature of interest paid or payable in relation to any Financial Indebtedness including:

(i)	the interest element of Finance Leases;

(ii)	discount and acceptance fees payable (or deducted) in relation to any Financial Indebtedness;

(iii)
fees payable in connection with the issue or maintenance of any bond, letter of credit, guarantee or other assurance against financial loss which constitutes Financial Indebtedness and is issued by a third party on behalf of a Group Company (but excluding Refinancing Costs);

(iv)	repayment and prepayment premiums payable or incurred in repaying or prepaying any Financial Indebtedness; and

(v)	commitment, utilization and non-utilization fees payable or incurred in relation to Financial Indebtedness (but excluding Refinancing Costs).
"Interest Payable" means the total of:

(i)	Interest accrued (whether or not paid or capitalized) during the relevant Testing Period; and

(ii)	the amount of the discount element of any Financial Indebtedness amortized during that Testing Period, as an obligation of any Group Company during that period and adjusted for amounts payable and receivable under Derivative Instruments entered into for the purposes of managing or hedging interest rate risk.
"Interest Period" means a period by reference to which interest is calculated and payable on an Advance or overdue amount.
"Interest Receivable" means the amount of Interest accrued (including interest and/or dividends received by the Group during the relevant Testing Period under Cash Equivalent investments) due to Group Companies (other than by other Group Companies) during the relevant Testing Period which is freely available to meet the Group's payment obligations.
"Investment Amount" means the aggregate (without double-counting) of the following amounts:

(i)	any amount advanced, lent, contributed or subscribed for, or otherwise invested in, a Joint Venture by any Group Company during any Financial Year;

(ii)
the market value of any asset transferred (other than by way of a transfer otherwise permitted under this Agreement) or contributed to a Joint Venture by any Group Company during any Financial Year; and

(iii)
the maximum liability under any guarantee given by any Group Company during any Financial Year in respect of any Financial Indebtedness incurred (whether by way of guarantee or otherwise) by a Joint Venture.

"ISDA Master Agreement" means the 2002 Master Agreement, as published by the International Swaps and Derivatives Association Inc.
"Joint Venture" means any joint venture, partnership or similar arrangement (including any Groupement d'intérêts économiques) or any company of which the Parent directly or indirectly owns some (but not all or substantially all) of the equity share capital.
"Lenders" means the Term Lenders and the Revolving Lenders.
"Lending Office" means the office through which a Lender is acting for the purposes of this Agreement, which, subject to Clause 3.2 (Lending Office), will be the office set opposite the name of that Lender in Schedule 1 (Original Lenders) (or in any relevant Transfer Certificate).
"Leverage Ratio" means the ratio of Total Net Debt to EBITDA.
"Major Default" means, with respect to the Parent only any event or circumstances constituting an Event of Default under any of Clause 18.1.1 (Payment default), Clause 18.1.3 (Breach of other obligations) insofar it relates to a breach of a Major Undertaking, Clause 18.1.4 (Misrepresentation) insofar it relates to a breach of a Major Representation, Clause 18.1.5 (Unlawfulness - Illegality), Clause 18.1.6 (Insolvency), Clause 18.1.7 (Insolvency Proceedings), Clause 18.1.8 (Creditors' Process) and, in relation to TotalGaz and Antargaz only, Clause 18.1.6 (Insolvency) and Clause 18.1.7 (Insolvency Proceedings).
"Major Representation" means, with respect to the Parent only, any of the representations referred to in Clause 16.2 (Incorporation), Clause 16.3 (Power and capacity), Clause 16.4 (Authorization), Clause 16.5 (No contravention), Clause 16.6 (Binding obligations), Clause 16.21 (Anti-corruption laws), Clause 16.22 (Anti-money laundering) and Clause 16.23 (Sanctions).
"Major Undertaking" means, with respect to the Parent only, any of the undertakings referred to in Clause 17.2.4 (Change of Business), Clause 17.3.1 (Disposals), Clause 17.3.2 (Negative pledge), Clause 17.5.1 (Borrowings) Clause 17.12 (Acquisition Documents), Clause 17.15 (Sanctions) and Clause 17.16 (Anti-corruption laws and anti-money laundering).
"Majority Lenders" means, at any time:

(i)	Lenders whose aggregate Commitments at that time aggregate more than 66 2/[3] per cent. of the Total Commitments at that time; or

(ii)	if the Total Commitments have at that time been reduced to zero, Lenders whose Commitments aggregated more than 66 2/[3] per cent. of the Total Commitments immediately before the relevant reduction.
"Margin" means:

(i)	in relation to the Term Facility, 2.50% (two point fifty per cent.) per annum, subject to Clause 6.6 (Margin adjustment); or

(ii)	in relation to the Revolving Facility, 2.35% (two point thirty-five per cent.) per annum, subject to Clause 6.6 (Margin adjustment).
"Material Adverse Effect" means any effect, event or matter:

(i)	which is materially adverse to:

(a)	the business, assets or financial condition of the Group (taken as a whole); or

(b)	the ability of an Obligor to perform any of its obligations under Clause 17.17 (Financial Covenant) or any of its payment obligations under any Finance Document; or

(ii)
which results in any Security Document not providing to any of the beneficiaries of such Security Document security over the assets expressed to be secured under that Security Document or which materially affects the validity or enforceability of the security expressed to be provided for under that Security Document.

"Material Subsidiaries" means at any time:

(i)	Antargaz, AGZ Holding, Antargaz Belgium and (after the Acquisition) TotalGaz,

(ii)	any other Subsidiary whose EBITDA exceeds five per cent. (5%) of the EBITDA of the Group; and

(iii)	any other Group Company to be included as necessary to ensure that at all times the Parent and the Material Subsidiaries represent more than eighty per cent. (80%) of the EBITDA of the Group.
"Maturity Date" means the last day of the Interest Period relating to any Revolving Advance.
"Net Proceeds" means the aggregate consideration received by any Group Company in relation to the disposal of all or any part of the assets of any Group Company (including the amount of any inter-company debt of any Group Company disposed of which is repaid in connection with that disposal), but after deducting all Taxes and other reasonable costs and expenses incurred by continuing Group Companies in connection with that disposal.
"Non-Cooperative Jurisdiction" means a "non-cooperative state or territory" (Etat ou territoire non coopératif) as set out in the list referred to in Article 238-0 A of the French tax code (Code Général des Impôts), as such list may be amended from time to time.
"Non-Consenting Lender" has the meaning given to such term in Clause 25.5.1 (Non Consenting Lender).
"Obligors" means any Borrower, the Guarantor and any Security Grantor.
"Operating Budget" means a budget comprising projected profit and loss account, projected balance sheet and projected cashflow statement (including details of projected capital expenditure) for the Group and forecast of the likely financial performance of the Group for a Financial Year, delivered under Clause 17.10 (Information and Accounting Undertakings).
"Original Audited Accounts" means:

(i)	the audited financial statements of the Parent for the Financial Year ending 30 September 2014;

(ii)	the audited and consolidated financial statements of AGZ Holding for the Financial Year ending 30 September 2014; and

(iii)	the annual audited financial statements of TotalGaz for its Financial Year ending 31 December 2014.
"Original Borrower" means the Parent as Borrower under the Term Facility.
"Participating Member States" has the meaning given to it in council Regulation EC No. 1103/97 of 17 June, 1997 made under Article 235 of the Treaty on European Union.
"Party" means a party to this Agreement.
"Partly Owned Storage and Logistics Company" means a Storage and Logistics Company which is not a wholly-owned Subsidiary (whether directly or indirectly) of the Parent.
"Permitted Acquisition" means any acquisition (the "Proposed Acquisition") by a Group Company of all the shares in a company or substantially all of the assets of a business, provided that:

(i)	the company or the business which is the subject of the Proposed Acquisition carries on a similar or complementary business to that carried on by the Group;

(ii)
the chief financial officer (or any board member) of the Parent certifies to the Lenders (such certificate to contain calculations in reasonable detail) that the Leverage Ratio as calculated on a pro forma basis (taking into account the Proposed Acquisition and quantifiable synergies from the Proposed Acquisition, such as purchasing synergies provided that the amount of synergies factored in will be confirmed by the chief financial officer of the Parent as having been reasonably determined) on the Testing Date which immediately precedes the date on which the Proposed Acquisition is completed, shall not be greater than 3.5x.

"Permitted Equity Injections" means (i) unlimited amounts of new equity, (ii) the Subordinated Loans and (iii) the Subordinated PIK Loans made available to the Parent by the Shareholder and/or the Shareholder Affiliates (which subordination shall be evidenced by the accession to or entering into of the Intercreditor Agreement).
"Permitted Equity Documents" means any document evidencing a Permitted Equity Injection.
"Permitted Mergers" means:

(i)	the merger of AGZ Holding into the Parent where the Parent is the surviving entity,

(ii)	the merger of Antargaz into TotalGaz or the merger of TotalGaz into Antargaz; and

(iii)	the merger of two Joint-Ventures into TotalGaz where TotalGaz is the surviving entity;

(iv)
the amalgamation, merger, consolidation or reconstruction of two or more Group Companies (other than the Parent and AGZ Holding unless such merger is referred to in (i) above) provided that in the event the contemplated merger involves Antargaz or TotalGaz, then Antargaz or (as the case may be) TotalGaz would be the surviving entity;

provided that:

(a)
in relation to paragraphs (i) and (ii) above, the Parent has delivered to the Facility Agent a tax opinion at least five (5) Business Days before such merger being implemented (such opinion to confirm that the contemplated merger does not have any material negative tax impact);

(b)	in relation to paragraphs (i), (ii) and (iii) above, no Default has occurred and is continuing at the time of implementation of the contemplated merger; and

(c)	in each case no Default would occur as a result of such merger and such merger is completed in accordance with all applicable laws and regulations.
"Person" means any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having a separate legal personality).
"Potential Event of Default" means an event specified in Clause 18.1 (List of events) which, with the giving of notice, the lapse of time or the making of any determination would constitute an Event of Default.
"Rate Fixing Day" means, in relation to any period for which EURIBOR is to be determined, two Target Days before the first day of that period, unless market practice differs in the relevant interbank market for a currency, in which case the Rate Fixing Day for that currency will be determined by the Facility Agent in accordance with market practice in the relevant interbank market.
"Receivables" means, in relation to a Borrower, at any time, the outstanding amounts of the obligations of any trade debtor of that Borrower in respect of the supply of goods or services by that Borrower.
"Refinancing" means the refinancing of the outstanding Existing Term Facility at Signing Date, equal to a principal amount of EUR 342,000,000 (including any amortization of the Existing Term Facility to be made, as the case may be between the Signing Date and the Term Facility Drawdown Date).
"Refinancing Costs" means all fees, costs and expenses incurred by the Group for the purpose of or in connection with the Refinancing.
"Reliance Parties" means the Mandated Lead Arrangers, Underwriters and Bookrunners, the Senior Mandated Lead Arranger, the Facility Agent, the Security Agent, the Original Lenders and each entity which becomes a Lender on or prior the Syndication Termination Date.
"Repayment Dates" means each date identified in Clause 9.1.1 (Term Advance) as set out opposite the relevant Repayment Instalment.
"Repayment Instalment" means, with respect to the Term Advance, each instalment identified in Clause 9.1.1 (Term Advance).
"Reports" means the reports listed in paragraph 11. (Due diligence reports and Structure Memorandum) of Schedule 3 (Conditions Precedent) Part I (Condition Precedent on the Signing Date).
"Revolving Advance" means the principal amount of each advance made or to be made under the Revolving Facility, as reduced from time to time by repayment or prepayment.

"Revolving Commitment" means:

(i)
in relation to any Original Lender, the amount set opposite its name under the heading "Revolving Commitment" in Schedule 1 (Original Lenders) and the amount of any other Revolving Commitment transferred to it under this Agreement; or

(ii)	in relation to any other Lender, the amount of any Revolving Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.
"Revolving Facility" means the revolving credit facility made available by the Revolving Lenders under Clause 2.1(ii) (Facilities).
"Revolving Lenders" means:

(i)	the Original Lenders identified in Schedule 1 (Original Lenders) as participating in the Revolving Facility; and

(ii)	each Transferee which has become a party to this Agreement in relation to the Revolving Facility in accordance with Clause 24.2 (Assignments and transfers by Lenders), in each case until its entire participation in the Revolving Facility has been assigned or transferred to a Transferee in accordance with Clause 24 (Changes to parties) and all amounts owing to it under the Finance Documents in relation to the Revolving Facility have been paid in full.
"Rollover Advance" has the meaning given to such term in Clause 4.7 (Rollover Advances).
"Sale and Purchase Agreement" means the agreement entitled “Agreement for the sale and purchase of 100% of the shares of TotalGaz” dated 11 November 2014 and entered into between, inter alia, the Parent and the Vendor with respect to the acquisition by the Parent of one hundred per cent. (100%) of the share capital and voting rights of TotalGaz.
"Sanctioned Country" means any country or other territory that is, or whose government is, subject to a general export, import, financial or investment embargo under any Sanctions, which, as of the date of this Agreement, include, amongst others, Cuba, Iran, Burma, North Korea, Sudan and Syria.
"Sanctioned Person" means, at any time, (a) any person specifically listed in any Sanctions-related list of designated Persons maintained by any Sanctions Authority or is otherwise a subject of Sanctions, (b) any person organized, having its registered office in, or (to the knowledge and belief of the relevant member of the Group) resident or operating in a Sanctioned Country or (c) any person directly or indirectly owned or controlled by any such person or persons which is a/are designated target of Sanctions.
"Sanctions" means economic or financial sanctions or trade embargoes or any similar measures imposed, administered or enforced from time to time by any Sanctions Authority.
"Sanctions Authority" means (i) the United States, (ii) the United Nations, (iii) the European Union or any member state thereof, (iv) the United Kingdom, (v) the French Republic or (vi) the respective governmental institutions of any of the foregoing including, without limitation, the OFAC, the US Department of Commerce, the US Department of State and any other agency of the US government, or any other relevant sanctions authority.
"Screen Rate" means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate),or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Lenders and the Parent.
"Security Documents" means each of the security documents specified in Schedule 2 (Security Documents) and all other documents creating, evidencing or granting a Security Interest in favour of any Finance Party in relation to the obligations of any Obligor under any Finance Document.
"Security Grantor" means each of the Parent and AGZ Holding.
"Security Interest" means any mortgage, pledge, lien, right of set-off, assignment by way of security, reservation of title, any other security interest or any other agreement or arrangement (including a sale and repurchase arrangement) having the commercial effect of conferring security.
"Shareholder" means UGI International Holdings B.V..
"Shareholder Affiliates" means the Shareholder and any of its parent companies which directly or indirectly control the Parent within the meaning of article L.233-3 paragraphs I and II of the French Commercial Code.
"Signing Date" means the date of this Agreement.
"Sponsor Affiliate" means any Affiliate of UGI Corporation.
"Storage and Logistics Companies" means the companies and other corporate entities listed in Schedule 8.
"Structure Memorandum" means the structure paper describing the Group and the Acquisition and prepared by UGI France in the agreed form.
"Subordinated Loans" means (a) at Signing Date, (i) the EUR 256,000,000 loan granted by the Shareholder to the Parent pursuant to a loan agreement dated 26 March 2014 and maturing on 31 March 2024, (ii) the EUR 165,000,000 loan granted by the Shareholder to the Parent pursuant to a loan agreement to be entered into on or about 12 May 2015 maturing on 31 March 2023, (iii) the EUR 37,320,232 loan granted by the Shareholder to Antargaz Belgium pursuant to a loan agreement originally dated 26 September 2011, as amended and restated on 14 April 2015 maturing on 31 March 2023 and (b) after the Signing Date, any loan refinancing any of the Subordinated Loans provided that such refinancing loan (i) shall provide for the same terms, conditions and quantum as the Subordinated Loans existing at Signing Date, (ii) shall be fully subordinated in accordance with the Intercreditor Agreement and (iii) be approved by the Majority Lenders.
"Subordinated PIK Loans" means any loan granted by the Shareholder or a Shareholder Affiliate to the Parent as a result of a Permitted Equity Injection whose maturity shall fall after

31 December 2020 at the earliest and which shall be subordinated in principal, interest, fees, costs and expenses in accordance with the terms of this Agreement and whose interests shall be fully compounded.
"Subsidiary" means:

(i)
an entity of which a company or other entity has from time to time direct or indirect control (as defined in article L.233-3 paragraphs I and II of the French Commercial Code (as in force at the date of this Agreement)); or

(ii)
any other company or other entity in respect of which, in accordance with the Approved Accounting Principles, the assets, liabilities, income and expenses are added to those of the Parent in accordance with the full consolidation method for the purposes of the preparation of consolidated financial statements of the parent.

"Syndication Termination Date" means earlier of (i) the date falling six (6) months after the Signing Date and (ii) any date agreed by the Mandated Lead Arrangers, Underwriters and Bookrunners during the syndication process and notified in writing by the Mandated Lead Arrangers, Underwriters and Bookrunners to the Parent.
"TARGET2" means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched November 19th, 2007.
"Target Day" means a day on which the TARGET2 is open for the settlement of any payments in euro.
"Target Group" means TotalGaz and each of its Subsidiaries from time to time.
"Taxes" means all present and future income and other taxes, levies, assessments, imposts, deductions, charges, duties, compulsory loans and withholdings (wherever imposed) and any charges in the nature of taxation together with interest thereon and penalties and fines in relation thereto, if any, and any payments made on or in relation thereof and "Taxation" shall be construed accordingly.
"Tax Consolidation Agreement" means the tax consolidation agreement in French language called convention d'intégration fiscale dated 18 June 2004 and as amended from time to time and on the date hereof, between the Parent and its Subsidiaries.
"Term Advance" means the principal amount of the advance made or to be made under the Term Facility, as reduced from time to time by repayment or prepayment.
"Term Commitment" means:

(i)
in relation to any Original Lender, the amount set opposite its name under the heading "Term Commitment" in Schedule 1 (Original Lenders) and the amount of any other Term Commitment transferred to it under this Agreement; or

(ii)	in relation to any other Lender, the amount of any Term Commitment transferred to it under this Agreement, to the extent not cancelled, reduced or transferred by it under this Agreement.

"Term Facility" means the term loan facility made available by the Term Lenders under Clause 2.1(i) (Facilities).
"Term Facility Drawdown Date" means the Drawdown Date with respect to the Term Facility which shall occur on the Closing Date.
"Term Lenders" means:

(i)	the Original Lenders identified in Schedule 1 (Original Lenders) as participating in the Term Facility; and

(ii)	each Transferee which has become a party to this Agreement in relation to the Term Facility in accordance with Clause 24 (Changes to parties),

(iii)
in each case until its entire participation in the Term Facility has been assigned, cancelled or transferred to a Transferee in accordance with Clause 24 (Changes to parties) and all amounts owing to it under the Finance Documents in relation to the Term Facility have been paid in full.

"Testing Date" means 31 March and 30 September of each year and for the first time on 30 September 2015.
"Testing Period" means any twelve (12) months period ending on a Testing Date.
"Total Commitments" means the aggregate of all the Commitments at any time.
"TotalGaz" means TotalGaz, a company incorporated in France as a société par actions simplifiée with its registered office located 48 avenue du Général de Gaulle, Immeuble Wilson, 92800 Puteaux and with registered number 582 018 966 RCS Nanterre.
"Total Net Debt" means, at any time, the aggregate outstanding principal or capital amount of all Financial Indebtedness of the Group calculated on a consolidated basis less Cash and Cash Equivalents owned by Group Companies, except that:

(i)	in the case of any Finance Lease only the capitalized value of that Finance Lease (as determined in accordance with the Approved Accounting Principles) shall be included;

(ii)
in the case of any guarantee referred to in the definition of Financial Indebtedness in Clause 1.1 (Definitions), the amount of that guarantee shall not be included (i) if such guarantee is permitted under paragraph (v) of Clause 17.5.2 (Guarantees) or (ii) to the extent it relates to indebtedness of another Group Company already included in the calculation of Total Net Debt; and

(iii)
any Financial Indebtedness arising under any Permitted Equity Injection granted by the Shareholder or any Shareholder Affiliates (including, for the avoidance of doubt, any Subordinated Loans and any Subordinated PIK Loans) shall be excluded.

"Transaction Documents" means the Finance Documents, the Acquisition Documents and the Permitted Equity Injections Documents.
"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 or any other form agreed between the Facility Agent and the Parent.

"Transfer Request" means a notice substantially in the form set out in Schedule 9 (Transfer Request).
"Transferee" has the meaning given to it in Clause 24.2.1 (Assignments and transfers by Lenders).
"Treaty on European Union" means the Treaty of Rome signed on 25 March 1957 as amended by the Single European Act 1986 and the Maastricht Treaty signed on 7 February 1992.
"UGI Corporation" means UGI Corporation, of 460 North Gulph Road, King of Prussia, Pennsylvania, 19406, USA registered in Pennsylvania with registration number 2069197.
"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.
"Upfront Fee Letter" means the upfront fee letter dated on or about the date hereof and executed between Mandated Lead Arrangers, Underwriter and Bookrunners and the Parent.
"US" means the United States of America.
"US GAAP" means accounting principles, standards and practices generally accepted from time to time in the US.
"VAT" means:

(i)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(ii)
any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (i) above, or imposed elsewhere.

"Vendor" means Total Marketing Services S.A., a French société anonyme, having its registered office at 24 Cours Michelet, 92800 Puteaux registered with the Trade and Companies Registry of Nanterre under number 542 034 921.

1.2	Construction

1.2.1	In this Agreement, unless a contrary intention appears, a reference to:

(i)	a document being "in the agreed form" means in a form agreed between the Parent and the Facility Agent;

(ii)	an "agreement" includes any legally binding arrangement, concession, contract, deed or franchise (in each case whether oral or written);

(iii)	an "amendment" includes any amendment, supplement, variation, novation, modification, replacement or restatement and "amend", "amending" and "amended" shall be construed accordingly;

(iv)	"assets" includes property, business, undertaking and rights of every kind, present, future and contingent (including uncalled share capital) and every kind of interest in an asset;

(v)	a "consent" includes an authorization, approval, exemption, license, order, permission or waiver;

(vi)	a "filing" includes any filing, registration, recording or notice;

(vii)	"gross negligence" means "faute lourde";

(viii)	a "guarantee" includes:

(a)	an indemnity;

(b)	a cautionnement simple, a cautionnement solidaire and a garantie autonome; and

(c)	any other obligation (whatever called) of any person:

(A)
to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other investments, the purchase of assets or services, the making of payments under an agreement or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person; or

(B)	to be responsible for the performance of any obligations by or the solvency of any other person, and "guaranteed" and "guarantor" shall be construed accordingly;

(ix)	"including" means including without limitation and "includes" and "included" shall be construed accordingly;

(x)	"indebtedness" includes any obligation (whether incurred as principal, guarantor or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xi)	"losses" includes losses, actions, damages, claims, proceedings, costs, demands, expenses (including fees) and liabilities and "loss" shall be construed accordingly;

(xii)	a "month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	if any such period would otherwise end on a day which is not a Business Day, it shall end on the next Business Day in the same calendar month or, if none, on the preceding Business Day; and

(b)
if a period starts on the last Business Day in a calendar month, or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month, and references to "months" shall be construed accordingly;

(xiii)
a "person" includes any person, individual, firm, company, corporation, government, state or agency of a state or any undertaking or other association (whether or not having separate legal personality) or any two or more of the foregoing;

(xiv)
a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organization;

(xv)	"wilful misconduct" means "dol"; and

(xvi)
the "winding-up" of any person includes its dissolution and/or termination and/or any equivalent or analogous proceedings under the law of any jurisdiction in which that person is incorporated, registered, established or carries on business or to which that person is subject.

1.2.2
The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

1.2.3	Clause and Schedule headings are for ease of reference only.

1.2.4
Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.3	Other references
In this Agreement, unless a contrary intention appears:

(i)	a reference to any person is, where relevant, deemed to be a reference to or to include, as appropriate, that person's successors and permitted assignees or transferees;

(ii)	references to "Clauses" and "Schedules" are references to, respectively, clauses of and schedules to this Agreement and references to this Agreement include its schedules;

(iii)
a reference to (or to any specified provision of) any agreement or document (including the Transactions Documents) is to be construed as a reference to that agreement or document (or that provision) as it may be amended from time to time, but excluding for this purpose any amendment which is contrary to any provision of any Finance Document;

(iv)
a reference to a statute, statutory instrument or accounting standard or any provision thereof is to be construed as a reference to that statute, statutory instrument or accounting standard or such provision thereof, as it may be amended or re-enacted from time to time;

(v)	a provision of law is a reference to that provision as amended or re-enacted;

(vi)	a time of day is a reference to Paris time;

(vii)	the index to and the headings in this Agreement are inserted for convenience only and are to be ignored in construing this Agreement; and

(viii)	words importing the plural shall include the singular and vice versa.

2.	THE FACILITIES

2.1	Facilities
Subject to the other provisions of this Agreement:

(i)
the Term Lenders agree to make available to the Parent, a term loan facility in a maximum aggregate principal amount not exceeding EUR 600,000,000, which shall be available by way of a single Term Advance in Euro; and

(ii)
the Revolving Lenders agree to make available to the Borrowers a revolving credit facility in a maximum aggregate principal amount not exceeding EUR 60,000,000, and EUR 30,000,000 per Borrower, which shall be available by way of Revolving Advances in Euro.

2.2	Purpose

2.2.1
The proceeds of the Term Advance shall be applied on the Closing Date in or towards (a) the Acquisition and the Acquisition Costs and (b) the Refinancing and the Refinancing Costs; as described in the Funds Flow Statement.

2.2.2
The proceeds of the Revolving Advances shall be used for the working capital and general corporate purposes of the Group (excluding the financing of distributions of dividends or any other type of distributions and of payment of any cash interest under the Subordinated Loans).

2.3	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

2.4	Parent as Obligors' agent
Each Obligor irrevocably appoints the Parent as its agent for the purpose of:

(i)	executing and delivering on its behalf any agreement or document capable of being entered into by that Obligor under or in connection with the Finance Documents;

(ii)	giving and receiving any notice or instruction under or in connection with any Finance Document (including any Drawdown Request); and

(iii)
agreeing and executing all consents, waivers, agreements and amendments (however fundamental and notwithstanding any increase in obligations of or other effect on an Obligor) entered into in connection with the Finance Documents (including confirmation of continuation of guarantee obligations in connection with any amendment or consent in relation to the Facilities).

The appointment of the Parent as the agent of an Obligor for any purpose set out above does not prevent that Obligor from taking the relevant action in its own name.

3.	PARTICIPATION OF LENDERS

3.1	Basis of participation

Subject to the other provisions of this Agreement:

(i)
each Term Lender will participate in the Term Advance in the proportion which its Term Commitment bears to the Total Commitments in relation to the Term Facility as at the Term Facility Drawdown Date; and

(ii)
each Revolving Lender will participate in each Drawing of the Revolving Facility in the proportion which its Revolving Commitment bears to the Total Commitments in relation to the Revolving Facility as at the relevant Drawdown Date.

3.2	Lending Office

(i)	Each Lender will participate in each Drawing through its Lending Office.

(ii)
If any Lender changes its Lending Office for the purpose of the Facilities, that Lender will, as soon as reasonably practicable after that change, notify it to the Facility Agent and the Parent and, until it does so, the Facility Agent and the Parent will be entitled to assume that no such change has taken place.

(iii)
Any Lender may nominate a different Lending Office for the purposes of making a particular Drawing or a particular type of Drawing to an Obligor in which event such Lending Office shall be, for the purposes of this Agreement, its Lending Office for that Drawing or type of Drawing but not otherwise.

3.3	Rights and obligations of Finance Parties

3.3.1
The rights and obligations of each of the Finance Parties under the Finance Documents are several (conjointes mais non solidaires). The failure by a Finance Party to comply with its obligations under any Finance Document shall not:

(i)	result in any other Finance Party incurring any liability; or

(ii)	relieve any Obligor or any other Finance Party from its obligations under the Finance Documents.

3.3.2	No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

3.3.3
The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

3.3.4
Subject to the other provisions of the Finance Documents, each Finance Party has the right to protect and enforce its rights arising out of the Finance Documents and it will not be necessary for any other Finance Party to be joined as an additional party in any proceedings brought for the purpose of protecting or enforcing those rights.

3.4	Increase

3.4.1	The Parent may by giving prior notice to the Facility Agent by no later than the date falling thirty (30) Business Days after the effective date of a cancellation of:

(i)	the Available Commitments under the Revolving Facility of a Defaulting Lender in accordance with Clause 10.3 (Right of cancellation in relation to a Defaulting Lender); or

(ii)	the Commitments of a Lender in accordance with:

(a)	Clause 13.2 (Illegality); or

(b)	Clause 10.2 (Right of cancellation and repayment in relation to a single Lender), request that the Commitments relating to any Facility be increased (and the Commitments relating to that Facility shall be so increased) in an aggregate amount of up to the amount of the Available Commitments or Commitments relating to that Facility so cancelled as follows:

(A)
the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an "Increase Lender") selected by the Parent (each of which shall not be a Sponsor Affiliate or a Group Company and shall be acceptable to the Lenders) and each of which confirms in writing (whether in the relevant Increase Confirmation or otherwise) its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(B)
each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

(C)
each Increase Lender shall become a Party as a "Lender" and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

(D)	the Commitments of the other Lenders shall continue in full force and effect; and

(E)
any increase in the Commitments relating to a Facility shall take effect on the date specified by the Parent in the notice referred to above or any later date on which the conditions set out in paragraph 3.4.2 below are satisfied.

3.4.2	An increase in the Commitments relating to a Facility will only be effective on:

(i)	the execution by the Facility Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)	in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase:

(a)	the Increase Lender entering into the documentation required for it to accede as a party to the Intercreditor Agreement; and

(b)	the Facility Agent being satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender. The Facility Agent shall promptly notify the Parent, the Increase Lender upon being so satisfied.

3.4.3
Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Facility Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

3.4.4
The Parent shall promptly on demand pay the Facility Agent the amount of all pre-agreed costs and expenses (including legal fees) reasonably incurred by either of them in connection with any increase in Commitments under this Clause 3.4.

3.4.5
The Increase Lender shall, on the date upon which the increase takes effect, pay to the Facility Agent (for its own account) a fee in an amount equal to the fee which would be payable under Clause 24.5 (Fee) if the increase was a transfer pursuant to Clause 24.4 (Transfers by Lenders) and if the Increase Lender was a Transferor.

3.4.6	The Parent may pay to the Increase Lender a fee in the amount and at the times agreed between the Parent and the Increase Lender in a fee letter.

4.	CONDITIONS PRECEDENT

4.1	Initial conditions precedent

4.1.1
On or before the Signing Date, the Facility Agent shall have received the documents and information specified in Part I of Schedule 3 (Conditions precedent) in form and substance satisfactory to the Mandated Lead Arrangers, Underwriters and Bookrunners.

4.1.2
The Lenders will only be obliged to comply with Clause 3.1 (Basis of participation) in relation to any Advance if on or before the Drawdown Date for that Advance, the Facility Agent has received all of the documents and other evidence listed in Part I and Part II of Schedule 3 (Conditions precedent) in form and substance satisfactory to the Mandated Lead Arrangers, Underwriters and Bookrunners and the Senior Mandated Lead Arranger. The Facility Agent shall notify the Parent and the Lenders promptly upon being so satisfied.

4.1.3
Other than to the extent that the Majority Lenders notify the Facility Agent in writing to the contrary before the Facility Agent gives the notification described in paragraph 4.1.2 above, the Lenders authorize (but do not require) the Facility Agent to give that notification. The Facility Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification

4.2	Failure to satisfy initial conditions precedent
Except as the Facility Agent (acting on the instructions of all the Lenders) agrees otherwise, if the conditions referred to in Clause 4.1 (Initial conditions precedent) have not been fulfilled or waived in writing on or before the last day of the Availability Period for the Term Facility:

(i)	all the Commitments will automatically be cancelled; and

(ii)	the Lenders will cease to have any obligation to make any Drawing available.

4.3	Certain Funds

Without prejudice to the provisions of Clauses 4.1 (Initial conditions precedent), during the Certain Funds Period, no Lender will be entitled to refuse to make available on the Closing Date, the Certain Funds Advance, cancel its Commitment in relation thereto or exercise any right of rescission or similar right or remedy which it may have in relation thereto unless:

(i)
the documents and other evidence required to be delivered as conditions precedent on the Signing Date and on the Closing Date (as specified in Part II-A (In relation to the Certain Funds Advance), Schedule 3 (Conditions Precedent)) have not been delivered in form and substance satisfactory to the Mandated Lead Arrangers, Underwriters and Bookrunners and the Senior Mandated Lead Arranger;

(ii)	a Major Representation is not true and correct on the date first made and on the date the Certain Funds Advance is made;

(iii)	a Major Default is continuing or will result from the making of the Certain Funds Advance;

(iv)	there has been a Change of Control;

(v)
the Parent fails to exercise any right under an Acquisition Document to terminate the Acquisition following the occurrence of an event, matter or circumstance that would entitle the Parent to exercise a termination right, without the prior written consent of all of the Lenders; or

(vi)
it is or it becomes contrary to any law or regulation in an applicable jurisdiction for that Lender to fund, issue or maintain the Certain Funds Advance or to participate in it (which shall only affect that Lender’s obligation to fund).

4.4	Additional conditions precedent to Drawings other than Certain Funds Advances
Subject to Clause 4.7 (Rollover Advances)., the obligations of the Lenders to make any Drawing (other than the Certain Funds Advance) available are subject to the conditions precedent that, on both the date of the relevant Drawdown Request and the relevant Drawdown Date:

(i)	no Default, has occurred and is continuing or will occur as a result of making that Drawing;

(ii)
the representations and warranties set out in Clause 16 (Representations and Warranties) which are made or repeated on those dates are true and accurate in all material respects by reference to the facts and circumstances then subsisting and will remain true and accurate in all material respects immediately after that Drawing is made; and

(iii)	the relevant funds are available in the relevant money markets to make the relevant Drawing available.

4.5	Condition precedent to Drawing of Term Facility made for the purpose of the Refinancing
On the Closing Date, the Lenders shall not be under any obligation to make the part of the Advance of the Term Facility requested for the purpose of the Refinancing available to the Parent unless the Facility Agent has received, all of the documents and information specified in Part II-B of Schedule 3 (Conditions precedent) which shall be in form and substance satisfactory to the Mandated Lead Arrangers, Underwriters and Bookrunners and the Senior Mandated Lead Arranger.

4.6	Conditions precedent to any Drawing under the Revolving Facility
The Lenders shall not be under any obligation to make any Drawing under the Revolving Facility available to any Borrower unless the Facility Agent has received all of the documents and information specified in Part III of Schedule 3 (Conditions Precedent) in form and substance satisfactory to it (acting reasonably).

4.7	Rollover Advances
If, in relation to a Revolving Advance (a "Rollover Advance"):

(i)
either of the condition related to the absence of a Potential Event of Default or the condition specified in Clause 4.4(ii) (Additional conditions precedent to Drawings ) is not satisfied on the Drawdown Date for the new Revolving Advance;

(ii)
the amount of the Rollover Advance does not exceed the amount of an existing Revolving Advance (the "existing Revolving Advance") which is due to be repaid on the Drawdown Date of the new Revolving Advance; and

(iii)	the proceeds of the Rollover Advance are applied in repaying all or part of the existing Revolving Advance, then, the Lenders may not refuse to advance that Revolving Advance by reason of the condition related to the absence of a Potential Event of Default or the condition specified in Clause 4.4(ii) (Additional conditions precedent to Drawings ) not being satisfied.

5.	DRAWDOWN PROCEDURES

5.1	Delivery of Drawdown Requests
In order to utilize a Facility, the relevant Borrower must deliver to the Facility Agent a duly completed Drawdown Request:

(i)
in relation to the Term Facility, no later than (i) 10.00 a.m. on the Closing Date if this date is the Signing Date or (ii) 10.00 a.m. three (3) Business Days before Closing Date if this date occurs after the Signing Date; and

(ii)	in relation to the Revolving Facility, no later than 10.00 a.m. three (3) Business Days before the proposed Drawdown Date.

5.2	Content of Drawdown Requests
Each Drawdown Request delivered to the Facility Agent must be in the applicable form set out in Schedule 4 (Drawdown request - Advances) and must specify (or attach, as appropriate) the following:

(i)	which Facility is to be utilized;

(ii)	the identity of the Borrower;

(iii)	the proposed Drawdown Date, which must be a Business Day during the relevant Availability Period;

(iv)	the amount of that Advance, which must:

(a)	in the case of the Term Advance, be an amount in Euro equal to the undrawn Term Commitments;

(b)
in the case of a Revolving Advance, be in an amount in Euro equal to or less than the Available Commitments under the Revolving Facility and, if less, a minimum of EUR 2,500,000 and an integral multiple of EUR 500,000;

(c)
in the case of a Revolving Advance, not exceed, in relation to each Borrower the portion of the Available Commitment under the Revolving Facility which is available to it (taking into account the limit of EUR 30,000,000 per Borrower);

(v)
the duration of the Interest Period applicable to the Revolving Advance or the first Interest Period applicable to the relevant Term Advance (as the case may be), which must comply with Clause 7 (SELECTION OF INTEREST PERIODS); and

(vi)	details of the payee and the account to which the proceeds of the Drawing are to be paid.

5.3	Requests irrevocable
A Drawdown Request once given may not be withdrawn or revoked.

5.4	Number and frequency of requests

5.4.1	No more than one (1) Term Advance in respect of the Term Facility may be borrowed.

5.4.2
No more than one (1) Drawing of the Revolving Facility may be requested in any period of five (5) consecutive Business Days and not more than three (3) Drawings of the Revolving Facility may be borrowed in any calendar month. No more than eight (8) Revolving Advances (or any higher number agreed by the Facility Agent) may be outstanding at any one time.

5.4.3	No Term Advance may be borrowed for the purpose of the Refinancing or the financing of the Refinancing Costs unless the Acquisition has been completed.

5.4.4	No Revolving Advance may be borrowed unless the Term Advance has been advanced in full on or before the proposed Drawdown Date of the relevant Revolving Advance.

5.5	Notice to the Lenders of a proposed Drawing
The Facility Agent will give each Lender details of any Drawdown Request it received and of the amount of that Lender's participation in the Drawing referred to in that Drawdown Request:

(i)
in relation to the Term Facility: (a) by no later than 10 a.m. on the Closing Date, in relation to the Drawing to be made on the Closing Date, if this date is the Signing Date and (b) by no later than 5 p.m. three (3) Business Days prior to the Drawdown Date in relation to the Drawing to be made on the Closing Date, if this date occurs after the Signing Date; and

(ii)	in relation to the Revolving Facility: by no later than 5 p.m. three (3) Business Days prior to any Drawdown Date in relation to Drawing to be made after the Closing Date.

5.6	Making of Advances
Subject to the provisions of this Agreement, each Lender will make available to the Facility Agent its participation in the relevant Advance on the relevant Drawdown Date.

5.7	Expiry
No Drawing of the Revolving Facility will be permitted which gives rise to an actual or contingent liability of the relevant Borrower to any Lender which may mature after or otherwise extend beyond the Final Repayment Date.

5.8	Automatic cancellation
Any part of the Term Commitments undrawn on the last day of the Availability Period for the Term Facility will be automatically cancelled.
The Revolving Commitments will be automatically cancelled (i) if no Drawing under the Term Facility has been made on the Closing Date or (ii) on the last day of the Availability Period for the Revolving Facility.

5.9	Revolving Facility Commitment
On the date on which any Drawing is requested under the Revolving Facility, the Facility Agent shall determine whether the aggregate of:

(i)	the amount in Euro of that Drawing (determined as at or about 10:00 am three (3) Business Days prior to the relevant Drawing Date); and

(ii)	each existing Revolving Advance denominated in Euro which will be outstanding on the relevant Drawing Date, exceeds the Total Commitments in relation to the Revolving Facility. In the event that the Total Commitments in relation to the Revolving Facility are so exceeded the requested Drawing under the Revolving Facility shall be reduced by the amount by which the Total Commitments in relation to the Revolving Facility are so exceeded.

6.	INTEREST

6.1	Rate
The rate of interest on each Advance for each of its Interest Periods is the rate per annum determined by the Facility Agent to be the aggregate of:

(i)	the applicable Margin for that Advance;

(ii)	EURIBOR.

6.2	Calculation
Interest will accrue daily from and including the first day of an Interest Period and be calculated on the basis of a 360 day year.

6.3	Payment
Each Borrower will pay interest accrued on each Advance made to it to the Facility Agent (for the account of the Lenders) in arrear on the last day of each Interest Period for that Advance and also, where that Interest Period is longer than six (6) months, on the last day of each consecutive period of six (6) months from (and including) the first day of that Interest Period.

6.4	Default interest
If an Obligor fails to pay any amount under any Finance Document on its due date (including any amount payable under this Clause 6.4) (an "overdue amount"), that Obligor will pay default interest on that overdue amount from its due date to the date of actual payment (both before and after judgment) at a rate (the "Default Rate") determined by the Facility Agent to be one per cent. (1%) per annum above:

(i)
where the overdue amount is principal which has become due and payable before the expiry of the relevant Interest Period, the rate applicable to that principal immediately before the date it fell due (but only for the period from that due date to the end of the relevant Interest Period); or

(ii)
in any other case (including principal falling within Clause 6.4(i) once the relevant Interest Period has expired), the rate which would be payable if the overdue amount was an Advance made for a period equal to the period of non-payment divided into successive Interest Periods of a duration selected by the Facility Agent (each a "Default Interest Period").

For the purposes of determining the rate of interest on an overdue amount under this Clause 6.4, the Margin will be:

(a)	if that amount comprises principal or interest or any other amount due in relation to a Facility, the Margin relating to that Facility; or

(b)	if that amount is not properly attributable to a Facility, the Margin under the Term Facility.

6.5	Compounding
Default interest will be payable on demand by the Facility Agent and will be compounded in accordance with article 1154 of the French Civil Code.

6.6	Margin adjustment

6.6.1
As from the second Testing Date (i.e. on 31 March 2016) (inclusive), the Margin for the Facilities specified above shall be adjusted in order to correspond to the percentage per annum set out below in the column for that Facility opposite that range as set out in the chart below as from the first day of the Interest Period during which the Facility Agent receives the relevant Accounts and the accompanying Compliance Certificate confirming that the Leverage Ratio level in respect of the most recent relevant period is within a range set out below:

Leverage Ratio	Margin applicable to Term Facility	Margin applicable to Revolving Facility
Greater than or equal to 3.50	2.70%	2.55%
Greater than or equal to 3.00 but less than 3.50	2.50%	2.35%
Greater than or equal to 2.50 but less than 3.00	2.30%	2.15%
Greater than or equal to 2.00 but less than 2.50	2.10%	1.95%
Greater than or equal to 1.50 but less than 2.00	1.90%	1.75%
Less than 1.50	1.60%	1.45%

6.6.2
Any change in the Margin under Clause 6.6.1 shall take effect during (but only during) the period, as from the second Testing Date, from (and including) the date on which the Facility Agent has received the Annual Accounts or Half-Year Accounts, as the case may be (the "Accounts") (together with the corresponding Compliance Certificate) until (but excluding) the date (an "Adjustment Date") which is the date on which the Facility Agent receives the Accounts as at the end date of the immediately following Accounting Half Year (together with the corresponding Compliance Certificate). On each Adjustment Date, the Margin applicable to the Term Facility and the Revolving Facility shall be determined in accordance with paragraph 6.6.1.

6.6.3
No decrease in the Margin shall take effect if an Event of Default is outstanding. If an Event of Default occurs and for so long as it is continuing, the Margin applicable to the Facilities shall immediately be (if it is not already) the highest percentage per annum set out above for an Advance under each Facility, until the time when such Event of Default is waived or otherwise ceases to be outstanding (when the Margin will again be determined in accordance with this Clause 6.6 on the basis of the most recently delivered Compliance Certificate).

6.6.4	If:

(i)	the Margin is decreased in accordance with this Clause 6.6 by reference to Half-Year Accounts; or

(ii)	Half-Year Accounts indicate that no increase in the Margin is required; and

(iii)	subsequent Annual Accounts show that the Half-Year Accounts were erroneous or incomplete and as a result the Margin should have been higher than the level shown by those Half-Year Accounts, the Parent shall, promptly following demand by the Facility Agent, pay (or procure that the Borrowers pay) to the Facility Agent for the account of the Lenders the additional amount which would have been payable by the Borrowers if the Margin had been increased to the correct level during the relevant periods as shown by the relevant Annual Accounts. The Facility Agent's determination of any adjustments payable under this Clause 6.6.4 shall, except in the case of manifest error, be conclusive.

6.7	Notification
The Facility Agent will notify the Parent and the Lenders of each determination of an interest rate (including a default rate) and each selection of a Default Interest Period under this Clause 6 as soon as reasonably practicable after any such determination or selection is made.

6.8	Effective global rate

6.8.1
To comply with the provisions of articles L.313-4 to L.313-5 of the French Monetary and Financial Code (Code Monétaire et Financier), each Borrower and the Lenders acknowledge that, by virtue of certain characteristics of the Facilities (and in particular the floating rate of interest applicable to the Advances, the Borrowers’ right to select the duration of each Interest Period and the uncertainty as to the amount to be effectively drawn from time to time under the Facility), the taux effectif global (the "Effective Global Rate") cannot be calculated at the date of this Agreement.

6.8.2
However, an example of the effective global rate calculation has been or will be provided to the Borrowers by the Facility Agent (i) on or before the date of this Agreement and (ii) at the date of accession of TotalGaz and Antargaz, in letters substantially in the form set out in Schedule 7 and countersigned by each Borrower (the "Effective Global Rate Letter").

6.8.3	The Effective Global Rate is given on an indicative basis and shall not be binding on the Lenders in the future.

6.8.4	The Effective Global Rate Letter, although it constitutes a separate document, is part of this Agreement and incorporated herein and shall be designated a Finance Document.

7.	SELECTION OF INTEREST PERIODS

7.1	Term Facility

7.1.1	Subject to the other provisions of this Agreement, each Interest Period for the Term Advance shall be:

(i)	three (3) or six (6) months as notified by the Parent to the Facility Agent no later than 10:00 am three (3) Business Days before the start of that Interest Period;

(ii)	one (1) month at the request of the Facility Agent during the Syndication Period; or

(iii)	any other period to which the Facility Agent (acting on the instructions of all the Lenders) may agree.

7.1.2	The Parent will select Interest Periods for the Term Advance so that each Repayment Date for the Term Facility will fall on the last day of an Interest Period.

7.1.3
If a Borrower fails to select an Interest Period then, save as provided in this Clause 7, it will be deemed to have selected a period of three (3) months or any shorter period which is necessary to comply with the requirements of Clause 7.1.3.

7.2	Revolving Facility
Subject to the other provisions of this Agreement, the Interest Period for each Revolving Advance shall be one (1), two (2), three (3) or (6) six months, as selected by the relevant Borrower in the relevant Drawdown Request (or any other period to which Facility Agent (acting on the instructions of all the Lenders) may agree).

7.3	Non-Business Days
If any Interest Period would, but for this Clause 7.3, end on a day which is not a Business Day, that Interest Period shall be extended to (and the Maturity Date in the case of a Revolving Advance shall be) the immediately following Business Day, unless the result of that extension would be to carry that Interest Period into another calendar month, in which case that Interest Period shall end on (and that Maturity Date shall be) the immediately preceding Business Day.

8.	MARKET DISRUPTION

8.1	Market Disruption Notice
If, in relation to any Advance (an "Affected Advance"):

(i)
the Facility Agent determines that, by reason of circumstances affecting the applicable interbank market generally, adequate and fair means do not or will not exist for ascertaining EURIBOR applicable to that Affected Advance for an Interest Period; or

(ii)
Lenders whose participations in that Affected Advance exceed 35% (thirty-five per cent.) of the amount of that Affected Advance notify the Facility Agent that EURIBOR would not accurately reflect the cost to those Lenders of making or maintaining their participations in that Affected Advance for an Interest Period, the Facility Agent will give notice of that event to the Parent and the Lenders (a "Market Disruption Notice").

8.2	Substitute basis
During the thirty (30) days following the giving of a Market Disruption Notice, the Affected Advance will be made and the Facility Agent and the Parent will negotiate in good faith in order to agree on a mutually acceptable substitute basis for calculating the interest payable on the relevant Affected Advance. If a substitute basis is agreed within that period, then it shall apply in accordance with its terms (and may be retrospective to the beginning of the relevant Interest Period). The Facility Agent will not agree a substitute basis under this Clause 8.2 without first obtaining the approval of the Lenders.

8.3	Cost of funds
Unless and until a substitute basis is agreed under Clause 8.2 (Substitute basis), the interest payable on each Lender's participation in the relevant Affected Advance for the relevant Interest Period will be the rate certified by that Lender to be its cost of funds (from any source which it may reasonably select) plus the applicable Margin.

8.4	Unavailability of Euro
If, in relation to any proposed Drawing by way of an Advance, Lenders whose participations in that Advance exceed 35% (thirty-five per cent.) of the amount of that Advance notify the Facility Agent that deposits in Euro will not be readily available to them in the European interbank market in order to enable them to fund their participations in that Advance, the Lenders will not be obliged to participate in the proposed Drawing and any Drawdown Request which has been served by the relevant Borrower will be deemed withdrawn.

9.	REPAYMENT OF DRAWINGS

9.1	Term Advance

9.1.1	The Parent shall repay the Term Advance in full by repaying the instalments specified below (each a "Repayment Instalment") on the Repayment Dates specified below:

Repayment Dates	Term Advance Repayment Instalment (EUR)
30 April 2018	60,000,000
30 April 2019	60,000,000
Final Repayment Date	Full repayment of the Term Advance

9.1.2	No amount repaid or prepaid in relation to the Term Advance may be redrawn.

9.2	Revolving Advances repayment

9.2.1	Each Borrower of any Revolving Advance shall repay that Revolving Advance on its Maturity Date. A Revolving Advance may be repaid by a Rollover Advance.

9.2.2	Any amount repaid under the Revolving Facility may be redrawn in accordance with Clause 5 (DRAWDOWN PROCEDURES).

9.2.3	On the Final Repayment Date:

(i)	the Revolving Facility will expire and the Revolving Commitment of each Lender will be reduced to zero; and

(ii)	each Borrower will repay or prepay all amounts outstanding and owed by it in relation to the Revolving Facility.

9.2.4
The Parent shall procure, and the other Borrowers shall each undertake, that for a period of at least ten (10) consecutive days (a "Cleandown Period") during each calendar year, the total amount of all Revolving Advances, net of Cash and Cash Equivalent, shall be reduced to zero. A period of at least three (3) months shall elapse between two (2) successive Cleandown Periods.

10.	PREPAYMENT AND CANCELLATION

10.1	Voluntary prepayment
A Borrower may prepay all or any part of any Advance at any time without limitations and/or penalties, provided that:

(i)	the Facility Agent has received no less than five (5) Business Days' irrevocable notice from the relevant Borrower of the proposed date and amount of the prepayment;

(ii)	any partial prepayment is in a minimum amount of EUR 5,000,000 and, if greater an integral multiple of EUR 1,000,000; and

(iii)	if paid other than on the last day of the Interest Period for the relevant Advance, the relevant Borrower indemnifies the Lenders under Clause 26.1 (General indemnity and breakage costs).

10.2	Right of cancellation and repayment in relation to a single Lender
If:

(i)	interest on a Lender's participation in an Advance is being calculated in accordance with Clause 8.3 (Cost of funds);

(ii)	a Borrower is required to pay any additional amount to a Lender under Clause 12.2 (Tax gross-up);

(iii)	a Borrower is required to pay any amount to a Lender under Clause 12.3 (Tax indemnity);

(iv)	a Borrower is required to pay any amount to a Lender under Clause 13.1 (Increased Costs); or

(v)	the circumstance described in sub-paragraph (ii) of 25.5.2 (Non-Cooperative Jurisdiction) arises, then, without prejudice to the obligations of any Obligor under those Clauses, the Parent may, whilst the circumstances continue, serve a notice of prepayment and cancellation on that Lender through the Facility Agent. If the Parent serves any such notice:

(a)
on the date which is ten (10) Business Days after the date of service of the notice, each Borrower shall prepay that Lender's participation in all Advances drawn by it together which accrued interest on those Advances and all other amounts payable to that Lender under the Finance Documents; and

(b)	all that Lender's Commitments shall be cancelled and reduced to zero as at the date of service of the notice.

10.3	Right of cancellation in relation to a Defaulting Lender

10.3.1
If any Revolving Lender becomes a Defaulting Lender, the Parent may, at any time whilst the Revolving Lender continues to be a Defaulting Lender, give the Facility Agent five (5) Business Days' notice of cancellation of each Available Commitment under the Revolving Facility of that Revolving Lender.

10.3.2	On the notice referred to in paragraph 10.3.1 above becoming effective, each Available Commitment under the Revolving Facility of the Defaulting Lender shall immediately be reduced to zero.

10.3.3	The Facility Agent shall as soon as practicable after receipt of a notice referred to in paragraph 10.3.1 above, notify all the Lenders.

10.4	Sale, Change of Control and Listing

10.4.5	Five (5) Business Days after the occurrence of a Change of Control, Listing or Sale:

(i)	all of the Lenders' Commitments will be cancelled and reduced to zero; and

(ii)	each Borrower will prepay all Advances drawn by it and all sums advanced to it.

10.4.6	For the purposes of this Agreement:

(i)	Subject to the Permitted Merger related to the merger of Antargaz and TotalGaz, a "Change of Control" will occur if:

(a)
UGI Corporation (i) ceases to own directly or indirectly, at least 90% of the share capital and voting rights (both on a fully diluted and non-diluted basis) of the Parent or (ii) ceases to have the ability to appoint directors which control the majority of the votes on the board of directors of the Parent; and/or

(b)
the Parent (i) ceases to own directly 100% of the share capital and voting rights (both on a fully diluted and non-diluted basis) of AGZ Holding and, following the Acquisition, TotalGaz and following the Permitted Merger of AGZ Holding into the Parent, Antargaz Belgium and Antargaz or (ii) ceases to have the ability to appoint directors which control the majority of the votes on the board of directors of AGZ Holding and following the Acquisition, TotalGaz and following the Permitted Merger of AGZ Holding in the Parent, Antargaz Belgium and Antargaz; and/or

(c)
prior to the Permitted Merger of AGZ Holding in the Parent, AGZ Holding (i) ceases to own directly 100% of the share capital and voting rights (both on a fully diluted and non-diluted basis) of Antargaz and Antargaz Belgium or (ii) ceases to have the ability to appoint directors which control the majority of the votes on the board of directors of Antargaz and Antargaz Belgium,

(ii)
"Listing" means a listing of all or any part of the share capital of the Parent on any investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to the Parent in any jurisdiction or country; and

(iii)	"Sale" means a disposal (whether in a single transaction or a series of related transactions) of all or substantially all of the assets of the Group.

10.5	Asset disposals

10.5.1
Subject to paragraph 10.5.2 below and Clause 10.9 (Restrictions on upstreaming moneys), the Parent shall procure that the Net Proceeds of any disposal of any fixed asset exceeding EUR 600,000 (or its equivalent in other currencies) by a Group Company (other than a disposal permitted by paragraphs (i), (ii), (iv), (v), (vi), (viii) or (ix) of Clause 17.3.1 (Disposals) and other than to the extent that such Net Proceeds, when aggregated with the Net Proceeds of all other such sales made since the Signing Date, do not exceed EUR 35,000,000 (or its equivalent in other currencies)) are applied in prepayment and/or cancellation of the Facilities, provided that, for the avoidance of doubt, only the portion in excess of EUR 35,000,000 shall be so applied.

10.5.2	Net Proceeds need not be so applied if within 360 days after receipt they are reinvested in fixed assets related to the Core Business.

10.5.3
All such Net Proceeds which are not applied for the purposes specified in paragraph 10.5.2. will be applied, in prepaying the Term Facility on the last day of the Interest Period following the expiry of the 360 day period referred to in paragraph 10.5.2.

10.6	Insurance claims

10.6.1
Subject to paragraphs 10.6.2 and 10.6.3 below and Clause 10.9 (Restrictions on upstreaming moneys), if a Group Company receives any proceeds exceeding EUR 5,000,000 (or its equivalent in other currencies) as a result of making a claim under an insurance policy (other than in relation to third party liability or in relation to consequential loss policies that are actually applied to cover operating losses), the Parent shall procure that an amount equal to those proceeds (net of any applicable Tax and after deducting any reasonable expenses in relation to that claim) is applied in prepayment and/or cancellation of the Facilities, provided that, for the avoidance of doubt, only the portion in excess of EUR 5,000,000 shall be so applied.

10.6.2
Any amount received or recovered as a result of making a claim under an insurance policy need not be so applied if within 360 days after receipt it is applied in reinstating, replacing, repairing or otherwise investing in assets related to the Core Business.

10.6.3
All such proceeds which are not applied for the purposes specified in paragraph 10.6.2 will be applied in prepaying the Term Facility the first day following the expiry of the 360 day period referred to in paragraph 10.6.2 or, if later, the last day of the Interest Period immediately following such date.

10.7	Acquisition Proceeds

10.7.1	The Parent shall procure that the Acquisition Proceeds which are in excess of EUR 1,000,000 (or its equivalent in other currencies) are applied in prepayment and/or cancellation of the Facilities.

10.7.2	For the purposes of this Clause 10.7:
"Acquisition Proceeds" means the proceeds of a claim (a "Recovery Claim") against the Vendor or any of its Affiliates (or any employee, officer or adviser) in relation to the Acquisition Documents or against the provider of any Report (in its capacity as a provider of that Report) except for Excluded Acquisition Proceeds, and after deducting:

(i)	any reasonable expenses which are incurred by any member of the Group to persons who are not members of the Group; and

(ii)
any Tax incurred and required to be paid by a member of the Group (as reasonably determined by the relevant member of the Group on the basis of existing rates and taking into account any available credit, deduction or allowance), in each case in relation to that Recovery Claim.
"Excluded Acquisition Proceeds" means any proceeds of a Recovery Claim which the Parent notifies the Facility Agent are, or are to be, applied:

(i)
in payment of amounts payable to the Vendor pursuant to the Sale and Purchase Agreement by way of adjustment to the purchase price in respect of the Acquisition (except to the extent relating to a working capital adjustment in excess of EUR 30,000,000 and only, in that case, the portion in excess of EUR 30,000,000; it being specified for the avoidance of doubt that such portion of working capital adjustment in excess of EUR 30,000,000 shall be applied in mandatory prepayment as Acquisition Proceed);

(ii)	to satisfy (or reimburse a member of the Group which has discharged) any liability, charge or claim upon a member of the Group by a person which is not a member of the Group; or

(iii)	in the replacement, reinstatement and/or repair of assets of members of the Group which have been lost, destroyed or damaged, in each case as a result of the events or circumstances giving rise to that Recovery Claim, if those proceeds are so applied as soon as possible (but in any event within 360 days, or such longer period as the Majority Lenders may agree) after receipt.

10.8	Order of application of prepayments

10.8.1
Any prepayment of an Advance (other than a prepayment pursuant to Clause 10.2 (Right of cancellation and repayment in relation to a single Lender) and 10.3 (Right of cancellation in relation to a Defaulting Lender)) shall be applied pro rata to each Lender's participation in that Advance.

10.8.2
Any prepayment of an Advance under the Facilities to be made pursuant to Clause 10.1 (Voluntary prepayment) shall be applied in priority against the Term Facility and thereafter against the Revolving Facility; and within the Term Facility against such instalment as selected by the Parent.

10.8.3
Any amount to be applied in prepayment or cancellation of the Facilities under Clauses 10.5 (Asset disposals), 10.6 (Insurance claims) and 10.7 (Acquisition Proceeds) shall be applied by the relevant Borrower:

(i)	first to prepay the Term Facility (to be applied pro rata to each Repayment Instalment);

(ii)
thereafter, to the extent that there are excess proceeds remaining, the Available Commitments under the Revolving Facility shall be cancelled in an amount equal to that excess or to its total amount if such excess exceeds the Available Commitments under the Revolving Facility, such cancellation to apply to the Revolving Commitment of each Revolving Lender on a pro rata basis; and

(iii)	then, to the extent there are excess proceeds remaining after such repayment and cancellation, such remaining excess shall be used to prepay outstanding amounts under the Revolving Facility.

10.9	Restrictions on upstreaming moneys

10.9.1
Any amount to be applied in prepayment of the Facilities under Clauses 10.5 (Asset disposals), 10.6 (Insurance claims) and 10.7 (Acquisition Proceeds) shall (except where the relevant amount has been received directly by the Parent) be limited to the aggregate of:

(i)
the sum of (1) distributable profits of the Subsidiaries of the Parent net of taxes for the latest financial year (taking into account the relevant company's shareholding in its Subsidiaries) and (2) cash reserves distributable without incurring equalisation tax (en franchise de précompte), exceptional tax (prélèvement exceptionnel) on distributions or similar tax (if any) of the relevant Subsidiaries (taking into account the percentage of the Parent's shareholding in the relevant Subsidiaries); and

(ii)	cash held by the Parent.

10.9.2
Subject to paragraph 10.9.1 above, the Parent shall (within boundaries of French law and to the extent that it does not thereby incur any material adverse tax consequences) use its best endeavours to facilitate cash circulation (including early repayments of intercompany loans between Group Companies so as to permit partial prepayments of the Facilities under Clauses 10.5 (Asset disposals), 10.6 (Insurance claims) and 10.7 (Acquisition Proceeds) to take place. The difference between the amount to be applied in prepayment of the Facilities under Clauses 10.5 (Asset disposals) and/or 10.6 (Insurance claims) and/or 10.7 (Acquisition Proceeds) and the amount which can legally be prepaid under the limitations described in paragraph 10.9.1 above shall either be deposited by the relevant Group Company on a dedicated interest bearing bank account until the payment can be made upstream to the Parent (subject to a maximum period of six (6) months) or, if the relevant Group Company is a Borrower under the Revolving Facility and if it so elects, shall be applied towards prepayment (but not cancellation) of the amounts due by it under the Revolving Facility.

10.9.3	If:

(i)
any amount is required to be applied in prepayment or repayment of the Facilities under this Clause 10 (PREPAYMENT AND CANCELLATION) but, in order to be so applied, moneys need to be upstreamed or otherwise transferred from one Group Company to another Group Company to effect that prepayment or repayment; and

(ii)	those moneys cannot be so upstreamed or transferred without:

(a)	breaching a financial assistance prohibition or other legal restriction applicable to a Group Company (or any of its directors); or

(b)
any Group Company incurring a material cost (whether as a result of paying additional Taxes (including, in the case of a Group Company incorporated in France, any special dividend withholding tax (précompte) or otherwise), there will be no obligation to make that payment or repayment until that impediment no longer applies.

10.10	Cancellation of Term Facility
The Parent may cancel the undrawn amount of the Term Commitments relating to the Term Facility in whole or in part (but, if in part, in a minimum amount of EUR 5,000,000 and an integral multiple of EUR 1,000,000) at any time during the Availability Period for the Term Facility by giving no less than three (3) Business Days' irrevocable notice to the Facility Agent specifying the date and amount of the proposed cancellation and, on any cancellation of any Term Commitments, the amount of the corresponding Term Facility will reduce accordingly. Any such cancellation shall reduce each Lender's Commitment in respect of the Term Facility on a pro rata basis.

10.11	Cancellation of Revolving Facility
Provided that the Revolving Facility shall not be cancelled by application of proceeds which would otherwise give rise to mandatory prepayment of the Term Advance under any of Clauses 10.5 (Asset disposals), 10.6 (Insurance claims) or 10.7 (Acquisition Proceeds), the Parent may cancel the Revolving Commitments in whole or in part (but, if in part, in a minimum of EUR 5,000,000 and an integral multiple of EUR 1,000,000) at any time during the Availability Period for the Revolving Facility by giving no less than three (3) Business Days' irrevocable notice to the Facility Agent specifying the date and amount of the proposed cancellation and, on any cancellation of the Revolving Commitments, the amount of the Revolving Facility will be reduced accordingly. Any such cancellation shall reduce each Lender's Revolving Commitment on a pro rata basis.
No cancellation of the Revolving Facility may be made if it would result in the aggregate of the Revolving Advances at the time of the proposed cancellation exceeding the total Revolving Commitments at such time.

10.12	Miscellaneous
Any repayment or prepayment under this Agreement must be accompanied by accrued interest on the amount repaid or prepaid and any other amount then due under this Agreement.
No amount prepaid or cancelled under this Clause 10 (PREPAYMENT AND CANCELLATION) may be redrawn or reinstated.
Any notice of prepayment or cancellation given under this Agreement shall be irrevocable and, in the case of notice of prepayment, the Parent or the Borrower named in that notice shall be obliged to prepay (or, in the case of the Parent, to procure prepayment) in accordance with that notice.

11.	PAYMENTS

11.1	By Lenders

11.1.5
On each date on which an Advance is to be made, each Lender shall make its participation in that Advance available to the Facility Agent on that date by payment in Euro in immediately available cleared funds to the account specified by the Facility Agent for that purpose.

11.1.6
The Facility Agent shall make the amounts paid to it available to the relevant Borrower on the date of receipt by payment in Euro to the account specified by that Borrower in the notice requesting that Advance. If any Lender makes its share of any Advance available to the Facility Agent later than required by Clause 11.1.1, the Facility Agent shall make that share available to the relevant Borrower as soon as practicable after receipt.

11.2	By Obligors

11.2.4
On each date on which any amount is due from any Obligor under the Finance Documents, that Obligor shall pay that amount on that date to the Facility Agent in immediately available cleared funds to an account opened in a jurisdiction other than a Non-Cooperative Jurisdiction and specified by the Facility Agent for that purpose.

11.2.5
Each payment under this Agreement from an Obligor is to be made in Euro, except that each payment under Clause 12.2 (Tax gross-up) or Clause 13.1 (Increased Costs) shall be made in the currency specified by the claiming Finance Party.

11.2.6
The Facility Agent shall, on the date of receipt, pay to the Finance Party to which the relevant amount is due its pro rata share (if any) of any amounts so paid to the Facility Agent in Euro to the account specified by that party to the Facility Agent. If any amount is paid to the Facility Agent later than required by Clause 11.2.1, the Facility Agent shall make that party's share available to it as soon as practicable receipt.

11.3	Assumed receipt
Where an amount is to be paid under any Finance Document for the account of another person, the Facility Agent will not be obliged to pay that amount to that person until it is satisfied that it has actually received that amount. If the Facility Agent nonetheless pays that amount to that person and the Facility Agent had not in fact received that amount, then that person will on request refund that amount to the Facility Agent. That person will be liable:

(i)
to pay to the Facility Agent on demand interest on that amount at the rate determined by the Facility Agent to be equal to the cost to the Facility Agent of funding that amount for the period from payment by the Facility Agent until refund to the Facility Agent of that amount; and

(ii)	to indemnify the Facility Agent on demand against any additional loss it may have incurred by reason of it having paid that amount before having received it.

11.4	No set-off or deductions
All payments made by an Obligor under the Finance Documents must be paid in full without set-off or counterclaim and not subject to any condition and free and clear of and without any deduction or withholding for or on account of any Taxes (except as provided in Clause 12 (TAX GROSS UP AND INDEMNITIES)).

11.5	Business Days
Subject to Clause 7.3 (Non-Business Days), if any amount would otherwise become due for payment under any Finance Document on a day which is not a Business Day, that amount shall become due on the immediately following Business Day and all amounts payable under any Finance Document calculated by reference to any period of time shall be recalculated on the basis of that extension of time.

11.6	Application of moneys
If any amount paid or recovered in relation to the liabilities of an Obligor under any Finance Document is less than the amount then due, the Facility Agent shall apply that amount against amounts outstanding under the Finance Documents in the following order:

(i)	first, to any unpaid fees and reimbursement of unpaid expenses of the Agents;

(ii)	second, to any unpaid fees and reimbursement of unpaid expenses of the Lenders;

(iii)	third, to unpaid interest;

(iv)	fourth, to unpaid principal; and

(v)	fifth, to other amounts due under the Finance Documents,
in each case (other than (i)), pro rata to the outstanding amounts owing to the relevant Finance Parties under the Finance Documents taking into account any applications under this Clause 11.6. Any such application by the Facility Agent will override any appropriation made by an Obligor.

11.7	Impaired Agent

11.7.4	If, at any time, the Facility Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Facility Agent may instead either:

(i)	pay that amount direct to the required recipient(s); or

(ii)
if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment (the "Paying Party") and designated as a dedicated account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the "Recipient Party" or "Recipient Parties").

In each case such payments must be made on the due date for payment under the Finance Documents.

11.7.5	All interest accrued on the amount standing to the credit of the dedicated account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

11.7.6
A Party which has made a payment in accordance with this Clause 11.7 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the dedicated account.

11.7.7
Promptly upon the appointment of a successor Agent in accordance with Clause 19.10 (Replacement of an Agent), each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to paragraph 11.7.5 below) give all requisite instructions to the bank with whom the dedicated account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 11.2.3.

11.7.8	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(i)	that it has not given an instruction pursuant to paragraph 11.7.4 above; and

(ii)	that it has been provided with the necessary information by that Recipient Party, give all requisite instructions to the bank with whom the dedicated account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions
In this Agreement:
"Protected Party" means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.
"Qualifying Lender" means a Lender which:

(i)	fulfils the conditions imposed by French Law in order for a payment of interest not to be subject to (or as the case may be, to be exempt from) any Tax Deduction; or

(ii)	is a Treaty Lender.
"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.
"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
"Tax Payment" means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax Indemnity).
"Treaty Lender" means a Lender which:

(i)	is treated as resident of a Treaty State for the purposes of the Treaty;

(ii)	does not carry on business in France through a permanent establishment with which that Lender's participation in the Facilities is effectively connected;

(iii)	is acting from a Lending Office situated in its jurisdiction of incorporation; and

(iv)
fulfils any other conditions which must be fulfilled under the Treaty by residents of the Treaty State for such residents to obtain exemption from Tax imposed on interest by France, subject to the completion of any necessary procedural formalities.

"Treaty State" means a jurisdiction having a double taxation agreement with France (the "Treaty"), which makes provision for full exemption from Tax imposed by France on interest payments.
Unless a contrary indication appears, in this Clause 12 a reference to "determines" or "determined" means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(i)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(ii)	The Parent shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction)

notify the Facility Agent accordingly. Similarly, a Lender shall notify the Facility Agent on becoming so aware in respect of a payment payable to that Lender. If the Facility Agent receives such notification from a Lender it shall notify the Parent and that Obligor.

(iii)
If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(iv)	A payment shall not be increased under paragraph (iii) above by reason of a Tax Deduction on account of Tax imposed by France, if on the date on which the payment falls due:

(a)
the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement, or any published practice or published concession of any relevant taxing authority; or

(b)
the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (vii) below, provided that the exclusion for changes after the date a Lender became a Lender under this Agreement in paragraph (a) above shall not apply in respect of any Tax Deduction on account of Tax imposed by France on a payment made to a Lender if such Tax Deduction is imposed solely because this payment (1) is made to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction or (2) is made to a Lender resident or established in a Non-Cooperative Jurisdiction.

(v)
If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(vi)
Within thirty (30) days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Facility Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vii)
A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorization to make that payment without a Tax Deduction.

12.3	Tax indemnity

(i)	The Parent shall (within three (3) Business Days of demand by the Facility Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(ii)	Paragraph (i) above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(A)
under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Lender Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(b)	to the extent a loss, liability or cost:

(A)	is compensated for by an increased payment under Clause 12.2 (Tax gross-up);

(B)
would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (iv) of Clause 12.2 (Tax gross-up) applied; or

(C)	relates to a FATCA Deduction required to be made by a Party.

(iii)
A Protected Party making, or intending to make a claim under paragraph (i) above shall promptly notify the Facility Agent of the event which will give, or has given, rise to the claim, following which the Facility Agent shall notify the Parent.

(iv)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Facility Agent.

12.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(i)	a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(ii)	that Finance Party has obtained and utilized that Tax Credit, the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Lender Status Confirmation

12.5.3	Each Lender which becomes a Party to this Agreement after the date of this Agreement shall indicate, in the Transfer Certificate which it executes on becoming a Party, and for the benefit of the Facility Agent and without liability to any Obligor, which of the following categories it falls in:

(i)	not a Qualifying Lender;

(ii)	a Qualifying Lender (other than a Treaty Lender); or

(iii)	a Treaty Lender.
If a New Lender fails to indicate its status in accordance with this paragraph 12.5.1 then such New Lender shall be treated for the purposes of this Agreement (including by each Obligor) as if it is not a Qualifying Lender until such time as it notifies the Facility Agent which category applies (and the Facility Agent, upon receipt of such notification, shall inform the Parent). For the avoidance of doubt, a Transfer Certificate shall not be invalidated by any failure of a Lender to comply with this paragraph 12.5.1.

12.5.4
Such New Lender shall also specify, in the Transfer Certificate which it executes upon becoming a Party, whether it is incorporated or acting through a Lender Office situated in a Non-Cooperative Jurisdiction. For the avoidance of doubt, a Transfer Certificate shall not be invalidated by any failure of a Lender to comply with this paragraph 12.5.2.

12.6	FATCA Information

(i)	Subject to paragraph (iii) below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party;

(b)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(c)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(ii)
If a Party confirms to another Party pursuant to paragraph (i)(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(iii)
Paragraph (i) above shall not oblige any Finance Party to do anything, and paragraph (i)(c) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

(iv)
If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraph (i)(a) or (b) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

12.7	FATCA Deduction

12.7.4
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

12.7.5
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Parent and the Facility Agent and the Facility Agent shall notify the other Finance Parties.

13.	CHANGE IN CIRCUMSTANCES

13.1	Increased Costs

13.1.7
If the effect of the introduction of, or a change in, or a change in the interpretation or application of, any law or regulation (including any law or regulation relating to Taxation, reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary controls) applicable to any Lender (an "Affected Lender") occurring after the date of this agreement or after the date on which it became a Lender or compliance by any Lender with any such law or regulation is to:

(i)
impose an additional cost on the Affected Lender as a result of it having entered into any Finance Document or making or maintaining its participation in any Advance or of it performing its obligations under any Finance Document;

(ii)	reduce any amount payable to the Affected Lender under any Finance Document or reduce the effective return on its capital or any class of its capital; or

(iii)
result in the Affected Lender making any payment or foregoing any interest or other return on or calculated by reference to any amount received or receivable by the Affected Lender from any other party under any Finance Document,

(each such increased cost, reduction, payment, foregone interest or other return being referred to in this Clause 13.1 as an "Increased Cost"), then:

(a)	the Affected Lender will notify the Parent and the Facility Agent of that event as soon as reasonably practicable after becoming aware of it; and

(b)
on demand from time to time by the Affected Lender, the Parent will pay to the Affected Lender the amount which the Affected Lender reasonably determines is necessary to compensate the Affected Lender for that increased cost (or the portion of that increased cost which is, in the opinion of the Affected Lender, attributable to it entering into the Finance Documents, making or maintaining its participation in any Drawing, or maintaining its Commitment).

13.1.8
The certificate of an Affected Lender specifying the amount of compensation payable under this Clause 13.1 and the basis for the calculation of that amount is, in the absence of manifest error, conclusive provided that nothing herein shall require the relevant Finance Party to disclose any information that is confidential to it or which relates to the organization of its affairs or to its financing strategy or where such disclosure would or could reasonably be expected to breach any confidentiality obligation binding on it.

13.1.9	The Parent will not be obliged to compensate any Affected Lender under this Clause 13.1 in relation to any increased cost:

(i)	compensated for by Clause 12 (Taxes) or attributable to a FATCA Deduction required to be made by a Party;

(ii)	attributable to a change in the rate of Tax on the overall net income of the Affected Lender;

(iii)
attributable to the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement ("Basel II") or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates), but for the avoidance of doubt, this exclusion shall not apply to any Basel III Costs and any Increase Cost resulting from CRD IV and CRR;

(iv)
occurring as a result of any negligence or wilful default of the Affected Lender or any of its Holding Companies including but not limited to a breach by that Affected Lender or any of its Holding Companies of any fiscal, monetary or capital adequacy limit imposed on it by any law or regulation; or

(v)	to the extent that the increased cost was incurred in respect of any day more than six months after the first date on which it was reasonably practicable to notify the Parent thereof.

13.1.10
If any Holding Company of a Lender suffers a cost which would have been recoverable by that Lender under this Clause 13.1 if that cost had been imposed on that Lender, that Lender shall be entitled to recover the amount of that cost under this Clause 13.1 on behalf of the relevant Holding Company.

13.2	Illegality
If it is or becomes contrary to any law or regulation for any Lender to make any of the Facilities available or to maintain its participation in any Advance or any of its Commitments, then that Lender may give notice to that effect to the Facility Agent and the Parent, whereupon:

(i)
the relevant Borrowers will forthwith prepay that Lender's participation in all Advances then outstanding, together with all interest accrued on those Advances and pay all other amounts due to that Lender under the Finance Documents (including under Clause 26.1 (General indemnity and breakage costs)); and

(ii)	that Lender's undrawn Commitments (if any) will immediately be cancelled and that Lender will have no further obligation to make the Facilities available.

13.3	Mitigation
If circumstances arise in relation to a Lender which would or may result in:

(i)	any Advance in which it participates becoming an Affected Advance under Clause 8 (Market disruption); or

(ii)	an obligation to pay an additional amount to it under Clause 12.2 (Tax gross-up); or

(iii)	a demand for compensation by it under Clause 13.1 (Increased Costs); or

(iv)	an obligation to prepay any amount to it under Clause 13.2 (Illegality), then, without in any way limiting, reducing or otherwise qualifying the obligations of the Obligors under the Clauses referred to above, that Lender will notify the Facility Agent and the Parent as soon as reasonably practicable after becoming aware of those circumstances and, in consultation with the Facility Agent and the Parent, take such reasonable steps as may be open to it to mitigate the effects of those circumstances, including:

(a)	changing its Lending Office for the purposes of this Agreement; or

(b)	transferring its rights and obligations under this Agreement in accordance with Clause 24 (Changes to parties), but the Lender concerned will not be obliged to take any action if to do so might have a material adverse effect on its business, operations or financial condition or cause it to incur liabilities or obligations (including Taxation) which (in its reasonable opinion) are material or would materially reduce its return in relation to its participation in the Facilities.

14.	FEES, EXPENSES AND STAMP DUTIES

14.1	Ticking fee
The Parent will pay to the Facility Agent on behalf of the Lenders, a ticking fee which will be calculated at the percentage rate per annum equal to __% (_____ per cent.) of the applicable Margin of the relevant Facility on the following amounts:

(i)	from Signing Date to Closing Date: on the portion of the Term Facility related to the Acquisition equal to EUR 278,000,000; and

(ii)	from 1st June 2015 to Closing Date: on the remaining portion of the Term Facility corresponding to EUR 322,000,000 and on the full amount of the Revolving Facility corresponding to EUR 60,000,000.
The ticking fee shall be payable on the Closing Date.

14.2	Agency fee
The Parent will pay to the Facility Agent for its own account an agency fee in accordance with the terms of the relevant Agency Fee Letter.

14.3	Commitment fee
The Borrowers will pay to the Facility Agent for the account of the Revolving Lenders a commitment fee in respect of the Revolving Facility which will be calculated at the percentage rate per annum equal to __% (_____ per cent.) of the Margin applicable to the Revolving Facility on the daily undrawn, or not otherwise made available, and uncancelled portion of the Revolving Commitments from (and including) the Closing Date until the last day of the relevant Availability Period (including) or, if earlier, the cancellation date of all the Revolving Commitments and shall be payable quarterly in arrear and on the day following immediately the last day of the relevant Availability Period.

Accrued commitment fee under this Clause 14.3 is also payable to the Facility Agent for the account of each Lender on the cancelled amount of its Revolving Commitment on the date on which any cancellation of that Revolving Commitment takes effect.
If any Revolving Lender becomes a Defaulting Lender, no commitment fee otherwise payable to such Revolving Lender pursuant to this Clause 14.3 shall be payable to such Revolving Lender starting from (and including) the day on which it becomes a Defaulting Lender and until (but excluding) the day on which such Revolving Lender notifies the Facility Agent that it will resume making a participation available in a Revolving Advance in accordance with Clause 3.1 (Basis of Participation), provided that amounts corresponding to the participation in an outstanding Revolving Advance which such Revolving Lender failed to fund shall not be taken into account in the calculation of the commitment fee payable to such Revolving Lender.

14.4	Utilization fee
The Borrowers will pay to the Facility Agent for the account of the Revolving Lenders a utilization fee in respect of the Revolving Facility which will be calculated at the percentage rate per annum equal to:

(i)	0.__% when up to and including 33% of the Revolving Commitments are drawn;

(ii)	0.__% when more than 33% and up to and including 66% of the Revolving Commitments are drawn; or

(iii)	0.__% when more than 66% of the Revolving Commitments are drawn, applied on the aggregate amount of all outstanding Revolving Advances.
The utilization fee shall be payable quarterly in arrear on the last day of each successive period of three (3) months and for the first time on the last day of the three (3) month period starting on the date of the first Drawing under the Revolving Facility.

14.5	VAT
All fees payable under the Finance Documents are exclusive of any value added tax or other similar tax chargeable on or in connection with those fees. If any such value added tax or other similar tax is or becomes chargeable, that tax will be added to the relevant fee at the appropriate rate and will be paid by the relevant Obligor at the same time as the relevant fee itself is paid.

14.6	Expenses

14.6.1
The Parent will on demand pay to the Agents, Mandated Lead Arrangers, Underwriters and Bookrunners and the Senior Mandated Lead Arranger the amount of all costs and expenses (including legal fees and other out-of-pocket expenses and any value added tax or other similar tax thereon) reasonably incurred by any of them in connection with the negotiation, preparation, execution and completion of the Finance Documents, and all documents, matters and things referred to in, or incidental to, any Finance Document;

14.6.2
The Parent will on demand pay to the Agents the amount of all costs and expenses (including legal fees and other out-of-pocket expenses and any value added tax or other similar tax thereon) reasonably incurred by either of them (in its name and/or in the name and on behalf of the Finance Parties) in connection with any amendment, consent or suspension of rights (or any proposal for any of the same) relating to any Finance Document (and documents, matters or things referred to in any Finance Document); and

14.6.3
The Parent will on demand pay to the Agents the amount of all costs and expenses (including legal fees and other out-of-pocket expenses and any value added tax or other similar tax thereon) reasonably incurred in connection with the investigation of any Default but limited to investigations carried out by or on behalf of the Facility Agent and/or the Security Agent only.

14.7	Enforcement expenses
The Parent will on demand pay to each Finance Party the amount of all costs and expenses (including legal fees and other out of pocket expenses and any value added tax or other similar tax thereon) reasonably incurred by that Finance Party in connection with the preservation, enforcement or attempted preservation or enforcement of any of that Finance Party's rights under any Finance Document (and any documents referred to in any Finance Document) upon production of duly documented evidence.

14.8	Stamp duties, etc.
The Parent will on demand indemnify each Finance Party from and against any liability for any stamp, documentary, filing and other duties and Taxes (if any) which are or may become payable in connection with any Finance Document.

14.9	Calculation
All fees under this Agreement which accrue and are payable in arrear will accrue on a daily basis and will be calculated by reference to a 360 day year and the actual number of days elapsed.

15.	GUARANTEE AND SECURITY INTEREST

15.1	Guarantee

(i)
The Guarantor hereby irrevocably guarantees to the Finance Parties as caution solidaire the payment when due of all sums from time to time payable by each Borrower under the Revolving Facility, under the Finance Documents (whether in principal, interest, fees, expenses, costs and ancillary charges).

(ii)
The obligations of the Guarantor under this Clause 15.1 will not be affected by any act, circumstance, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 15.1 or prejudice or diminish those obligations in whole or in part, including without limitation (whether or not known to it or any other Party) any extension of time, renewal, amendment or modification of any of the Clauses, terms or conditions of the Finance Documents so that each such obligation shall, for the purposes of the Guarantor's obligations under this Clause 15.1, remain in full force and be construed as if there were no such act, circumstance, variation, omission, matter or thing and the Guarantor hereby expressly agrees and waives any rights which it may have to claim that any such act, circumstance, variation, omission, matter or thing operates as a novation within the meaning of Articles 1271 and following of the French Code civil so as to release it from its obligations under this Clause.

(iii)
The Guarantor further expressly waives and renounces any rights which it may have to claim a novation and release under the Finance Documents because of a change in the legal form or personality of any of the relevant Borrower in the future or in the case of any merger or other restructuring ("fusion", "scission" or "apport partiel d'actif") of any of the relevant Borrower with another entity even if it is not the surviving entity.

(iv)
Furthermore, the Guarantor agrees that it will continue to be bound by the terms of the guarantee given pursuant to this Clause 15.1 notwithstanding any merger or other restructuring ("fusion", "scission" or "apport partiel d'actif") of any of the Finance Parties with another entity and notwithstanding any modification in the legal form of personality of any such Finance Party, even if that Finance Party is not the surviving entity.

(v)
The guarantee under this Clause 15.1 will extend to the ultimate balance of all sums payable by the Borrowers or any of them under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part and shall as a matter of law benefit to each successor, assignee or transferee of the rights and obligations of each Finance Party hereunder (including any new Lender).

(vi)
The Guarantor waives any right it may have of first requiring any Finance Party (or any agent on its behalf) to proceed against any relevant Borrower or any other person (bénéfice de discussion) or enforce any other rights or security or claim payment from or file any proof or claim in any insolvency proceedings of any person before claiming from the Guarantor under this Clause 15.1 (bénéfice de division).

(vii)
Until all amounts which may be or become payable by the relevant Borrower under or in connection with the Finance Documents have been irrevocably paid in full, the Guarantor shall not, after a claim has been made or by virtue of any payment or performance by it under this Clause 15.1:

(a)
be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of such Guarantor's liability under this Clause 15.1 and, to the extent that the Guarantor is so subrogated or entitled by law, the Guarantor (to the fullest extent permitted by law) waives and agrees not to exercise or claim those rights, security or money or that right of contribution or indemnity;

(b)
claim, rank, prove or vote as a creditor of any relevant Borrower or its estate in competition with any Finance Party (or any agent on its behalf) unless otherwise required by the Facility Agent or by law (in which case any proceeds of any claim in respect of any rights, security or monies of any Finance Party to which such relevant Borrower was subrogated will be paid by the Guarantor to the Facility Agent to be applied in accordance with the provisions of the Finance Documents) or unless required for filing any debt claim (déclaration de créance) it may have against a relevant Borrower in an insolvency proceeding; or

(c)
receive, claim or have the benefit of any payment, distribution or security from or on account of any relevant Borrower, or exercise any right of set-off as against any relevant Borrower (and without prejudice to the foregoing, the Guarantor shall forthwith pay to the Facility Agent for the benefit of the Finance Parties an amount equal to any amount so set-off by it).

(viii)
The Guarantor shall hold for account of and forthwith pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to Clause 15.1(viii).

(ix)
The Guarantor irrevocably and expressly undertakes not to exercise any rights which it may have under Article 2316 of the French Code civil to take any action against any other relevant Borrower in the event of any extension of any Availability Period, the Final Repayment Date, any Maturity Date or any other date for payment of any amount due, owing or payable to any Finance Party under any Finance Document, in each case without the consent of the Facility Agent.

(x)
The Guarantor's obligations as a caution solidaire under this Clause will continue in full force and effect until all sums due or which may become due by each relevant Borrower under the Facilities have been fully paid and discharged in accordance with the terms hereof.

15.2	Other security interest
The Obligors shall procure that the Security Documents specified in Schedule 2 (Security Documents) are executed and delivered to the Security Agent on the date specified therein.
On the date of execution of the Belgian law pledge over the financial securities in Antargaz Belgium, the Parent shall deliver to the Facility Agent, in form and substance satisfactory to it:

(i)	an opinion from the French external legal advisor of the Parent, relating to the status, existence, capacity and due authorizations of the Parent in respect of its execution of such pledge; and

(ii)	an opinion from a Belgian external legal advisor relating to the legality, validity and enforceability of such pledge, in each case, addressed to the Reliance Parties.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Reliance
Each Obligor represents (in respect of itself and its Subsidiaries) and warrants as set out in the following provisions of this Clause 16 provided that the representations and warranties set out in Clauses 16.15 (Approved Projections), 16.18 (Holding Company) and 16.19 (Acquisition Documents, disclosure and other documents) shall only be made by the Parent.
Each Obligor acknowledges that each Finance Party has entered into the Finance Documents and has agreed to provide the Facilities in full reliance on those representations and warranties.

16.2	Incorporation
Each Group Company is duly incorporated (except for those Group Companies which are sociétés en participation ("SEPs")) and validly existing with limited liability (except for those Group Companies which are Groupements d'Intérêts Economiques ("GIEs")) under the laws of the place of its incorporation and, subject to specific rules applicable to SEPs and GIEs, has the power to own its assets and carry on its business.

16.3	Power and capacity
Each Obligor has the power and capacity to enter into and comply with its obligations under each Finance Document to which it is party.

16.4	Authorization
Each Obligor has taken (or, where applicable, will take within the required time period) all necessary action:

(i)	to authorize the entry into and the compliance with its obligations under each Finance Document to which it is party;

(ii)
to ensure that its obligations under each Finance Document are valid, legally binding and enforceable in accordance with their terms (save for obligations subject to qualifications as to matters of law contained in the legal opinions referred to in Schedule 3);

(iii)	to make each Finance Document to which it is party admissible in evidence in the courts of France other than certified translations of the Finance Documents into French; and

(iv)	to create the security constituted by each Security Document to which it is party and to ensure that that security has the ranking specified in that Security Document.

16.5	No contravention
The entry into by any Group Company, the exercise of its rights under and the compliance with its obligations under and each Finance Document to which it is party do not:

(i)	contravene any law, regulation, judgment or order to which any Group Company is subject;

(ii)	conflict with its constitutional documents;

(iii)	breach any agreement or the terms of any consent binding upon any Group Company or any assets of any Group Company to an extent which could reasonably be expected to have a Material Adverse Effect; or

(iv)	oblige any Group Company to create any security or result in the creation of any security over any assets of any Group Company, other than under the Security Documents.

16.6	Binding obligations
The obligations expressed to be assumed by each Obligor under each Finance Document to which it is a party constitute or when executed will constitute its valid and legally binding obligations and are enforceable in accordance with their terms and each of the Security Documents to which it is a party constitute valid security ranking in accordance with its terms (subject, in each case, to any applicable insolvency, bankruptcy or similar laws affecting creditors' rights generally and save for qualifications as to matters of law contained in the legal opinions referred to in Schedule 3 (Conditions Precedent).

16.7	Consents
All consents and filings required for the conduct of each Obligor's business as presently conducted have been obtained (or, where applicable, will be obtained within the required time period) and are in full force and effect.

16.8	No breach of laws

(i)	Each Obligor has not (and none of its Subsidiaries has) breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

(ii)
No labour disputes are current or, to the best of its knowledge and belief (having made due and careful enquiry), threatened against any Group Company which have or are reasonably likely to have a Material Adverse Effect.

16.9	No Defaults

(i)	No Event of Default is continuing or might reasonably be expected to result from the making of any Drawing under the Facilities.

(ii)
No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on an Obligor or any of its Subsidiaries or to which its (or any of its Subsidiaries') assets are subject which might have a Material Adverse Effect.

16.10	Litigation
To the best of its knowledge and belief no litigation, arbitration or administrative proceeding of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or threatened against an Obligor or any of its Subsidiaries.

16.11	Environment

(i)
Each Group Company is and has at all times taken such steps as are necessary to comply in all material respects with all Environmental Laws and all Environmental Approvals necessary in connection with the ownership and operation of its business have been obtained and are in full force and effect.

(ii)
To the best of its knowledge and belief having made due and careful enquiry, there are no circumstances which could reasonably be expected to prevent any Group Company from complying in all material respects with any Environmental Law or Environmental Approval necessary in connection with the ownership and operation of its business.

(iii)
All material investments of which the relevant Group Company is aware and which is/are necessary to obtain, renew, extend, modify, revoke, suspend or surrender any Environmental Approval necessary in connection with the ownership and operation of its business or to ensure compliance with any Environmental Law have been budgeted for.

(iv)
To the best of its knowledge and belief having made due and careful enquiry, no Group Company is aware of any actual changes or other possible changes (which are referred to in national, international or European bodies' or other regulatory bodies' consultation papers or in other formal methods of announcing possible changes) in Environmental Law which could reasonably be expected to have a Material Adverse Effect.

16.12	Ownership of assets
Each Obligor has and each of its Subsidiaries has good title to or valid leases or licenses of, or is otherwise entitled to use or permit other Group Companies to use, all assets necessary to conduct its business.

16.13	Legal and beneficial ownership

(i)	Each Obligor is the sole legal and beneficial owner of the respective assets over which it purports to grant Security Interests pursuant to the Security Documents.

(ii)
All the shares in TotalGaz are or will be on the Closing Date legally owned by the Parent free from any claims, third party rights or competing interests other than Security Interests granted under the Security Documents.

16.14	Accounts

(i)
The Original Audited Accounts were prepared in accordance with French GAAP consistently applied and fairly represent the consolidated financial position (as at the date to which they were prepared) of and the results of the operations of, the Group and the Target Group for the period to which they relate and the state of the affairs of the Group and the Target Group (as the case may be) at the end of the relevant period and, in particular, disclose or reserve against all liabilities (actual or contingent).

(ii)
The latest Annual Accounts and the latest Half-Year Accounts delivered from time to time under Clause 17.10.2 (Financial statements) were prepared in accordance with US GAAP consistently applied and, in the case of:

(a)
the latest Annual Accounts fairly represent the consolidated financial position of the Group as at the date to which they were prepared and the results of the operations of the Group for the period to which they related and the state of the affairs of the Group at the end of that period and, in particular, disclose or reserve against all liabilities (actual or contingent); and

(b)
the latest Half-Year Accounts show with reasonable accuracy the consolidated financial position of the Group as at the date to which they were prepared and the results of the operations of the Group for the period to which they related and, in particular, disclose or reserve against all liabilities (actual or contingent) to the extent required by the Approved Accounting Principles.

16.15	Approved Projections

(i)	All statements of fact (taken as a whole) in principle recorded in the Approved Projections are true and accurate in all material respects.

(ii)
The opinions and views expressed in the Approved Projections represent the honestly held opinions and views of the chief executive officer and the chief financial officer of the Borrowers and were arrived at after careful consideration and are based on reasonable grounds.

(iii)
The projections and forecasts contained in the Approved Projections are based upon assumptions (including assumptions as to the future performance of the Group, inflation, price increases, interest rates and efficiency gains) which have been carefully considered by the directors of the Parent and which are considered by them to be fair and reasonable in each case as at the date which the relevant fact, opinion, view, projection or forecast was provided or as at the date at which it is stated.

(iv)
The Approved Projections are not misleading in any material respect and do not omit to disclose any matter where failure to disclose such matter would result in the Approved Projections (or any information or business plan contained therein) to be misleading in any material respect for any person considering whether to provide finance to the Obligors.

(v)
Nothing has occurred or come to the attention of the Parent since the date as at which the Approved Projections were prepared which renders any material facts contained in the Approved Projections materially inaccurate or misleading or which makes any of the opinions, projections or forecasts contained in the Approved Projections unfair or unreasonable or renders any of the assumptions on which the projections are based unfair or unreasonable.

16.16	Material Adverse Effect
As at the Signing Date and the Term Facility Drawdown Date, there has been no event which has had or is reasonably likely to have a Material Adverse Effect since the date to which the Original Audited Accounts were prepared.

16.17	Material disclosures
Each Obligor has fully disclosed in writing to the Facility Agent all facts of which it is aware having made due and careful enquiry relating to the Group and the Target Group which it knows could reasonably be expected to materially influence the decision of the Lenders to make the Facilities available to the Obligors.

16.18	Holding Company
The Parent is a holding company and it has not carried on any business or incurred any liabilities other than by entering into or under the Finance Documents (including auditors fees and expenses).

16.19	Acquisition Documents, disclosure and other documents

(i)	The Acquisition Documents contain all the material terms of the Acquisition.

(ii)
There is no disclosure made in the Acquisition Documents which has or may have an adverse effect on any of the information, opinions, intentions, forecasts and projections contained or referred to in the information package prepared for the purpose of the syndication.

16.20	Centre of Main Interests and establishments
For the purposes of the Council of the European Union Regulation No. 1346/2000 on Insolvency Proceedings (the "Regulation"), each Obligor’s Centre of Main Interest is situated in France and it has no "establishment" (as that term is used in Article 2(h) of the Regulation) in any other jurisdiction.

16.21	Anti-corruption laws
Each Group Company has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

16.22	Anti-money laundering
Neither the Parent, any Group Company nor any of their respective directors, officers or employees, or, to the best knowledge of the Parent, any Affiliate or any agent or employee of it, has engaged in any activity or conduct which would violate any applicable anti-money laundering laws or regulations in any applicable jurisdiction and each Group Company has instituted and maintained policies and procedures designated to prevent violation of such laws or regulations.

16.23	Sanctions
No Obligors, no Group Company, no Security Grantor nor any of their respective directors or officers nor, to the best of its knowledge, any member of the Group's employees, Affiliates, agents or representatives:

(a)	is a Sanctioned Person;

(b)
is a Person who is otherwise the target of Sanctions such that the entry into, or performance, of this Agreement or any other Finance Document would be prohibited for a Lender or would cause such Lender to breach applicable law; or

(c)
is owned or controlled by (including, without limitation, by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Sanctioned Person or a foreign government that is the target of Sanctions such that the entry into, or performance under, this Agreement or any other Finance Document would be prohibited under applicable law.

16.24	Repetition
The representations and warranties in this Clause 16 are made on the date of this Agreement and shall be deemed repeated on the date of each Drawdown Request, on each Drawdown Date (other than in the case of a Rollover Advance) and on the first day of each Interest Period, in each case by reference to the facts and circumstances existing on that date, provided that (a) the representations and warranties set out in Clauses 16.14 (Accounts) paragraph (i), 16.15 (Approved Projections), 16.16 (Material Adverse Effect), 16.17 (Material disclosures), 16.18 (Holding Company) and 16.19 (Acquisition Documents, disclosure and other documents) paragraph (i) shall not be repeated after the Term Facility Drawdown Date and (b) the representations and warranties set out 16.19 (Acquisition Documents, disclosure and other documents) paragraph (ii) shall not be repeated after the Syndication Termination Date.

16.25	Certain Funds and Clean Up Period
The representations and warranties contained in Clauses 16.1 (Reliance) to 16.24 (Repetition) remain subject to the provisions of Clause 4.3 (Certain Funds) and of the Clean-up Period.

17.	UNDERTAKINGS

17.1	Duration of undertakings
Each Obligor undertakes to each Finance Party in the terms of this Clause 17 from the date of this Agreement until all amounts outstanding under the Finance Documents have been discharged and no Finance Party has any further Commitment or obligations under the Finance Documents.

17.2	Authorisations and status undertakings

17.2.6	Consents
Each Obligor will obtain within the required time period and maintain in full force and effect all consents and filings required under any applicable law or regulation:

(i)	to enable it to perform its payment and other material obligations under each Finance Document to which it is a party;

(ii)	for the validity, enforceability or admissibility in evidence (other than certified translations of the Finance Documents into French) of each such Finance Document; and

(iii)	to ensure that its obligations under the Finance Documents are legal, valid and binding and each of the Security Documents constitutes valid security ranking in accordance with its terms.

17.2.7	Maintenance of Status and Authorisation
Each Obligor will, and will procure that each of its Subsidiaries will:

(i)	do all things necessary to maintain its corporate existence;

(ii)	obtain and maintain in full force and effect all consents and filings required for the conduct of its business; and

(iii)	comply with all laws and regulations applicable to it,
where failure to do so could reasonably be expected to materially impair its ability to perform its obligations under the Finance Documents.

17.2.8	Amalgamations / Permitted Mergers
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, amalgamate, merge or consolidate with or into any other person or be the subject of any reconstruction, except:

(i)	for Permitted Mergers; or

(ii)	otherwise with the prior written consent of the Majority Lenders.

17.2.9	Change of Business
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, make a material change to the nature of its Core Business.

17.2.10	Pari passu ranking
Each Obligor shall ensure that the claims of the Finance Parties under the Finance Documents will at all times rank at least pari passu in right and priority of payment with the claims of all its other present and future unsecured and unsubordinated creditors except those whose claims are preferred solely by operation of law.

17.3	Disposals and security undertakings

17.3.4	Disposals
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, (whether by a single transaction or a series of related or unrelated transactions and whether at the same time or over a period of time) sell, transfer, lease out or otherwise dispose (each a "disposal") of any of its assets or agree to do so, other than:

(i)	any disposal of assets on arm's length terms in the ordinary course of business;

(ii)	any inventory disposal by any Group Company in the ordinary course of trading;

(iii)	any disposal of obsolete or redundant plant and equipment, or of property not required for the operation of its business;

(iv)	any disposal of assets to an Obligor;

(v)	any disposal of Cash Equivalents on arm's length terms;

(vi)	any disposal of assets by a Group Company (other than an Obligor) to another Group Company;

(vii)	disposals of assets on arm's length terms not otherwise permitted under this Clause 17.3.1;

(viii)
the exchange of assets (the "Transferred Assets") for other assets of a comparable or superior nature and value (the "Received Assets"), provided that, if the Transferred Assets were subject to a Security Interest in favour of the Finance Parties, then a Security Interest in favour of the Finance Parties (and acceptable in form, nature and substance to the Security Agent) shall be granted by the relevant Group Company over the Received Assets;

(ix)
any disposal of receivables by way of securitization, factoring or otherwise for a maximum amount of EUR 25,000,000 (or its equivalent in another currency) (said amount to be increased up to an amount of EUR 35,000,000 (or its equivalent in another currency) if the amount of Receivables assigned under Dailly assignments in accordance with Schedule 2 (Security Documents) equals at least 120% of the drawn portion of the Total Commitments in relation to Revolving Facility) at any time (provided however that any amount disposed under this paragraph (ix) and any amount outstanding under paragraph 17.5.1(v) (Borrowings) shall not exceed EUR 50,000,000 in aggregate at any time); and

(x)	any other disposal made with the prior consent of the Majority Lenders.

17.3.5	Negative pledge
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, create or agree to create or permit to subsist any Security Interest over any part of its assets (including, for the avoidance of doubt, the shares of any Subsidiary), other than:

(i)	any Security Interest existing at the date of this Agreement, provided that the maximum amount secured by any such Security Interest shall not be increased after the date of this Agreement;

(ii)	any Security Interest arising under the Finance Documents;

(iii)
the Security Interest existing as at the Closing Date over assets of any member of the Target Group, as listed in the list delivered pursuant to paragraph 15 (Existing Security) of Schedule 3 (Conditions precedent) Part II (Conditions Precedent on the Closing Date) - A (In relation to the Certain Funds Advance);

(iv)	liens securing obligations no more than 30 days overdue, arising by operation of law and in the ordinary course of business;

(v)
Security Interests arising out of title retention provisions in a supplier's standard conditions of supply of goods where the goods in question are supplied on credit and are acquired by relevant Group Company in the ordinary course of trading;

(vi)	rights of set-off existing in the ordinary course of trading activities between any Group Company and its respective suppliers or customers;

(vii)	rights of set-off arising by operation of law or by contract by virtue of the provision to any Group Company of clearing bank facilities or overdraft facilities permitted under this Agreement;

(viii)	any payment or close out netting or set-off arrangement pursuant to any treasury transaction or foreign exchange transaction entered into by a Group Company on market terms;

(ix)
any Security Interest over any rental deposits in respect of real estate leased by a Group Company up to a maximum aggregate amount, together with any guarantee referred to under paragraph (iv) of Clause 17.5.2, not exceeding EUR 5,000,000 (or its equivalent in other currencies);

(x)
Security Interests up to a maximum aggregate amount of EUR 7,500,000 (or its equivalent in other currencies) for taxes, assessments or charges (A) not yet due or (B) that are being contested in good faith;

(xi)	Security Interests created in connection with pre-judgement court proceedings up to a maximum aggregate amount not exceeding EUR 7,500,000 (or its equivalent in other currencies);

(xii)
any Security Interests not otherwise permitted under this Clause 17.3.2 created by any Subsidiary of Antargaz or of TotalGaz and securing Financial Indebtedness in an aggregate principal amount not exceeding EUR 7,500,000 (or its equivalent in other currencies);

(xiii)
any Security Interest created by any Partly Owned Storage and Logistics Company in respect of which, pursuant to the shareholder agreement or constitutional documents relating to that Partly Owned Storage and Logistics Company, the Group Company which holds a direct equity interest in that Partly Owned Storage and Logistics Company is not entitled to prohibit the creation of that Security Interest;

(xiv)	any Security Interest created in connection with any disposal of receivables by way of securitisation, factoring or otherwise, as permitted under the paragraph 17.3.1 (Disposals); and

(xv)	any other Security Interest created with the prior written consent of the Majority Lenders, it being understood that, in any case, the Parent shall not create or agree to create or permit to subsist any Security Interest over any part of the shares of any AGZ Holding, and following the Permitted Merger related to the merger of AGZ Holding into the Parent, of Antargaz Belgium which are not pledged in favor of the Finance Parties (in relation to which none of the exception set forth under paragraphs (i) to (xiv) above shall apply).

17.4	Acquisition and investment undertakings

17.4.1	Acquisitions
No Obligor will, and each Obligor will procure that none of its Subsidiaries will acquire any assets or shares other than:

(i)	in the ordinary course of its trading activity;

(ii)	any Permitted Acquisition, provided that:

(a)	the Parent demonstrates to the satisfaction of the Facility Agent that the Permitted Acquisition is funded entirely out of:

(A)	a Permitted Equity Injection; and/or

(B)	Cash and Cash Equivalents owned by Group Companies;

(b)
in respect of any individual Permitted Acquisition where the aggregate of the purchase price paid, or to be paid, for the shares or assets comprised in that Permitted Acquisition plus the total net debt assumed or repaid, or to be assumed or repaid, in connection with that Permitted Acquisition (together, the "enterprise value") does not exceed EUR 25,000,000 (or its equivalent in other currencies), the Parent has provided the Facility Agent with revised financial projections and forecasts for the business of the Group incorporating that Permitted Acquisition no later than ten (10) Business Days prior to the date of that Permitted Acquisition;

(c)
in respect of any individual Permitted Acquisition where the enterprise value of that Permitted Acquisition exceeds EUR 25,000,000 (or its equivalent in other currencies), the Parent has provided the Facility Agent with revised financial projections and forecasts for the business of the Group incorporating that Permitted Acquisition and a legal and accounting due diligence report, in each case in form and substance satisfactory to the Majority Lenders, no later than thirty (30) days prior to the date of that Permitted Acquisition; and

(d)	the aggregate enterprise values of all Permitted Acquisitions after the Signing Date does not exceed EUR 120,000,000 (or its equivalent in other currencies); and

(iii)	subject to Clause 17.3.1 (Disposals), shares owned by it or any other Group Company in any other Group Company.

17.4.2	Joint Ventures
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any Joint Venture or invest any amount (whether by way of loan, subscription for share capital, incurrence of any liabilities or otherwise) in any Joint Venture other than:

(i)	an investment by a Group Company (other than the Parent) in any Joint Venture to which it is a party at the date of this Agreement (an "existing Joint Venture") provided that such investment is:

(a)	expressly permitted under Clause 17.5 (Financing arrangement undertakings); or

(b)
made by way of equity contribution and/or shareholders' loans (provided that the aggregate amount of all such equity contributions and outstanding loans pursuant to Clause 17.5.3(ii)(a) (Loans) shall not exceed EUR 30,000,000 (or its equivalent in other currencies) at any time);

(ii)	an investment by a Group Company (other than the Parent) in any Joint Venture (other than any existing Joint Venture) without double counting where:

(a)	the liability of that Group Company in respect of that Joint Venture is limited to the aggregate amount invested by that Group Company in that Joint Venture;

(b)	any investment in that Joint Venture is made by way of equity subscription or shareholder loan; and

(c)
the aggregate Investment Amount invested in all Joint Ventures under this sub-paragraph (ii) does not exceed (i) EUR 70,000,000 (or its equivalent in other currencies) until the Final Repayment Date and (ii) EUR 30,000,000 (or its equivalent in other currencies) in any Financial Year.

17.5	Financing arrangement undertakings

17.5.1	Borrowings
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, incur or permit to be outstanding any Financial Indebtedness other than:

(i)
any Financial Indebtedness of the Group existing at the Signing Date (as listed in the certificate referred to in Part II-A (In relation to Certain Funds Advance) Schedule 3 (Conditions precedent)) and not to be refinanced as of the Term Facility Drawdown Date to the extent not exceeding EUR 1,000,000;

(ii)
amounts due under any Finance Document, the Existing Facilities Agreement (until the Term Facility Drawdown Date), or in respect of a Permitted Equity Injection (including Subordinated Loans but excluding Subordinated PIK Loans);

(iii)	any Financial Indebtedness permitted by Clauses 17.5.2 (Guarantees), 17.5.3 (Loans), or 17.5.4 (Hedging);

(iv)	loans arising by operation of law (including labour and tax regulations);

(v)
any Financial Indebtedness of any Group Company (including for the avoidance of doubt Subordinated PIK Loans but excluding Subordinated Loans; it being specified that any other loan to be made available by the Shareholder or a Shareholder Affiliate to an Obligor shall be prohibited) in an aggregate principal amount which does not exceed EUR 50,000,000 (or its equivalent in other currencies) at any time (excluding compounded interests with respect to Subordinated PIK Loans) (provided however that any amount outstanding under this paragraph (v) and any amount disposed under paragraph (ix) (Disposals) shall not exceed EUR 50,000,000 in aggregate at any time);

(vi)
any Financial Indebtedness created by any Partly Owned Storage and Logistics Company with a third party in respect of which, pursuant to the shareholder agreement or constitutional documents relating to that Partly Owned Storage and Logistics Company, the Group Company (the "investing Group Company") which holds a direct equity interest in that Partly Owned Storage and Logistics Company is not entitled to prohibit the creation of that Financial Indebtedness, provided that the aggregate amount of Financial Indebtedness ("Third Party Indebtedness") created pursuant to this sub-paragraph (vii) by Partly Owned Storage and Logistics Companies where any investing Group Company is liable for the debts of that Partly Owned Storage and Logistics Company does not exceed EUR 15,000,000 (or its equivalent in other currencies) at any time;

(vii)	amounts due under any customs guarantee (caution douanière) issued in the ordinary course of business to the extent not exceeding EUR 10,000,000 at any time;

(viii)
amounts due under any disposal of receivables by way of securitisation, factoring or otherwise, as permitted under paragraph 17.3.1 (ix) (Disposals) (provided however that any amount disposed under this paragraph (viii) and any amount outstanding under paragraph 17.5.1 (v) (Borrowings) above shall not exceed EUR 50,000,000 in aggregate at any time and without double counting); and

(ix)
any Financial Indebtedness under Financial Leases, provided that the aggregate capital value of all items so leased under outstanding Finance Leases by Group Companies does not exceed EUR 10,000,000 (or its equivalent in other currencies);

(x)	any other Financial Indebtedness incurred with the prior consent of the Majority Lenders.

17.5.2	Guarantees
No Obligor will, and each Obligor will procure that none of its Subsidiaries will grant or make available any guarantee other than:

(i)	any guarantee existing on the date of this Agreement, provided that the maximum amount guaranteed by any such guarantee shall not be increased after the date of this Agreement;

(ii)	any guarantee contained in any Finance Document (or the Existing Facilities Agreement (until the Term Facility Drawdown Date);

(iii)	any guarantee of Financial Indebtedness which is otherwise permitted under paragraph 17.5.1 (Borrowings);

(iv)
any guarantee given in relation to rental obligations in respect of real estate properties up to a maximum aggregate amount, together with any Security Interest referred to under paragraph (ix) of Clause 17.3.2, not exceeding EUR 5,000,000 (or its equivalent in other currencies);

(v)
any other guarantees given by a Group Company in the ordinary course of its (or any of its Subsidiaries' or Joint Ventures') business in respect of its obligations or the obligations of any of its Subsidiaries provided that such obligations do not have the nature of Financial Indebtedness and that the aggregate maximum contingent liability under all such guarantees does not exceed EUR 75,000,000 (or its equivalent in other currencies) at any time; and

(vi)
any guarantee or letter of credit (including in the form of documentary credit (crédit documentaire) granted or issued on behalf of any Group Company in the ordinary course of business for the purpose of guaranteeing the shipping of LPG (liquefied petroleum gas), provided that (a) the aggregate amount of all liabilities outstanding at any time under such guarantees or letters of credit does not exceed EUR 75,000,000 (or its equivalent in other currencies) and (b) the duration of each guarantee or letter of credit does not exceed 60 days.

17.5.3	Loans
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, make any loans or grant any credit to any person other than:

(i)	credit granted by any Group Company in the ordinary course of its trading activities;

(ii)	any loan made by a Group Company (the "lending Group Company") to any other Group Company (the "borrowing Group Company"), provided that:

(a)
the aggregate amount of outstanding loans made by Obligors to Group Companies (other than loans made for the purposes of making a Permitted Acquisition) which are not Obligors (together with the aggregate amount of equity contributions and/or shareholders' loans made pursuant to Clause 17.4.2(i) (Joint Ventures) but excluding for the avoidance of doubt any equity contributions made pursuant to Clause 17.4.2(ii) (Joint Ventures)) shall at no time exceed EUR 25,000,000 (or its equivalent in other currencies); and

(b)
if the lending Group Company is a Borrower under the Revolving Facility and the intercompany loan is in excess of EUR 1,000,000, that lending Group Company grants to the Finance Parties an assignment (cession) of the benefit of that intercompany loan by way of security (pursuant to the Loi Dailly);

(iii)	any loan made to a Joint Venture to the extent permitted under Clause 17.4.2 (Joint Ventures);

(iv)
any loan or grant of credit to employees of the Group (to the extent permissible under applicable law) provided that the maximum aggregate principal amount of all such loans shall not exceed EUR 1,000,000 (or its equivalent in other currencies) for the Group taken as a whole; and

(v)	any other loan or grant of credit granted with the prior consent of the Majority Lenders.

17.5.4	Hedging

(i)
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any Derivative Instrument other than (a) in relation to the Parent only, the Hedging Agreements referred to in sub-paragraph (ii) below and (b) Derivative Instruments entered into by any Group Company (other than the Parent) in the ordinary course of its business for the purpose of managing or hedging its exposure to interest rates, exchange rates or commodity prices (but excluding Derivative Instruments entered into for speculative purposes).

(ii)
The Parent will ensure that, for a period of at least three (3) years from the Closing Date, it has hedging of interest rate exposure in relation to at least 66 2/[3] per cent. (and, if the Parent decide so, up to 100.00% (one hundred per cent.)) of the amount of funds available under the Term Facility).

(iii)	The Parent agree to use standard ISDA Master Agreement or FBF Master Agreement as Hedging Agreements.

17.6	Conduct of business undertakings

17.6.1	Insurance

(i)
Each Obligor will, and will procure that each of its Subsidiaries will effect and thereafter maintain insurances at its own expense in relation to all its assets and risks of an insurable nature with reputable insurers which:

(a)	provide cover against such risks, and to such extent, as normally insured against by other companies owning or possessing similar assets or carrying on similar businesses; and

(b)	shall be in amounts which would in the circumstances be prudent for those companies.

(ii)	The Parent will:

(a)
supply to the Facility Agent on request copies of each policy for insurance required to be maintained in accordance with Clause 17.6.1 (the "policies"), together with the current premium receipts relating to the policies;

(b)	as soon as reasonably practicable, notify the Facility Agent of any material change to the insurance cover of each Obligor and each Obligor's Subsidiaries; and

(c)
as soon as reasonably practicable, notify the Facility Agent of any claim under any policy which is for, or is reasonably likely to result in a claim under that policy for, an amount in excess of EUR 5,000,000 (or its equivalent in other currencies).

17.6.2	Intellectual Property
Each Obligor will, and will procure that each of its Subsidiaries will:

(i)	ensure that it beneficially owns or has all necessary consents to use all the Intellectual Property Rights that it requires in order to conduct its business;

(ii)	observe and comply with all obligations and laws applicable to it in relation to the Intellectual Property; and

(iii)	maintain and protect the Intellectual Property required for the operation of its business;
in each case where not doing so could reasonably be expected to prejudice the interests of the Finance Parties under the Finance Documents.

17.6.3	Taxes
Each Obligor will, and will procure that each of its Subsidiaries will, pay when due (or within any applicable time limit), all Taxes imposed upon it or any of its assets, income or profits on any transactions undertaken or entered into by it except in relation to any bona fide tax dispute (for which, if applicable, provision has been made in its accounts).

17.6.4	Arm's length transactions
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, enter into any agreement or arrangement other than on an arm's length basis.

17.7	Environmental undertakings
Each Obligor will, and each Obligor will procure that each Group Company will:

(i)	comply in all material respects with all Environmental Approvals (necessary in connection with the ownership and operation of its business) and Environmental Laws applicable to it;

(ii)	obtain and maintain to the satisfaction of all relevant regulatory bodies all Environmental Approvals (necessary in connection with the ownership and operation of its business);

(iii)
promptly upon receipt of the same notify the Facility Agent of any claim, notice or other communication served on it in relation to any Environmental Law or Environmental Approval (necessary in connection with the ownership and operation of its business) or if it becomes aware of any actual material variation to any Environmental Law or Environmental Approval (necessary in connection with the ownership and operation of its business);

(iv)
promptly notify the Facility Agent of any material investment required to be made by any Group Company to maintain, acquire, renew, modify, amend, surrender or revoke any Environmental Approval (necessary in connection with the ownership and operation of its business) or if it otherwise becomes aware of such a requirement; and

(v)	use all reasonable precautions to avoid actions which may give rise to a material liability under Environmental Law.

17.8	Changes to Subsidiary constitutional documents
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, agree to any amendment of its constitutional documents which could reasonably be expected to be materially adverse to the interests of any Finance Party under any Finance Document (excluding, for the avoidance of doubt, any amendment in connection with any transaction permitted under Clause 17.9 (Share capital, dividend and other junior financing arrangement undertakings)).

17.9	Share capital, dividend and other junior financing arrangement undertakings

17.9.1	Share issues
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, allot or issue any securities (valeurs mobilières) other than:

(i)	an issue of shares by one Group Company to another Group Company allowing, in the case of non wholly-owned members of the Group, for proportionate issues to minority shareholders;

(ii)	an issue of shares by one Group Company to any Group pension scheme or employee incentive scheme;

(iii)	any issue of shares in the Parent for the purposes of a Permitted Equity Injection;

(iv)	any issue of shares in Parent through conversion of debt (augmentation de capital par incorporation de créances); or

(v)	any issue of shares with the prior consent of the Majority Lenders.

17.9.2	Redemption and acquisition of own shares
No Obligor will, and each Obligor will procure that none of its Subsidiaries will, directly or indirectly redeem, purchase, retire or otherwise acquire any shares or warrants issued by it or otherwise reduce its capital, other than:

(i)	in favour of an Obligor;

(ii)	where it is obliged to do so by law; or

(iii)	for the purpose of making payments under this Agreement.

17.9.3	Dividend and interest payment under the Subordinated Loans
The Parent procures that no dividend shall be distributed by it and no interest arising from a Subordinated Loan shall be paid in cash in case of:

(i)	the occurrence of an Event of Default and for so long as it is continuing; or

(ii)
the Leverage Ratio, as calculated on a pro forma basis (taking into account the distribution or the payment of cash interest) for the Testing Date immediately preceding the proposed distribution or payment of cash interest and for the Testing Date occurring immediately after the proposed distribution or payment of cash interest, being higher than the Leverage Ratio to be complied with on each of these relevant Testing Dates.

17.9.4	Subordinated Loans
No principal amount under any Subordinated Loan or any Subordinated PIK Loan shall be repaid or prepaid other than in accordance with the provisions of the Intercreditor Agreement and no interest arising under any Subordinated PIK Loan shall be paid in cash other than in accordance with the provisions of the Intercreditor Agreement.

17.10	Information and Accounting Undertakings

17.10.1	Defaults

(i)
Each Obligor shall notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(ii)
Promptly upon a request by the Facility Agent, the Parent shall supply to the Facility Agent a certificate signed by its chief executive officer and chief financial officer on its behalf certifying that no Event of Default is continuing (or if an Event of Default is continuing, specifying the Event of Default and the steps, if any, being taken to remedy it).

17.10.2	Financial statements
The Parent will deliver to the Facility Agent (with sufficient copies for each of the Lenders if requested):

(i)	as soon as available, and in any event within one hundred and twenty (120) days after the end of each Financial Year, copies of:

(a)
the audited consolidated accounts of the Group as at the end of and for that Financial Year, including a profit and loss account, balance sheet, cash flow statement and directors and auditors' report on those accounts and for the first time in relation to the Financial Year ending on 30 September 2015; and

(b)	the audited accounts of each Obligor for that Financial Year;

(ii)
as soon as available, and in any event within sixty (60) days of the end of the first Accounting Half-Year in each Financial Year, copies of the unaudited consolidated management accounts of the Group as at the end of and for that Accounting Half-Year, including, for the six (6) month period comprising such Accounting Half-Year, a profit and loss account, balance sheet, cash flow statement and management commentary for the Group, in such form as the Facility Agent may reasonably require;

(iii)	within fifteen (15) days after the beginning of each Financial Year, the Operating Budget for that Financial Year, in such form as the Facility Agent may reasonably require, which accounts, Operating Budget and update to the Operating Budget shall, in each case, have been approved by the chief financial officer of the Parent.

17.10.3	Compliance Certificates

(i)
Each of the Annual Accounts and Half-Year Accounts must be accompanied by a certificate signed by the chief financial officer and (in the case of the Annual Accounts only) the mandataire social of the Parent, which shall:

(a)
certify whether or not, as at the date of the relevant accounts, the Parent was in compliance with the financial covenants contained in Clause 17.17 (Financial Covenant) and contain reasonably detailed calculations of the Leverage Ratio; and

(b)	confirm that, as at the date of that certificate, no Event of Default is outstanding and, to best of knowledge after due and careful inquiry, no Potential Event of Default is outstanding.

(ii)	Each of the Annual Accounts must be accompanied by a certificate from the Auditors which shall be in a form substantially in the form provided in Schedule 6 (Auditors Certificate).

17.10.4	Approved accounting principles
All accounts of any Group Company delivered to the Facility Agent under this Agreement shall be prepared in accordance with the Approved Accounting Principles. If there is a change in the Approved Accounting Principles after the date of this Agreement:

(i)	the Parent shall as soon as practicable advise the Facility Agent;

(ii)
following request by the Facility Agent, the Parent and the Facility Agent shall negotiate in good faith with a view to agreeing any amendments to Clause 17.17 (Financial Covenant) and the financial definitions related thereto which are necessary to give the Lenders comparable protection to that contemplated by those Clauses at the date of this Agreement;

(iii)
if amendments satisfactory to the Majority Lenders are agreed by the Parent and the Facility Agent within thirty (30) days of that notification to the Facility Agent, those amendments shall take effect in accordance with the terms of that agreement; and

(iv)	if amendments satisfactory to the Majority Lenders are not so agreed within thirty (30) days then, within fifteen (15) days after the end of that 30 day period, the Parent shall either:

(a)
deliver to the Facility Agent, in reasonable detail and in a form satisfactory to the Facility Agent, details of all any adjustments which need to be made to the relevant accounts in order to bring them into line with the Approved Accounting Principles as at the date of this Agreement; or

(b)	ensure that the relevant accounts are prepared in accordance with the Approved Accounting Principles as at the date of this Agreement.

17.10.5	Management meetings
The Facility Agent shall be entitled to call for meetings with the chief executive officer and/or the chief financial officer of each Borrower twice in each Financial Year to discuss financial information delivered under Clause 17.10.2 (Financial statements) on reasonable prior notice and at times reasonably convenient to the chief executive officer and/or chief financial officer.

17.10.6	Accounting reference date and tax consolidation

(i)
The Parent shall not change its Financial Year end without the prior consent of the Facility Agent. The Parent shall procure that the Financial Year end of each of its Subsidiaries is the same as the Financial Year end (except, in the case of a Partly Owned Storage and Logistics Company which, as at the Signing Date, has a different Financial Year end and, pursuant to the terms of the shareholders agreement or constitutional documents relating to that Partly Owned Storage and Logistics Company, the Group Company which holds a direct equity interest in that Partly Owned Storage and Logistics Company is not entitled to procure a change of that existing financial year end).

(ii)
Each Obligor undertakes to procure that the consolidated tax group status (intégration fiscale) of the Parent and each of the Parent's Subsidiaries which fulfills the conditions for inclusion in the consolidated tax group of the Parent will continue for so long as any Obligor has any obligation under any Finance Document.

17.10.7	Investigations

(i)	If the Majority Lenders have reasonable grounds for believing that either:

(a)	any accounts or calculations provided under this Agreement are inaccurate or incomplete in any material respect; or

(b)	the Parent is, or is reasonably likely to be, in breach of any of its obligations under Clause 17.17 (Financial Covenant), then the Parent will at its own expense, if so required by the Facility Agent, instruct the Auditors (or other firm of accountants selected by the Facility Agent) to discuss the financial position of the Group with the Facility Agent and to disclose to the Facility Agent and the Lenders (and provide copies of) such information as the Facility Agent may reasonably request regarding the financial condition and business of the Group.

(ii)
If, having taken the steps in sub-paragraph (i) above, the Majority Lenders request so, the Facility Agent may instruct the Auditors (or other firm of accountants selected by the Facility Agent) to carry out an investigation at the Parent's expense into the affairs, the financial performance and/or the accounting and other reporting procedures and standards of the Group, and the Parent will procure that full co-operation is given to the Auditors or other firm of accountants so selected.

17.10.8	Other information

(i)	The Parent will promptly deliver to the Facility Agent (in sufficient copies for all the Lenders, if the Facility Agent so requests):

(a)	all documents dispatched by the Parent to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)
promptly upon becoming aware of them, the revised list of all Material Subsidiaries if a change occurs, any information regarding the ongoing proceeding under competition law on price fixing with the competition authority, the details of any litigation, labour dispute, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might, if adversely determined, have a Material Adverse Effect;

(ii)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Facility Agent) may reasonably request; and

(iii)
promptly, details of any amendment, waiver, consent, breach, notice or claim in respect of any Acquisition Documents or Permitted Equity Injections related documents, which could reasonably be expected to be materially adverse to the interests of any Finance Party under any Finance Document.

17.10.9	"Know your customer" checks

(i)	If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of any member of the Group after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Facility Agent or any Lender (or, in the case of paragraph (c) above, any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each member of the Group shall promptly upon the request of the Facility Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (c) above, on behalf of any prospective new Lender) in order for the Facility Agent, such Lender or, in the case of the event described in paragraph (c) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(ii)
Each Lender shall promptly upon the request of the Facility Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Facility Agent (for itself) in order for the Facility Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

17.11	Amendments to Transaction Documents
No Obligor shall (and each Obligor shall procure that no relevant member of the Group which is a party to a relevant Transaction Document will) amend, vary, novate, supplement, supersede, terminate or waive any term of the Transaction Documents which in any such case is reasonably likely to materially and adversely affect the interests of the Finance Parties under the Finance Documents, notably the Parent procure that no provision of any of the Permitted Equity Documents will be amended, variated, novated, supplemented, superseded or waived in a manner:

(i)	that would result in the shortening of their maturity to a date which is prior to the Final Repayment Date; or

(ii)	with respect to the Subordinated PIK Loans, that would affect their existing provisions related to the payment and/or capitalisation of interests or their principal amount; or

(iii)	with respect to the Subordinated Loans, that would increase the amount of interests or their principal amount, in each case, without the prior consent of the Lenders.

17.12	Acquisition Documents

(i)
The Parent shall promptly pay all amounts payable to the Vendor under the Acquisition Documents as and when they become due (except to the extent that any such amounts are being contested in good faith by it and where adequate reserves are set aside for any such payment).

(ii)
The Parent shall take all reasonable and practical steps to preserve and enforce its rights (or the rights of any other Group Company, as the case may be) and pursue any claims and remedies arising under any Acquisition Documents unless the taking of such steps would be commercially detrimental to any member of the Group.

17.13	Financial assistance
The obligations of each Obligor incorporated in France shall not include any obligation which if incurred would constitute a violation to its corporate interest ("intérêt social") or the provision of financial assistance as defined by Article L.225-216 of the French Code de commerce for the subscription, or the acquisition or the refinancing of the acquisition of its own shares, and shall be limited at any time to the aggregate of the amounts due by its direct and indirect Subsidiaries under the Finance Documents increased by the outstanding amount of any intercompany loan (or other debt instruments) financed by an Advance under this Agreement and made available to it, it being specified for the avoidance of doubt that any amount paid by such Obligor under this Agreement shall reduce pro tanto the amount outstanding under such intercompany loans (or other debt instruments).

17.14	Centre of main interests and establishments
No Obligor shall cause or allow its Centre of Main Interests to change.

17.15	Sanctions

(i)
Each Obligor undertakes that it will not, and will procure that each Group Company will not, directly or indirectly, use the proceeds of any Advance under the Facilities, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is a Sanctioned Person or Sanctioned Country, or (b) in any other manner that would result in a violation of Sanctions by any party to the Finance Documents, whether as underwriter, advisor, investor, or otherwise.

(ii)
Each Obligor shall ensure that (a) no person that is a Sanctioned Person will have any legal or beneficial interest in any funds repaid or remitted by the Borrower to any Lender in connection with the Facilities, and (b) it shall not use any revenue or benefit derived from any activity or dealing with a Sanctioned Person for the purpose of discharging amounts owing to the Lenders in respect of the Facilities.

(iii)	Each Obligor shall implement and maintain appropriate safeguards designed to prevent any action that would be contrary to paragraph (i) or (ii) above.

(iv)
Each Obligor shall, and shall procure that each other member of the Group will, promptly upon becoming aware of the same, supply to the Facility Agent details of any claim, action, suit, proceedings or investigation against it with respect to Sanctions.

(v)
Each Obligor undertakes that it will not, and will procure that each Group Company will not, directly or indirectly, engage in any transaction, activity or conduct that would violate Sanctions applicable to them.

17.16	Anti-corruption laws and anti-money laundering

(i)
No Obligor shall (and the Parent shall ensure that no other member of the Group will) directly or indirectly use the proceeds of the Facilities for any purpose which would breach an anti-corruption legislation in any jurisdiction.

(ii)	Each Obligor shall (and the Parent shall ensure that each Group Company will):

(a)	conduct its businesses in compliance with applicable anti-corruption laws or regulations and anti-money laundering laws or regulations; and

(b)	maintain policies and procedures designed to promote and achieve compliance with such laws or regulations.

17.17	Financial Covenant
The Parent will procure that the Leverage Ratio as at each Testing Date for the Testing Period ending on that Testing Date shall not exceed:

(i)	from the Closing Date to 30 September 2015, 3.75:1; and

(ii)	as from 31 March 2016, 3.50:1.

17.18	Calculation

(i)
The covenants contained in Clause 17.17 (Financial Covenant) and the calculation of the Leverage Ratio will be tested by reference to the Annual Accounts and the Half-Year Accounts for the relevant Testing Period.

(ii)
If the Annual Accounts are not available when the Leverage Ratio is tested, but when those Annual Accounts become available, they show that the figures in any relevant Half-Year Accounts utilised for any such calculation cannot have been substantially accurate, the Facility Agent may require such adjustments to the calculations made or to be made which it, in its sole discretion, considers appropriate to rectify that inaccuracy and compliance with the covenants in Clause 17.17 (Financial Covenant) and the calculation of the Leverage Ratio will be determined by reference to those adjusted figures.

(iii)	The components and the calculation of the Leverage Ratio will be calculated in accordance with the Approved Accounting Principles, as varied by this Agreement.

(iv)	For the avoidance of doubt, for the purpose of calculating the Leverage Ratio, each component of such ratio shall not double-count the same amount in the same calculation.

17.19	Calculation Adjustments
For the purpose of the calculation of the Leverage Ratio, if the Group acquires a company or companies (having obtained any necessary consent under this Agreement to do so), until the first Testing Date which falls more than twelve (12) months after the relevant company or companies became Subsidiaries of the Parent, the results of such company or companies will be deemed included with those of the rest of the Group for the full duration of the relevant Testing Period as if such company or companies had become a Group Company at the commencement of the Testing Period. Any necessary aggregation of their results will be confirmed by the Auditors and will not include any synergy benefits expected (save as provided in the definition of Permitted Acquisition in Clause 1.1 (Definitions)) to be achieved as a result of the acquisition of such company or companies.

18.	EVENTS OF DEFAULT

18.1	List of events
Each of the events set out in this Clause 18.1 constitutes an Event of Default, whether or not the occurrence of the event concerned is outside the control of any Group Company.

18.1.11	Payment default
Any Obligor fails to pay on the due date (or within five (5) Business Days of the due date where the failure to pay is for administrative or technical reasons) any amount payable by it under any Finance Document at the place at which and in the currency in which it is expressed to be payable.

18.1.12	Breach of Financial Covenant
Any requirement of Clause 17.17 (Financial Covenant) is not satisfied.

18.1.13	Breach of other obligations
Any Obligor fails to comply with any provision of the Finance Documents (other than a provision referred to in Clauses 18.1.1 and 18.1.2 above) to which it is a party and, if that failure is capable of remedy, it is not remedied within fifteen (15) Business Days of the earlier of the Facility Agent giving notice to the Parent or the Parent becoming aware of such failure to comply.
Any party to the Intercreditor Agreement (other than Finance Party) fails to comply with any provision of the Intercreditor Agreement or the Intercreditor Agreement ceases to be binding upon any such party for whatever reason.

18.1.14	Misrepresentation
Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and, if the circumstances giving rise to that default are capable of remedy, they are not remedied within fifteen (15) Business Days of the earlier of the Facility Agent giving notice to the Parent or the Parent becoming aware of such misrepresentation.

18.1.15	Unlawfulness - Illegality

(i)
Any provision of any Finance Documents is or becomes invalid or unenforceable for any reason or is repudiated or the validity or enforceability of any provision of any Finance Document is contested by any person or any party to any Finance Document (other than a Finance Party) denies the existence of any liability or obligation on its part under any Finance Document.

(ii)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

18.1.16	Insolvency

(i)	Any Obligor or any Material Subsidiary is in cessation des paiements within the meaning of article L.631-1 of the French Commercial Code (Code de Commerce).

(ii)
Any Obligor or any Material Subsidiary, for the purpose of any applicable law, admits its inability to pay its debts as they fall due or becomes insolvent or a moratorium (sursis de paiements) is declared in relation to its indebtedness.

18.1.17	Insolvency Proceedings

(i)	Any corporate action or legal proceedings is taken in relation to:

(a)
the suspension of payments, a moratorium of any indebtedness, the winding-up, dissolution, receivership (redressement judiciaire) of any Obligor or any Material Subsidiary or the opening of any proceeding set forth in Livre VI, Titres I, II, III et IV of the French Code de Commerce; or

(b)
the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any of its assets or any Material Subsidiary, except if otherwise permitted under this Agreement; or

(ii)
any liquidator, trustee in bankruptcy, judicial custodian, conservator, assignee, sequestrator, trustee, compulsory manager, receiver, administrative receiver, administrator or the like (including, without limitation, in respect of any Obligor, any "mandataire ad hoc", "administrateur judiciaire", "administrateur provisoire", "conciliateur" or "mandataire liquidateur" or any person as a result of jugement de sauvegarde, sauvegarde financière accelérée or sauvegarde accélérée or any similar proceeding set forth in Livre VI, Titres I, II, III et IV of the French Code de Commerce) is appointed in respect of any Obligor or any part of its assets or any Material Subsidiary or the directors of any Obligor request such appointment; or

(iii)
a judgement is issued for the opening of a procédure de sauvegarde, sauvegarde financière accelérée or sauvegarde accélérée, the judicial liquidation "liquidation judiciaire" or the "redressement judiciaire" or the transfer of the whole or part of the business "cession de l'entreprise" of any Obligor or any Material Subsidiary; or

(iv)	any other steps are taken to enforce any Encumbrance over any substantial part of the assets of any Obligor or any Material Subsidiary.

18.1.18	Creditors' Process
Any of the enforcement proceedings provided for in French law no.91 650 of 9 July 1991, or any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of EUR 6,000,000 (or its equivalent in any other currency or currencies) and is not discharged within thirty (30) days.

18.1.19	Cessation of business
The Parent or any Material Subsidiary ceases, or threatens or proposes to cease to carry on all or a substantial part of its business (cessation totale ou partielle de l'entreprise) other than as a result of a transfer of all or any part of its business to a Group Company as permitted under the Finance Documents.

18.1.20	Cross default
Any Financial Indebtedness of any Group Company or Group Companies exceeding EUR 3,000,000 (or its equivalent in other currencies) in aggregate:

(i)	is not paid when due or within any originally applicable grace period in any agreement relating to that Financial Indebtedness; or

(ii)
becomes due and payable (or capable of being declared due and payable but in this case unless the existence of the relevant event of default is being contested in good faith by the relevant Group Company before the relevant court) before its normal maturity or is placed on demand (or any commitment for any such indebtedness is cancelled or suspended) by reason of a default or event of default (however described).

18.1.21	Auditors' qualification
The Auditors qualify their report on any Annual Accounts in any manner which could reasonably be expected to prejudice the interests of the Finance Parties under the Finance Documents.

18.1.22	Change to constitutional documents
There is an amendment of any term of any constitutional document of any Obligor which could reasonably be expected to be materially adverse to the interests of any Finance Party under the Finance Documents.

18.1.23	Tax consolidation

(i)
The Group loses, for whatever reason (including as a result of any change of law or interpretation in law) the benefit of the tax consolidation regime (intégration fiscale) for the Group and UGI Bordeaux, unless, within thirty (30) days of the occurrence of the relevant event causing the loss of the tax consolidation regime, the Parent has provided written details to the Facility Agent of a solution to that loss which is satisfactory to the Majority Lenders (acting reasonably).

(ii)
An amendment or waiver is made to the Tax Consolidation Agreement without the prior consent of the Majority Lenders, which could reasonably be expected to be materially adverse to the interests of the Finance Parties under the Finance Documents.

18.1.24	Material Adverse Effect
At any time there occurs any event or default not mentioned in any of the provisions of this Clause 18.1 which could reasonably be expected to have a Material Adverse Effect.

18.1.25	Acquisition Documents
Any party to an Acquisition Document breaches any obligation thereunder and, if such default is capable of remedy within a grace period applicable under that Acquisition Document, such party shall have failed to cure it within such grace period, where such breach materially and adversely affects the interests of the Lenders under the Finance Documents.

18.1.26	Expropriation
The authority or ability of any Obligor or Material Subsidiary to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or Material Subsidiary or any of its material assets.

18.1.27	Litigation
Any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened in relation to the Transaction Documents or the transactions contemplated in the Transaction Documents or against any Group Company or its assets which have or are reasonably likely to have a Material Adverse Effect.

18.2	Acceleration
On and at any time after the occurrence of an Event of Default which is continuing the Facility Agent shall, without mise en demeure or any other judicial or extra judicial step, if so directed by the Majority Lenders, by notice to the Parent:

(i)
terminate the availability of the Facilities, whereupon the Facilities shall immediately cease to be available for drawing, the undrawn portion of the Commitments of each of the Lenders shall be immediately cancelled and no Lender shall be under any further obligation to make Advances; and/or

(ii)
declare all or any Advances, accrued interest on those Advances and any other amounts accrued or outstanding under any Finance Document to be immediately due and payable, whereupon those amounts shall become so due and payable.

18.3	Clean-Up Period

18.3.3
In respect of circumstances affecting the Target Group on or before the Closing Date (provided such circumstance was not known by the Parent) or in respect of circumstances affecting the Target Group after the Closing Date and which would otherwise constitute a breach of representation or warranty, a breach of undertaking or a Default and that breach or Default (except for the avoidance of doubt, any breach of a financial covenant):

(i)	is capable of remedy and reasonable steps are being taken to remedy it;

(ii)	the circumstances giving rise to it have not been procured by or approved by the Parent; and

(iii)	is not reasonably likely to have a Material Adverse Effect; and

(iv)	is notified by the Parent to the Facility Agent as soon as reasonably practicable, then, unless it continues to exist after the expiry of the Clean-Up Period, such circumstances will be deemed not to be a breach of representation or warranty, breach of undertaking or a Default (as the case may be).

18.3.4
If the relevant circumstances are continuing on or after the expiry of the Clean-up Period, there shall be a breach of representation or warranty, breach of undertaking or a Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

19.	THE AGENTS AND THE OTHER FINANCE PARTIES

19.1	Agents' appointment
Each Lender:

(i)
appoints Natixis as Facility Agent to act as its agent under and in connection with the Finance Documents and as Security Agent to act as its security agent for the purposes of the Security Documents and to execute the Intercreditor Agreement and any documents to be executed on Closing Date and any Security Documents on its behalf; and

(ii)
irrevocably authorises each Agent for and on its behalf to exercise the rights, powers and discretions which are specifically delegated to it by the terms of the Finance Documents, together with all rights, powers and discretions which are incidental thereto and to give a good discharge for any monies payable under the Finance Documents.

Each Agent will act solely as agent for the Lenders in carrying out its functions as agent under the Finance Documents and will exercise the same care as it would in dealing with a credit for its own account.
The relationship between the Lenders and each Agent is that of principal and agent only. No Agent shall have, nor be deemed to have, assumed any obligations to, or trust or fiduciary relationship with, the other Finance Parties or any Obligor, other than those for which specific provision is made by the Finance Documents.

19.2	Agents' duties
Each Agent shall:

(i)	send to each Lender details of each communication delivered to the Facility Agent by an Obligor for that Lender under any Finance Document as soon as reasonably practicable after receipt;

(ii)
subject to those provisions of this Agreement which require the consent of all the Lenders, act in accordance with any instructions from the Majority Lenders or, if so instructed by the Majority Lenders, refrain from exercising a right, power or discretion vested in it under any Finance Document;

(iii)	have only those duties, obligations and responsibilities expressly specified in the Finance Documents; and

(iv)	without prejudice to Clause 19.6(iii) (Communications and information), promptly notify each Lender:

(a)	of any Default which occurs under Clause 18.1.1 (Payment default); and

(b)	if the Facility Agent receives notice from an Obligor referring to this Agreement, describing a Default and stating that the circumstance described is a Default.

19.3	Agents' rights
Each Agent may:

(i)
perform any of its duties, obligations and responsibilities under the Finance Documents by or through its personnel, delegates or agents (on the basis that each Agent may extend the benefit of any indemnity received by it under this Agreement to its personnel, delegates or agents);

(ii)
except as expressly provided to the contrary in any Finance Document, refrain from exercising any right, power or discretion vested in it under the Finance Documents until it has received instructions from the Majority Lenders or, where relevant, all the Lenders;

(iii)	unless it has received notice to the contrary, treat the Lender which makes available any portion of a Drawing as the person entitled to repayment of that portion;

(iv)
refrain from doing anything which would or might in its opinion be contrary to any law, regulation or judgement of any court of any jurisdiction or otherwise render it liable to any person and may do anything which is in its opinion necessary to comply with any such law, regulation or judgement;

(v)	assume that no Default has occurred, unless an officer of that Agent while active on the account of the Parent acquires actual knowledge to the contrary;

(vi)
refrain from taking any step (or further step) to protect or enforce the rights of any Lender under any Finance Document until it has been indemnified and/or secured to its satisfaction against all losses, (including legal fees) which it would or might sustain or incur as a result;

(vii)
rely on any communication or document believed by it to be genuine and correct and to have been communicated or signed by the person to whom it purports to be communicated or by whom it purports to be signed;

(viii)	rely as to any matter of fact which might reasonably be expected to be within the knowledge of any Group Company in a statement by or on behalf of that Group Company;

(ix)	obtain and pay for any legal or other expert advice or services which may seem necessary or desirable to it and rely on any such advice;

(x)	accept without enquiry any title which an Obligor may have to any asset intended to be the subject of the security created by the Security Documents;

(xi)
hold or deposit any title deeds, Security Documents or any other documents in connection with any of the assets charged by the Security Documents with any banker or banking company or any company whose business includes undertaking the safe custody of deeds or documents or with any lawyer or firm of lawyers and it shall not be responsible for or be required to insure against any loss incurred in connection with any such holding or deposit and it may pay all amounts required to be paid on account or in relation to any such deposit;

(xii)	unless a Finance Document expressly provides otherwise, disclose to any other Party any information it reasonably believes it has received as agent under this Agreement; and

(xiii)
without prejudice to the generality of paragraph (xii) above, the Facility Agent (a) may disclose, and (b) on the written request of the Parent or the Majority Lenders shall, as soon as reasonably practicable, disclose, the identity of a Defaulting Lender to the Parent and to the other Finance Parties.

19.4	Exoneration of the Mandated Lead Arrangers, Underwriters and Bookrunners, the Senior Mandated Lead Arranger and the Agents
None of the Mandated Lead Arrangers, Underwriters and Bookrunners, the Senior Mandated Lead Arranger, the Agents or any of their respective personnel or agents shall be:

(i)
responsible for the adequacy, accuracy or completeness of any representation, warranty, statement or information in any Finance Document or any notice or other document delivered under any Finance Document;

(ii)	responsible for the execution, delivery, validity, legality, adequacy, enforceability or admissibility in evidence of any Finance Document;

(iii)	obliged to enquire as to the occurrence or continuation of a Default or as to the accuracy or completeness of any representation or warranty made by any Obligor under any Finance Document;

(iv)	responsible for any failure of any Obligor or any of the Lenders duly and punctually to observe and perform their respective obligations under any Finance Document;

(v)	responsible for the consequences of relying on the advice of any professional advisers selected by any of them in connection with any Finance Document;

(vi)
liable for acting (or refraining from acting) in what it believes to be in the best interests of the Lenders in circumstances where it has been unable, or it is not practicable, to obtain the instructions of the Lenders or the Majority Lenders (as the case may be); or

(vii)
liable for anything done or not done by it under or in connection with any Finance Document, save in the case of its own gross negligence or wilful misconduct or by a material breach of any of its obligations under the Finance Documents.

19.5	The Mandated Lead Arrangers, Underwriters and Bookrunners, the Senior Mandated Lead Arranger and the Agents individually
If it is a Lender, each of the Mandated Lead Arrangers, Underwriters and Bookrunners, the Senior Mandated Lead Arranger and each of the Agents shall have the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as if it were not also acting as an arranger or an agent.
The Mandated Lead Arrangers, Underwriters and Bookrunners, the Senior Mandated Lead Arranger and the Agents may:

(i)	retain for its own benefit and without liability to account any fee or other amount receivable by it for its own account; and

(ii)
accept deposits from, lend money to, provide any advisory, trust or other services to or engage in any kind of banking or other business with any party to this Agreement or any subsidiary of any party (and, in each case, may do so without liability to account).

19.6	Communications and information

(i)
All communications to an Obligor in connection with the Finance Documents are to be made by or through the Facility Agent. Each Finance Party will notify the Facility Agent of, and provide the Facility Agent with a copy of, any communication between that Finance Party, an Obligor or any other Finance Party on any matter concerning the Facilities or the Finance Documents.

(ii)
No Agent will be obliged to transmit to any other Finance Party any information relating to any party to any Finance Document which that Agent may have acquired otherwise than in connection with the Facilities or the Finance Documents. Notwithstanding anything to the contrary expressed or implied in any Finance Document, no Agent shall, as between itself and the other Finance Parties, be bound to disclose to any other Finance Party or other person any information, disclosure of which might in the opinion of that Agent result in a breach of any law or regulation or be otherwise actionable at the suit of any person or any information supplied by any Group Company to any Agent which is identified by such Group Company at the time of supply as being unpublished, confidential or price sensitive information relating to a proposed transaction by a Group Company and supplied solely for the purpose of evaluating in consultation with the relevant Agent whether such transaction might require a waiver or amendment to any of the provisions of the Finance Documents.

(iii)
In acting as agent for the Lenders, each Agent's banking division will be treated as a separate entity from any other of its divisions (or similar unit of that Agent in any subsequent re-organization) or subsidiaries (the "Other Divisions" and, if the relevant Agent acts for any Group Company in a corporate finance or other advisory capacity ("Advisory Capacity"), any information given by any Group Company to one of the Other Divisions is to be treated as confidential and will not be available to the Finance Parties without the consent of the Parent, except that:

(iv)
the consent of the Parent will not be required in relation to any information which the relevant Agent in its discretion determines relates to a Default or in relation to which the Lenders have given a confidentiality undertaking in a form satisfactory to that Agent and the relevant Group Company (acting reasonably); and

(v)
if representatives or employees of the relevant Agent receive information in relation to a Default whilst acting in an Advisory Capacity, they will not be obliged to disclose that information to representatives or employees of that Agent in their capacity as agent bank or security agent under this Agreement or to any Lender, if to do so would breach any rule or regulation or fiduciary duty imposed upon those persons.

19.7	Non-reliance on the Mandated Lead Arrangers, Underwriters and Bookrunners, the Senior Mandated Lead Arranger and the Agents
Each Lender confirms that it is (and will at all times continue to be) solely responsible for making its own independent investigation and appraisal of the business, operations, financial condition, creditworthiness, status and affairs of each Group Company and has not relied, and will not at any time rely, on any of the Mandated Lead Arrangers, Underwriters and Bookrunners, the Senior Mandated Lead Arranger or any Agent:

(i)
to provide it with any information relating to the business, operations, financial condition, creditworthiness, status and affairs of any Group Company, whether coming into its possession before or after the making of any Advance, except as specifically provided otherwise in this Agreement; or

(ii)
to check or enquire into the adequacy, accuracy or completeness of any information provided by any Group Company under or in connection with any Finance Document (whether or not that information has been or is at any time circulated to it by any Mandated Lead Arranger, Underwriter or Bookrunner, the Senior Mandated Lead Arranger or an Agent); or

(iii)	to assess or keep under review the business, operations, financial condition, creditworthiness, status or affairs of any Group Company.

19.8	Agents' indemnity

(i)
Each Lender shall on demand indemnify each Agent (in proportion to that Lender's participation in the Drawings (or the Total Commitments if there are no Drawings outstanding) at the relevant time) against any loss incurred by the relevant Agent in complying with any instructions from the Lenders or the Majority Lenders (as the case may be) or otherwise sustained or incurred in connection with the Finance Documents or its duties, obligations and responsibilities under the Finance Documents, except to the extent that it is incurred as a result of the gross negligence or wilful misconduct of the relevant Agent or any of its personnel.

(ii)	The provisions of Clause 19.8(i) are without prejudice to any obligations of the Obligors to indemnify the Agents under the Finance Documents.

19.9	Termination and resignation of agency

19.9.1
Subject the Majority Lenders’s approval, an Agent (a "Retiring Agent") may resign and appoint one of its Affiliates acting through an office in France as successor by giving notice to the Lenders and the Parent.

19.9.2
Alternatively an Agent may resign, in which case the Majority Lenders may with the prior consent of the Parent, such consent not to be unreasonably withheld or delayed, by 30 days' prior notice to the relevant Agent, appoint a successor Agent (a "Successor Agent").

19.9.3	A Successor Agent shall be selected:

(i)	by the Retiring Agent nominating one of its Affiliates following consultation with the Parent as Successor Agent in its notice of resignation; or

(ii)	if the Retiring Agent makes no such nomination, by the Majority Lenders nominating a Lender acting through an office in France as Successor Agent (following consultation with the Parent); or

(iii)
if the Majority Lenders have failed to nominate a Successor Agent within thirty (30) days of the date of the Retiring Agent's notice of resignation, by the Retiring Agent (following consultation with the Parent) nominating a financial institution of good standing to be the Successor Agent.

19.9.4
If at any time any amount payable to any Lender by a Borrower hereunder is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Borrower by reason of that amount being (i) paid or accrued to an Agent acting through an office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Agent in a financial institution situated in a Non-Cooperative Jurisdiction, then the Parent may, on thirty (30) Business Days' prior notice to the relevant Agent and to all the Lenders, require that such Agent be replaced and in such case, the Majority Lenders shall appoint a Successor Agent.

19.9.5
The resignation of the Retiring Agent and the appointment of the Successor Agent will become effective only upon the Successor Agent accepting its appointment as Agent (and, in the case of the Security Agent's resignation, upon the execution of all agreements and documents necessary to substitute its successor as holder of the security comprised in the Security Documents), at which time:

(i)
the Successor Agent will become bound by all the obligations of the Facility Agent or Security Agent (as the case may be) and become entitled to all the rights, privileges, powers, authorities and discretions of that Agent under the Finance Documents;

(ii)	the agency of the Retiring Agent will terminate (but without prejudice to any liabilities which the Retiring Agent may have incurred prior to the termination of its agency); and

(iii)
the Retiring Agent will be discharged from any further liability or obligation under or in connection with the Finance Documents (except that the Retiring Agent shall pay to the Successor Agent a pro rata proportion of the agency fee referred to in Clause 14.2 (Agency fee) for the twelve (12) month period in relation to which that agency fee was most recently paid).

19.9.6
The Retiring Agent will co-operate with the Successor Agent in order to ensure that its functions are transferred to the Successor Agent without disruption to the service provided to the Parent and the Lenders and will, as soon as practicable following the Successor Agent's appointment, make available to the Successor Agent the documents and records which have been maintained in connection with the Finance Documents in order that the Successor Agent is able to discharge its functions.

19.9.7
The provisions of this Agreement will continue in effect for the benefit of any Retiring Agent in relation to any actions taken or omitted to be taken by it or any event occurring before the termination of its agency.

19.9.8
The Facility Agent shall resign in accordance with paragraph 19.9.2 above if on or after the date which is three (3) months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)
the Facility Agent fails to respond to a request under Clause 12.6 (FATCA Information) and a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Facility Agent pursuant to Clause 12.6 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Parent and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and that Lender, by notice to the Facility Agent, requires it to resign.

19.10	Replacement of an Agent

(i)
After consultation with the Parent, the Majority Lenders may, by giving thirty (30) days' notice to the relevant Agent (or, at any time an Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace an Agent by appointing a successor Agent.

(ii)
The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(iii)
The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (ii) above) but shall remain entitled to the benefit of Clause 19.8 (Agents' indemnity) and this Clause 19 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(iv)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(v)
The successor Agent shall not be resident of, or established in, a Non-Cooperative Jurisdiction or carry out any of its obligations under this Agreement through an account opened in a Non-Cooperative Jurisdiction.

19.11	Role of the Security Agent
The Security Agent shall hold the benefit of the Security Documents as agent for itself and the other Finance Parties and will apply all payments and other benefits received by it under the Security Documents in accordance with the provisions of the relevant Security Documents and this Agreement.

19.12	Payments to Finance Parties
Each Agent will account to each other Finance Party for its due proportions of all amounts received by that Agent for that Finance Party, whether by way of repayment of principal or payment of interest, commitment commission, fees or otherwise.
Each Agent may retain for its own use and benefit, and will not be liable to account to any other Finance Party for all or any part of, any amounts received by way of agency or arrangement fee or by way of reimbursement of expenses incurred by it.

19.13	Change of office of Agent
An Agent may at any time in its sole discretion by notice to the Parent and each other Finance Party designate a different office in France from which its duties as the relevant Agent will be performed from the date of notification.

20.	PRO RATA PAYMENTS

20.1	Recoveries
If any amount owing by any Obligor under any Finance Document to a Lender (the "Recovering Lender") is discharged by payment, set-off or any other manner other than through the Facility Agent in accordance with Clause 11 (PAYMENTS) (that amount being referred to in this Clause 20.1 as a "Recovery") then:

(i)	within two Business Days of receipt of the Recovery, the Recovering Lender shall pay to the Facility Agent an amount equal (or equivalent) to that Recovery;

(ii)	the Facility Agent shall treat that payment as if it was part of the payment to be made by the relevant Obligor to the Lenders rateably in accordance with their respective Commitments; and

(iii)
(except for any receipt by the Recovering Lender as a result of the operation of Clause (ii)) as between the relevant Obligor and the Recovering Lender, the Recovery shall be treated as not having been paid.

20.2	Notification of recovery
Each Lender will notify the Facility Agent as soon as reasonably practicable of any Recovery by that Lender, other than by payment through the Facility Agent. If any Recovery subsequently has to be wholly or partly refunded by the Recovering Lender which paid an amount equal to that Recovery to the Facility Agent under Clause 20.1 (Recoveries), each Lender to which any part of that amount was distributed will, on request from the Recovering Lender, repay to the Recovering Lender that Lender's pro rata share of the amount which has to be refunded by the Recovering Lender.

20.3	Information
Each Lender will on request supply to the Facility Agent any information which the Facility Agent may from time to time request for the purpose of this Clause 20.

20.4	Exceptions to sharing of Recoveries
Notwithstanding the foregoing provisions of this Clause 20.1, no Recovering Lender will be obliged to share any Recovery which it receives as a result of legal proceedings taken by it to recover any amounts owing to it under the Finance Documents with any other party which has a legal right to, but does not, either join in those proceedings or commence and diligently pursue separate proceedings to enforce its rights in the same or another court (unless the proceedings instituted by the Recovering Lender are instituted by it without prior notice having been given to that other party through the Facility Agent).

20.5	Several obligations
Failure by any Recovering Lender to comply with any of the provisions of this Clause 20 will not release any other Recovering Lender from any of its obligations or liabilities under this Clause 20.

20.6	Obtaining consents
Each party to this Agreement shall take all steps required of it under Clause 20.1 (Recoveries) and use its reasonable endeavours to obtain any consents or authorizations which may be required in relation to any payment to be made by it under this Clause 20.

20.7	No security
The provisions of this Clause 20 shall not, and shall not be construed so as to, constitute a charge by any Lender over all or any part of any amount received or recovered by it under any of the circumstances mentioned in this Clause 20.

21.	SET-OFF

21.1	Set-off rights
Any Finance Party may at any time after an Event of Default has occurred (without notice to the relevant Obligor):

(i)	set-off or otherwise apply amounts standing to the credit of any Obligor's accounts with that Finance Party; and

(ii)	set-off any other obligations (then due for performance) owed by that Finance Party to the relevant Obligor, against any liability of the relevant Obligor to the relevant Finance Party under the Finance Documents which is due but unpaid.

21.2	Different currencies
A Finance Party may exercise its rights under Clause 21.1 (Set-off rights) notwithstanding that the amounts concerned may be expressed in different currencies and each Finance Party is authorized to effect any necessary conversions at a market rate of exchange selected by it.

22.	NOTICES

22.1	Mode of service

22.1.5
Except as specifically provided otherwise in this Agreement, any notice, demand, consent, agreement or other communication (a "Notice") to be served under or in connection with any Finance Document will be in writing and will be made by letter or by facsimile transmission to the party to be served.

22.1.6	The address and facsimile number of each party to this Agreement for the purposes of Clause 22.1.1 are:

(i)	the address and facsimile number shown immediately after its name on the signature pages of this Agreement (in the case of any person who is a party as at the date of this Agreement);

(ii)
the address and facsimile number notified by that party for this purpose to the Facility Agent on or before the date it becomes a party to this Agreement (in the case of any person who becomes a party after the date of this Agreement); or

(iii)	any other address and facsimile number notified by that party for this purpose to the Facility Agent by not less than five Business Days' notice.

22.1.7
Any Notice to be served by any Obligor on a Finance Party will be effective only if it is expressly marked for the attention of the department or officer (if any) specified in conjunction with the relevant address and facsimile number referred to in Clause 22.1.2.

22.2	Deemed service

22.2.1	Subject to Clause 22.2.2, a Notice will be deemed to be given as follows:

(i)	if by letter, when delivered personally or on actual receipt; and

(ii)	if by facsimile, when delivered.

22.2.2	A Notice given in accordance with Clause 22.2.1 but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

22.3	Language
Any Notice must be in English. All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, accompanied by a certified English translation in which case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

23.	CONFIDENTIAL INFORMATION
Subject to Clause 24.8 (Disclosure of information), the parties will keep the Finance Documents and their subject matter and any matter relating thereto (including all details relating to the structure and financing of the Acquisition) confidential, except to the extent that they are required by law or regulation to disclose the same. Each Finance Party agrees with each Obligor to hold confidential all information which it acquires under or in connection with the Finance Documents, except to the extent it is required by law or regulation to disclose it or it comes into the public domain (otherwise than as a result of a breach of this Clause 23). A Finance Party may, however, disclose any such information to its auditors, legal advisers or other professional advisers (the "Advisers") or its Affiliates for any purpose connected with the Finance Documents, provided that (i) such Adviser is bound by a legal or professional duty to secrecy and (ii) the relevant Finance Party procures that its Affiliates will not disclose such information to any third parties on terms other than those applicable to the relevant Finance Party pursuant to this Agreement.

24.	CHANGES TO PARTIES

24.1	Assignment by the Obligors
No Obligor may assign or transfer all or any part of its rights, benefits or obligations under any Finance Document.

24.2	Assignments and transfers by Lenders

24.2.5
A Lender (in this capacity the "Transferor") may, subject to Clause 24.2.2, assign any of its rights under any Finance Document or transfer by novation any of its rights and obligations under any Finance Document to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a "Transferee") or sub-participate (via funded or unfunded sub-participations) any of its obligations under any Finance Document, provided that:

(i)
the aggregate amount of the Commitments of that Lender subject to that assignment or transfer is at least EUR 2,500,000, save if the transfer or assignment is made when an Event of Default is continuing;

(ii)	the Transferee has executed a creditor accession agreement to the Intercreditor Agreement;

(iii)	in the case of an assignment, it is made in accordance with Clause 24.3 (Assignments by Lenders); and

(iv)	in the case of a transfer, it is made in accordance with Clause 24.4 (Transfers by Lenders).

24.2.6	The prior written consent of the Parent must be obtained for any transfer or assignment, provided however that if:

(i)	an Event of Default occurs and is continuing (but only for so long as it is continuing);

(ii)
the transfer or assignment is made between Lenders or to the benefit of any Lender's Affiliate (or, in the case of funds, to another fund within the same investor group under common management with the transferring fund); it being understood that (a) the Affiliates of Natixis include inter alia (i) BPCE and any member of Groupe BPCE; (ii) any member of the Banques Populaires group; (iii) any member of the Caisse d’Epargne group; (iv) Banque Palatine; (v) BRED; (vi) Crédit Foncier and (vii) their respective affiliates and (b) the Affiliates of Société Générale include Crédit du Nord and (c) the Affiliates of Crédit Lyonnais and Caisse Régionale de Crédit Agricole Mutuel de Paris et d’Ile de France include inter alia (i) Crédit Agricole SA (ii) any member of Groupe Crédit Agricole (iii) any Caisse Régionale of Crédit Agricole Mutuel and (iv) Crédit Agricole Corporate & Investment Bank; or

(iii)
the transfer or assignment is made to the benefit of a federal reserve or a central bank (including European Central Bank) or any state agency or state owned entity or to domestic or international institution, the purpose of which is to refinance banks and credit institutions or to provide liquidities to such banks and financial institutions, any transfer or assignment of a Lender’s commitments or undertakings can be made without information, consultation or approval of the Parent or the Borrowers, and in such cases the Borrowers shall be deemed to have agreed to such transfer or assignment; it being specified that requirements set forth in this Clause 24.2.2 shall apply with respect to any sub-participation with transfer of voting rights.

24.2.7
The prior written consent of the Parent (to the extent required pursuant to paragraph 24.2.2 above) must not be unreasonably withheld or delayed. The Parent will be deemed to have given its consent five (5) Business Days after the relevant Lender has requested it in a Transfer Request unless consent is expressly refused by the Parent within that time. Any Transfer Request shall (i) be substantially in the form set out in Schedule 10, (ii) mention the delay required for Parent consent pursuant to this paragraph 24.2.3 and (iii) be delivered by registered mail (lettre recommandée avec accusé de réception) or by courier delivery.

24.2.8
The Parent (for itself and as agent for the existing Obligors) will execute or procure that there are executed such documents and agreements as are necessary to effect a transfer of rights or obligations to a Transferee under this Agreement.

24.2.9
The Transferee shall, under its own responsibility and at its own costs, notify the assignment of rights and the transfers of rights and obligations made in connection with the assignment or transfer to the Obligors through a bailiff in accordance with Article 1690 of the French Code Civil.

24.2.10
No transfer or assignment in relation to a Lender’s participation may be effected to a new lender incorporated or acting through a Lending Office situated in a Non-Cooperative Jurisdiction or carrying out any of its obligations under this Agreement through an account opened in a Non-Cooperative Jurisdiction.

24.2.11	If:

(i)	a Lender assigns or transfers any rights or obligations under the Finance Documents or changes its Lending Office; and

(ii)
as a result of circumstances existing at the date of the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the Transferee or Lender acting through its new Lending Office under Clause 13.1 (Increased Costs), then the Transferee acting through its new Lending Office is only entitled to receive payment under that Clause to the same extent as the Transferor or Lender acting thorough its previous Lending Office would have been if the assignment, transfer or change had not occurred. This paragraph 24.2.7 shall not apply in respect of an assignment or transfer made in the ordinary course of the primary syndication of the Facilities.

24.2.12	The Facility Agent shall provide a list of the Lenders in respect of the Facilities on request by the Parent, not exceeding once a year.

24.3	Assignments by Lenders

24.3.10
If any Lender wishes to assign all or any of its rights and benefits under the Finance Documents, the relevant Transferee shall deliver a notice to the Facility Agent confirming to the Facility Agent (on behalf of the other parties to the Finance Documents (other than the Transferor and the Transferee)) that it shall be under the same obligations towards each of them as it would have been under if it had been an original party to the Finance Documents as a Lender.

24.3.11	Upon delivery of a notice under Clause 24.3.1, the relevant Transferee shall (subject to Clause 24.2 (Assignments and transfers by Lenders) become a party to the Finance Documents as a Lender.

24.4	Transfers by Lenders

24.4.9
A Transferor may, subject to Clause 24.2 (Assignments and transfers by Lenders), transfer all or any of its rights and obligations under the Finance Documents to a Transferee by means of a transfer effected by the Facility Agent executing (subject to Clause 24.4.2 below) a Transfer Certificate which has been duly completed and signed by both the Transferee and the Transferor.

24.4.10
The Facility Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferee and the Transferor once it is satisfied it has complied with all necessary "know your customer" or similar checks under all applicable laws and regulations in relation to the transfer to such Transferor.

24.4.11
On the later of (A) the date specified in the Transfer Certificate as being the date on or as from which the transfer under this Clause 24.4 is to take effect and (B) the date on which the Facility Agent executes the Transfer Certificate, to the extent that, in the Transfer Certificate, the Transferor seeks to transfer its right and obligations under the Finance Documents:

(i)
the Transferor and the other parties to the relevant Finance Documents (the "Existing Parties") will be released from their obligations to each other under those Finance Documents (the "Discharged Obligations");

(ii)
the Transferee and the Existing Parties will assume obligations towards each other which differ from the Discharged Obligations only insofar as they are owed to or assumed by the Transferee instead of the Transferor;

(iii)	the rights of the Transferor and the Existing Parties against each other under those Finance Documents (the "Discharged Rights") will be cancelled;

(iv)
the Transferee and the Existing Parties will acquire rights against each other which differ from the Discharged Rights only insofar as they are exercisable by or against the Transferee instead of the Transferor; and

(v)	the Transferee will become a party to this Agreement as a Lender in relation to the relevant Facility.

24.4.12
Each of the parties to this Agreement (other than the relevant Transferor and the relevant Transferee) irrevocably authorizes the Facility Agent to execute on its behalf any Transfer Certificate which has been duly completed in accordance with this Clause 24.4 and executed by each of the Transferor and the Transferee.

24.4.13	The Facility Agent will notify the other parties to this Agreement of the receipt and execution by it on their behalf of any Transfer Certificate as soon as reasonably practicable following execution.

24.4.14
For the purposes of article 1278 of the French Civil Code, each party to this Agreement agrees that upon any transfer under this Clause 24.4 (Transfers by Lenders), the guarantees and Security Interests created under any of Finance Documents shall be preserved for the benefit of all Finance Parties including the Transferee.

24.5	Fee
On the date on which any transfer takes effect in accordance with this Clause 24, the Transferee will pay to the Facility Agent for its own account a transfer fee of EUR 2,500 (VAT not included).

24.6	No continuing liability
Nothing in any Finance Document will oblige a Transferor to, or cause a Transferor to be liable to:

(i)	accept a re-assignment or re-transfer from a Transferee of any of the rights or obligations assigned, transferred or novated under this Clause 24; or

(ii)	support any losses incurred by a Transferee by reason of the non-performance by any Obligor of its obligations under any Finance Document.

24.7	Benefit of agreement
This Agreement will be binding on, and enure for the benefit of, each Party to it and its or any subsequent successors or assigns.

24.8	Disclosure of information
Each Lender may disclose to a proposed assignee or transferee or any sub-participant, risk participant or other participant proposing to enter or having entered into a contract with that Lender regarding the Finance Documents any information in the possession of that Lender relating to any Group Company provided that, (i) prior to disclosing any information in accordance with this Clause 24.8, a Lender will obtain from any potential assignee, transferee (other than an Affiliate) a confidentiality undertaking, in substantially the same form as given by each Lender under Clause 23 and (ii) an Affiliate may not disclose any such information to any third parties on terms other than those applicable to the relevant Finance Party pursuant to this Agreement.

24.9	Security over Lenders' rights
In addition to the other rights provided to Lenders under this Clause 24.2 (Assignments and transfers by Lenders), each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(ii)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(a)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security Interest for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

25.	LENDERS' DECISIONS

25.1	Procedures

(i)
Subject to Clauses 25.2 (Exceptions) and 25.3 (Express provisions), any provision of any Finance Document may be amended or waived (each a "Modification") with the agreement of the Majority Lenders and the Parent. A Modification so agreed may be effected by the Facility Agent executing any documents which may be required for that purpose on behalf of itself and all the other Finance Parties and the Parent executing those documents on behalf of itself and all the other Obligors.

(ii)
The Facility Agent will as soon as practicable after any Modification is made in accordance with Clause 25.1(i) notify the other parties to the Finance Documents. Any such Modification will take effect from the date on which that notification is given (or any later date which the Facility Agent may specify in that notification) and will be binding on all parties to the Finance Documents.

25.2	Exceptions
The following matters will require the unanimous agreement of all of the Lenders:

(i)	any increase in the Commitment of any Lender;

(ii)	save as otherwise provided in Clause 6.6 (Margin adjustment), any reduction of the Margin;

(iii)
any extension of any Availability Period, any Maturity Date, any Repayment Date, the Final Repayment Date or any other date for payment of any amount due, owing or payable to any Lender under any Finance Document (other than in relation to any voluntary or partial mandatory prepayment provisions);

(iv)	any amendment, change or waiver to Clause 10.4 (Sale, Change of Control and Listing);

(v)	any release of security or guarantees other than as a result of or to allow a transaction permitted under or pursuant to the Finance Documents;

(vi)	any reduction of the amount of any payment of principal, interest, fee, breakage costs or commission payable by any Obligor under any Finance Document;

(vii)	any provision which expressly requires the consent of all Lenders; or

(viii)
any amendment of the definition of "Majority Lenders" in Clause 1.1 (Definitions) or any amendment of Clause 3.3 (Rights and obligations of Finance Parties), Clause 20 (PRO RATA PAYMENTS), Clause 24 (CHANGES TO PARTIES) or this Clause 25.

25.3	Express provisions
Any consent or other matter which, by the express terms of any Finance Document, is to be given by all the Lenders or the Majority Lenders will not be effective unless all the Lenders or the Majority Lenders as the case may be have agreed to it but, subject to the agreement of all the Lenders or the Majority Lenders as the case may be having been obtained, may be given by the Facility Agent on behalf of all the Lenders.

25.4	Excluded Commitments
If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document within two (2) Business Days of that request being made (unless the Parent and the Facility Agent agree to a longer time period in relation to any request):

(i)
its Revolving Commitment(s) shall not be included for the purpose of calculating the Total Commitments under the Revolving Facility when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments has been obtained to approve that request; and

(ii)	its status as a Revolving Lender shall be disregarded for the purpose of ascertaining whether the agreement of the Revolving Lenders has been obtained to approve that request.

25.5	Replacement of Lenders

25.5.1	Non Consenting Lender

(i)
If Lenders representing at least 90% of the Total Commitments under the Facilities have consented to an amendment or waiver which requires unanimous consent, any bank, financial institution or fund nominated by the Parent which is not a Sponsor Affiliate or a Group Company and is acceptable to the Facility Agent shall have the right but not the obligation to purchase at par the participation of any non-consenting Lender (a "Non-Consenting Lender") in the outstanding Advances, and/or, with the consent of at least 90% of the Lenders (by commitments) (unless the prepayment is funded by new Permitted Equity Injection in which case it will not be subject to any approval from the Lenders), the Parent shall have the right to prepay the participation of a Non-Consenting Lender in the outstanding Advances, in each case including all accrued interest and fees, costs (including breakage costs) or expenses and other amounts payable to that Lender hereunder. In the event such Non-Consenting Lender is also a Hedging Lender, upon request of such Non-Consenting Lender, the Parent undertakes to make its best effort to transfer or novate the Hedging Agreement of such Non-Consenting Lender provided however that such transfer or novation must not result in the Parent bearing any direct or indirect cost, fee or any other amount in connection therewith (including any increase of (i) the interest rate and/or (ii) the costs, under any new Hedging Agreement to be entered into, as the case may be).

(ii)
The participation of any Non-Consenting Lender shall not be included in the calculation of Total Commitments if, within ten (10) Business Days of the Parent’s request, the Non-Consenting Lender has not signed an agreement (which would be legally binding when signed by the Non-Consenting Lender) to transfer its commitment and outstanding to another person eligible to become a Lender (to the extent that a transferee willing to purchase the Non Consenting Lender’s participation has been found).

(iii)
The reference to this Clause 25.5.1 shall be reminded in each amendment or waiver request made by the Parent or any of the Borrowers, provided however that should such Clause not be so reminded, unanimous consent shall continue to be applicable to any amendment or waiver request and for the avoidance of doubt, no Event of Default shall occur as a result of such omission.

25.5.2	Non-Cooperative Jurisdiction
If at any time any amount payable to any Lender by a Borrower hereunder is not, or will not be (when the relevant corporate income tax is calculated) treated as a deductible charge or expense for French tax purposes for that Borrower by reason of that amount being (i) paid or accrued to a Lender incorporated, domiciled, established or acting through a Lending Office situated in a Non-Cooperative Jurisdiction, or (ii) paid to an account opened in the name of or for the benefit of that Lender in a financial institution situated in a Non-Cooperative Jurisdiction, then:

(i)
that Lender shall have the option (but not the obligation) to change the Lending Office in which it is incorporated, domiciled, established or acting through to a jurisdiction other than a Non-Cooperative Jurisdiction, or (as the case may be) to provide for payment to an account in a financial institution located in a jurisdiction other than a Non-Cooperative Jurisdiction; and

(ii)
in the event the relevant Lender does not choose any of the options mentioned in the preceding paragraph, then (a) the Parent may prepay that Lender's participation in all the Advances under the terms and conditions of Clause 10.2 (Right of cancellation and repayment in relation to a single Lender) or (b) the Parent may, on thirty (30) Business Days' prior notice to the Facility Agent and that Lender, replace that Lender by causing it to (and that Lender shall) transfer all of its rights and obligations to a Lender or other person selected by the Parent and acceptable to the Facility Agent (acting reasonably).

25.6	Disenfranchisement of Defaulting Lenders

25.6.1	For so long as a Defaulting Lender has any Available Commitment under the Revolving Facility, in ascertaining:

(i)	the Majority Lenders; or

(ii)	whether (a) any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Revolving Facility; or (b) the agreement of the Revolving Lenders, has been obtained to approve any request for a consent, waiver, amendment or other vote of Revolving Lenders under the Finance Documents, that Defaulting Lender's Commitments under the Revolving Facility will be reduced by the amount of its Available Commitments under the Revolving Facility and, to the extent that that reduction results in that Defaulting Lender's Total Commitments being zero, that Defaulting Lender shall be deemed not to be a Revolving Lender for the purposes of paragraphs (i) and (ii) above.

25.6.2	For the purposes of this Clause 25.6, the Facility Agent may assume that the following Revolving Lenders are Defaulting Lenders:

(i)	any Revolving Lender which has notified the Facility Agent that it has become a Defaulting Lender;

(ii)	any Revolving Lender in relation to which it is aware that any of the events or circumstances referred to in the definition of "Defaulting Lender" has occurred, unless it has received notice to the contrary from the Revolving Lender concerned (together with any supporting evidence reasonably requested by the Facility Agent) or the Facility Agent is otherwise aware that the Revolving Lender has ceased to be a Defaulting Lender.

25.7	Replacement of a Defaulting Lender

25.7.1
The Parent may, at any time a Revolving Lender has become and continues to be a Defaulting Lender, by giving five (5) Business Days' prior written notice to the Facility Agent and such Revolving Lender:

(i)
require such Revolving Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24.2 (Assignments and transfers by Lenders) all (and not part only) of the undrawn Revolving Commitment of that Lender; or

(ii)
require such Revolving Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 24.2 (Assignments and transfers by Lenders) all (and not part only) of its rights and obligations in respect of the Revolving Facility, to a Lender or other bank, financial institution, trust, fund or other entity (a "Replacement Lender") selected by the Parent, which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Revolving Lender in accordance with Clause 24.2 (Assignments and transfers by Lenders).

25.7.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 25.7 shall be subject to the following conditions:

(i)	the Parent shall have no right to replace the Facility Agent or Security Agent;

(ii)	neither the Facility Agent nor the Defaulting Lender shall have any obligation to the Parent to find a Replacement Lender;

(iii)	the transfer must take place no later than sixty (60) days after the notice referred to in paragraph 25.7.1 above;

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(v)
the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to paragraph 25.7.1 above once it is satisfied that it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

25.7.3
The Defaulting Lender shall perform the checks described in paragraph 25.7.2(v) above as soon as reasonably practicable following delivery of a notice referred to in paragraph 25.7.1 above and shall notify the Facility Agent and the Parent when it is satisfied that it has complied with those checks.

26.	INDEMNITIES

26.1	General indemnity and breakage costs
The Parent will indemnify each Finance Party on demand against any loss (including loss of profit) which it incurs as a result of:

(i)	the occurrence of any Event of Default;

(ii)	any failure by an Obligor to pay any amount due under a Finance Document on its due date;

(iii)	any Drawing not being made for any reason (other than as a result of a default by a Finance Party) on the Drawdown Date specified in the relevant Drawdown Request; or

(iv)	any Advance or overdue amount under a Finance Document being repaid or prepaid otherwise than on the last day of an Interest Period relating to that Advance or overdue amount, in each case upon production of duly documented evidence.

26.2	Currency indemnity
Without prejudice to Clause 26.1 (General indemnity and breakage costs), if:

(i)
any amount payable by any Obligor under or in connection with any Finance Document is received by any Finance Party (or by an Agent on behalf of any Finance Party) in a currency (the "Payment Currency") other than that agreed in the relevant Finance Document (the "Agreed Currency"), whether as a result of any judgement or order, the enforcement of any judgement or order, the liquidation of the relevant Obligor or otherwise, and the amount produced by converting the Payment Currency so received into the Agreed Currency is less than the relevant amount of the Agreed Currency; or

(ii)
any amount payable by any Obligor under or in connection with any Finance Document has to be converted from the Agreed Currency into another currency for the purpose of (i) making or filing a claim or proof against any Obligor, (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to any Finance Document, then that Obligor will, as an independent obligation, on demand indemnify the relevant Finance Party for the deficiency and any loss sustained as a result, upon production of duly documented evidence. Any conversion required will be made at the prevailing rate of exchange on the date and in the market determined by the relevant Finance Party as being most appropriate for the conversion. That Obligor will also pay the costs of the conversion.

26.3	Waiver
The Parent waives any right it may have in any jurisdiction to pay any amount under any Finance Document in a currency other than that in which it is expressed to be payable in that Finance Document.

27.	MISCELLANEOUS

27.1	Certificates conclusive
Save as expressly provided otherwise in any Finance Document, a certificate, determination, notification or opinion of any Finance Party stipulated for in any Finance Document or as to any rate of interest or any other amount payable under any Finance Document will be conclusive and binding on each Obligor, except in the case of manifest error.

27.2	No implied waivers
No failure or delay by any Finance Party in exercising any right, power or privilege under any Finance Document will operate as a waiver of that right, power or privilege, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise of that right, power or privilege, or the exercise of any other right, power or privilege.
The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights and remedies provided by law and all those rights and remedies will, except where expressly provided otherwise in any Finance Document, be available to the Finance Parties severally and any Finance Party shall be entitled to commence proceedings in connection with those rights and remedies in its own name.
A waiver given or other consent granted by any Finance Party under any Finance Document will be effective only if given in writing and then only in the instance and for the purpose for which it is given.

27.3	Invalidity of any provision
If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

27.4	Exclusion of current accounts
The operations resulting from the Agreement are excluded from any current accounts which the Borrowers have or may have in the books of a Finance Party. The accounts held by a Finance Party in order to record all the operations performed pursuant to the Agreement will only be accounting instruments and shall not create any of the legal effects relative to current accounts ("comptes courants").

28.	CONFIDENTIALITY OF FUNDING RATES

28.1	Confidentiality and disclosure

28.1.1	The Facility Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs 28.1.2 and 28.1.3 below.

28.1.2	The Facility Agent may disclose:

(i)	any Funding Rate to the relevant Borrower; and

(ii)
any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Facility Agent and the relevant Lender.

28.1.3	The Facility Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:

(i)
any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(ii)
any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)
any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Facility Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender.

28.2	Related obligations

28.2.3
The Facility Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Facility Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

28.2.4	The Facility Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(i)
of the circumstances of any disclosure made pursuant to paragraph 28.1.3 (ii) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this Clause 43.

28.3	No Event of Default
No Event of Default will occur by reason only of an Obligor's failure to comply with this Clause 28.

29.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

29.1	Governing law
This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement) shall be governed by, and construed in accordance with, French law.

29.2	Submission to jurisdiction
The Tribunal de Commerce de Paris has exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out or in connection with this Agreement).

29.3	Election of domicile
For the benefit of each Finance Party, each Obligor (other than the Parent) irrevocably elects domicile with the Parent for the purposes of the Finance Documents.

SCHEDULE 1
Original Lenders

	Amount (€)		Lending Office
	Term Facility	RCF
Barclays Bank PLC			Barclays Bank PLC
BNP Paribas			BNP Paribas
LCL			Crédit Lyonnais
CADIF			CADIF 26 Quai de la Rapé, 75012 Paris
HSBC France			HSBC France
ING Bank N.V. (acting through its French Branch)			ING Bank France GLP Execution Immeuble Lumière 40 Avenue des Terroirs de France TSA n°41264 75564 Paris Cedex 12
Natixis			Natixis 30, avenue Pierre Mendès-France 75013 Paris
Société Générale			Société Générale
Total	600 000 000	60 000 000

SCHEDULE 2
Security Documents

1.	TO BE GRANTED BY THE PARENT
Each of the following documents executed by the Parent in favour of the Finance Parties in guarantee of the Obligors’ obligations to the Finance Parties under the Finance Documents (provided that the Dailly assignment(s) shall secure the Lenders under the Term Facility only), in the agreed form:

(A)	on the closing Date:

(i)
French law pledge over the financial securities account (nantissement de compte de titres financiers) it holds in AGZ Holding in which will be credited 65% of the share capital and voting rights of AGZ Holding;

(ii)	a French law pledge over the financial securities account (nantissement de compte de titres financiers) it holds in Antargaz in which will be credited, at Closing Date, 1 share of Antargaz;

(iii)
a French law pledge over the financial securities account (nantissement de compte de titres financiers) it holds in TotalGaz in which will be credited 100% of the share capital and voting rights of TotalGaz;

(iv)	a French law pledge or Dailly assignment over intragroup loan receivables held by the Parent;

(v)	a Dailly assignment of the claims held by the Parent against the Vendor pursuant to the Acquisition Documents; and

(B)
only to the extent the Permitted Merger of AGZ Holding into the Parent is completed and on said date, a Belgian law pledge over the financial securities account (nantissement de compte de titres financiers) it holds in Antargaz Belgium in which will be credited 65% of the share capital and voting rights of Antargaz Belgium.

2.	TO BE GRANTED BY AGZ HOLDING
Each of the following documents executed by AGZ Holding (acting as Security Grantor) in favour of the relevant Finance Parties in guarantee of Antargaz’s obligations to the Finance Parties under the Finance Documents, in the agreed form

(i)
a French law pledge over the financial securities account (nantissement de compte de titres financiers) it held in Antargaz in which will be credited 100% of the share capital and voting rights of Antargaz (less 1 share hold by the Parent).

(ii)	a French law pledge over intragroup loan receivables held by AGZ Holding.

3.	TO BE GRANTED BY ANTARGAZ
Each of the following documents executed by Antargaz in favour of the relevant Finance Parties in guarantee of its obligations to the Finance Parties under the Finance Documents in the agreed form:

(i)	a French law pledge over intragroup loan receivables held by Antargaz; and

(ii)
a French law general assignment (cession) of all Receivables of Antargaz by way of security (pursuant to the Loi Dailly) (for an amount at least equal to the lesser of (i) Antargaz's Receivables representing not less than 120% of the drawn portion of the Total Commitments in relation to the Revolving Facility and (ii) all Antargaz's Receivables).

4.	TO BE GRANTED BY TOTALGAZ
Each of the following documents executed by TotalGaz in favour of the relevant Finance Parties in guarantee of its obligations to the Finance Parties under the Finance Documents in the agreed form:

(i)	a French law pledge over intragroup loan receivables held by TotalGaz; and

(ii)
a French law general assignment (cession) of all Receivables of TotalGaz by way of security (pursuant to the Loi Dailly) (for an amount at least equal to the lesser of (i) TotalGaz's Receivables representing not less than 120% of the drawn portion of the Total Commitments in relation to the Revolving Facility and (ii) all TotalGaz's Receivables).

SCHEDULE 3
Conditions Precedent

Part I - Conditions Precedent on the Signing Date

All the conditions precedent listed below will have to be in form and substance satisfactory to the Mandated Lead Arrangers, Underwriters and Bookrunners.

1.	Corporate Documents
For each of the Parent, AGZ Holding, Antargaz and TotalGaz, an original or a certified copy (by the legal representative of the Parent) of (i) its by-laws, (ii) its certificate of incorporation (extrait K-bis), (iii) a solvency certificate (recherche négative de procédure collective) and (iv) a security interest search (état des privilèges et de l’endettement) (each dated no more than 15 days).

2.	Corporate Resolutions
For UGI France, an original or a certified copy (by the legal representative of the relevant entity) of all necessary corporate resolutions (if any) approving the execution, delivery and performance of each of the documents to which it is a party on the Signing Date.

3.	Authorized signatories and PoA
An updated list of authorized signatories of the Finance Documents and the Drawing Request, together with their specimen signature and their power of attorney (if any).

4.	Certificate
A certificate from the Parent confirming that there is no Default or Event of Default at Signing Date.

5.	Financial Information:

(i)	The Approved Projections of the Group executed by the legal representative of the Parent;

(ii)	Certified copies of the Original Audited Accounts;

(iii)	Certified copy of AGZ Holding’s current trading over the last month before Signing Date.

6.	Finance Documents

6.1	The following documents in the agreed form duly executed and delivered by all parties to them:

(i)	the Facilities Agreement;

(ii)	the Effective Global Rate Letter countersigned by the Original Borrower;

(iii)	any Fees Letter to be executed at the Signing Date; and

6.2	Agreed form of the Intercreditor Agreement.

7.	Documents "KYC"
Delivery of satisfactory "Know your customers" checks documents as may be required by the Finance Parties in order to comply with any anti-money laundering.

8.	Legal opinions

(i)
An opinion from Freshfields Bruckhaus Deringer as the Group’s counsel relating to the status, existence, capacity and due authorizations of the Parent in respect of its execution of the documents to which it is a party at Signing Date.

(ii)	An opinion from Gide Loyrette Nouel AARPI as the Facility Agent’s counsel relating to the legality, validity and enforceability of the Finance Documents executed on the Signing Date.

9.	Cancellation of the existing bridge facility agreement
Evidence that the facility made available to UGI International Enterprises, Inc. under a senior secured bridge facility agreement dated 17 October 2014 has been irrevocably and definitely cancelled for the whole amount of the facility.

10.	Acquisition Documents
Certified copies of the Acquisition Documents.

11.	Due diligence reports and Structure Memorandum
Vendor due diligence reports
A copy of each of the following reports in the agreed form:

(i)	KPMG - Financial due diligence report;

(ii)	BCG - Strategy due diligence report;

(iii)	GIDE – Legal & HR red flag due diligence report;

(iv)	FIDAL - Tax due diligence report;

(v)	KPMG – IT due diligence report; and

(vi)	ENVIRON - Environmental due diligence report.
Buyer due diligence reports
A copy of each of the following reports in the agreed form:

(i)	STC- Tax due diligence report;

(ii)	PWC- Financial & Pension due diligence report;

(iii)	PWC- Labor due diligence report;

(iv)	WEIL GOTSHAL MANGES- Legal due diligence report; and

(v)	LEFEVRE PA - Environment law due diligence report.
A copy of the Structure Memorandum.

12.	Payment of Fees
Evidence that, upon the Signing Date, all fees and expenses payable under the Finance Documents at that time are paid in full.

13.	Structure chart
Updated structure chart of UGI France and its Subsidiaries including TotalGaz and its Subsidiaries showing the holding percentage in each company and executed by the legal representative of the Parent.

14.	Anti-trust
A memorandum from UGI France specifying the disposals or other remedies requested from the anti-trust authorities regarding the Acquisition and their impact on the Approved Projections (the "Anti-Trust Memorandum").

15.	Tax memorandum
A tax memorandum from KPMG detailing the tax reasons pursuant to which it is preferable from a tax standpoint for the Parent to grant a pledge over the financial securities account it holds in AGZ Holding only up to 65%.

Part II - Conditions Precedent on the Closing Date

All the conditions precedent listed below will have to be in form and substance satisfactory to the Mandated Lead Arrangers, Underwriters and Bookrunners and the Senior Mandated Lead Arranger.

Part II-A - In relation to the Certain Funds Advance

1.	Corporate Documents
A certificate from the legal representative of the Parent certifying that the documents listed in paragraphs 1. and 2. above have not been modified since delivery of an original or a certified copy (by the legal representative of the relevant entity) of such documents.

2.	Corporate Resolutions
For each of the Obligors and the Shareholder and, as the case may be, each company the shares of which shall be pledged under the Finance Documents, an original or a certified copy (by the legal representative of the relevant entity) of all necessary corporate resolutions (if any) approving the execution, delivery and performance of each of the documents to which it is a party on the Closing Date.

3.	Authorized signatories and PoA
An updated list of authorized signatories of the Finance Documents at Closing Date and the Drawing Requests, together with their specimen signature and their power of attorney (if any).

4.	Certificate
A certificate from the Parent confirming that there is no Major Default at Closing Date.

5.	Finance Documents
The following documents in the agreed form duly executed and delivered by all parties to them:

(i)	the Intercreditor Agreement;

(ii)	an Accession Deed executed by TotalGaz;

(iii)	a Effective Global Rate Letter countersigned by TotalGaz;

(iv)	the Security Documents to be executed by the Parent;

(v)	the Hedging Agreements.

6.	Anti-trust

(i)	Any document evidencing applicable regulatory or competition clearances and any other conditions to completion of the Acquisition.

(ii)
A confirmation from UGI France that the disposals and remedies which are requested from the anti-trust authorities on the Closing Date do not materially differ from the specifications set out in the Anti-Trust Memorandum.

7.	Equity documents

(i)	evidence that the total amount of equity/ quasi equity injected by UGI International Holdings B.V. is at least equal to EUR 185.000.000 at the Closing Date;

(ii)	a certified copy of each intercompany loan contemplated under the Structure Memorandum and in particular the Subordinated Loans.

8.	Acquisition

(i)	All documents materialising the Acquisition and evidence of satisfaction of the conditions precedent therein (other than as to funding or as otherwise waived by the vendor);

(ii)	TotalGaz's transfer shares register evidencing the transfer of property of the TotalGaz shares upon completion of the Acquisition.

9.	Matters related to Security

(i)
All third party consents required by applicable laws and regulations or statutory provisions (including any shareholders decisions necessary pursuant to a clause d'agrément set-forth in the by-laws of any member of the Group which shares are pledged) for the creation of any encumbrance contained in any Security Document and the following documents to be provided for the perfection of the securities account pledges under the Security Documents: the statements of pledge (déclaration de nantissement), the certificates of confirmation of pledges in relation to both the relevant financial securities accounts and the related pledged bank accounts, the registre de mouvements de titres showing the registration of the pledge according to a déclaration de nantissement; and

(ii)
the shareholder register (registre de mouvements de titres) and shareholder's individual accounts (comptes individuels d'actionnaires) relating to each member of the Group whose shares or other securities are pledged on the Closing Date under the Security Documents, showing on each relevant securities account opened in the names of the relevant pledgors, the registration of the securities account pledges according to the related déclaration de nantissement.

10.	Payment of Fees
Evidence satisfactory to the Facility Agent that, upon the Closing Date, all fees payable in accordance with the Fees Letters will be paid in full.

11.	Legal opinions

(i)
An opinion from Freshfields Bruckhaus Deringer as the Group’s counsel relating to the status, existence, capacity and due authorizations of the Obligors in respect of their execution of the documents to which they are a party at Closing Date.

(ii)
An opinion from the Dutch legal advisor of the Shareholder relating to the status, existence, capacity and due authorizations of the Shareholder in respect of its execution of the documents to which it is a party at Closing Date, if any (which shall pronounce on the competence of the French court and on the absence of contrariety at the dispositions of Dutch law).

(iii)	Opinion from Gide Loyrette Nouel AARPI as the Facility Agent’s counsel relating to the legality, validity and enforceability of the Finance Documents executed on the Closing Date.

12.	KYC
All documents necessary to comply with the finance parties' KYC requirements.

13.	Structure chart
Group structure chart post-Acquisition showing the holding percentage in each company and executed by the legal representative of the Parent.

14.	Existing financial indebtedness
List of existing financial indebtedness of the Group not to be refinanced at Closing Date, executed by the legal representative of the Parent certifying that said list is true, correct and complete.

15.	Existing security
List of existing Security Interest of the Group at Closing Date (including the Security Interest granted by the members of the Target Group) executed by the legal representative of the Parent certifying that said list is true, correct and complete.

16.	Guarantees
List of existing guarantees of the Group at Closing Date executed by the legal representative of the Parent certifying that said list is true, correct and complete.

17.	Material Subsidiaries
List of Material Subsidiaries at Closing Date.

18.	Funds Flow
Delivery of a satisfactory funds flow in the agreed form duly executed by the legal representative of the Parent and evidencing the payments to be made before or on the completion of the Closing Date in relation notably to the Acquisition and the Refinancing.

19.	Reliance Letters
In relation to each Report (except with respect to the strategy vendor due diligence report prepared by BCG) and on a best effort basis in relation to the tax vendor due diligence report prepared by Fidal and the environmental vendor due diligence report prepared by Environ, an original of a reliance letter providing the Reliance Parties with reliance rights customarily obtained in euro-market leveraged transactions.

Part II-B - In relation to the Advance made to finance the Refinancing

1.	Finance Documents
The following documents in the agreed form duly executed and delivered by all parties to them:

(i)	an Accession Deed executed by Antargaz;

(ii)	an Accession Deed executed by AGZ Holding;

(iii)	a Effective Global Rate Letter countersigned by Antargaz;

(iv)	the Security Documents to be granted by AGZ Holding and Antargaz, as listed in Schedule 2 (Security Documents).

2.	Matters related to Security

(i)
All third party consents required by applicable laws and regulations or statutory provisions (including any shareholders decisions necessary pursuant to a clause d'agrément set-forth in the by-laws of any member of the Group which shares are pledged) for the creation of any encumbrance contained in any Security Document and the following documents to be provided for the perfection of the securities account pledges under the Security Documents: the statements of pledge (déclaration de nantissement), the certificates of confirmation of pledges in relation to both the relevant financial securities accounts and the related pledged bank accounts, the registre de mouvements de titres showing the registration of the pledge according to a déclaration de nantissement; and

(ii)
the shareholder register (registre de mouvements de titres) and shareholder's individual accounts (comptes individuels d'actionnaires) relating to each member of the Group whose shares or other securities are pledged on the Closing Date under the Security Documents, showing on each relevant securities account opened in the names of the relevant pledgors, the registration of the securities account pledges according to the related déclaration de nantissement.

3.	Existing Indebtedness
Evidence that (i) the Existing Indebtedness will be discharged in full, (ii) all existing security interests in connection with the Existing Indebtedness have been or will be released immediately after the Refinancing and (iii) the undrawn amount of the revolving facilities under the Existing Indebtedness will be cancelled in full.

4.	Certificate
A certificate from the Parent confirming that there is no Default at Closing Date.

Part III - Conditions Precedent to any Drawing under the Revolving Facility

All the conditions precedent listed below will have to be in form and substance satisfactory to the Facility Agent.

1.	Finance Document
In relation to the first Drawing under the Revolving Facility to be made by TotalGaz only, the following documents in the agreed form duly executed and delivered by all parties to them:

(i)	the Security Documents to be granted by TotalGaz, as listed in Schedule 2 (Security Documents).

2.	Security Documents
Assignment of commercial receivables by each Borrower under the Revolving Facility (each for an amount at least equal to the lesser of (i) its commercial receivables representing not less than 120% of the total outstanding Revolving Advances it made and (ii) all its commercial Receivables).

3.	Default

(i)    No Event of Default or Potential Event of Default has occurred and is continuing or would occur as a result of the proposed advance being made (in case of Revolving Advances which are not Rollover Advances).
(ii)    No Event of Default in case of a Rollover Advance.

SCHEDULE 4
Drawdown Request - Advances

To:        [__________] as Facility Agent

Attention:    [__________]

From:        [Parent]

Date:        [__________]

Dear Sirs,

Re: Facilities Agreement dated 30 April 2015 (the "Facilities Agreement")

We request a Drawing of the [Term/ Revolving] Facility as follows:

(a)    Amount:            [__________]
(b)    Currency            EUR
(c)    Drawdown Date:        [__________]
(d)    Interest Period:            [__________]

(e)    Payment should be made to:    [__________]
(f)    The Borrower is:        [__________]

We confirm that:

(i)
the representations and warranties made in Clause 16 (Representations and Warranties) of the Facilities Agreement stipulated as being made or repeated on the date of this Drawdown Request are true and accurate as if made in relation to the facts and circumstances existing on that date;

(ii)	each Obligor is in full compliance with its undertakings contained in Clause 17 (Undertakings) of the Facilities Agreement; and

(iii)	no Default has occurred and is continuing or will occur as a result of the proposed Advance being made.
Terms defined in the Facilities Agreement have the same meanings when used in this request.

...........................
[Authorised Signatory]
for and on behalf of
[Borrower/Parent]

SCHEDULE 5
Transfer Certificate

To:    Natixis as Facility Agent
for and on behalf of the Obligors and the Finance Parties
(each as defined in the Facilities Agreement referred to below).

This transfer certificate (this "Certificate") relates to a facilities agreement dated 30 April 2015 between, UGI France, Antargaz, the banks and financial institutions named in that agreement as lenders and Natixis as Facility Agent and Security Agent (as from time to time amended, the "Facilities Agreement"). Terms defined in the Facilities Agreement shall, unless otherwise defined in this Certificate, have the same meanings when used in this Certificate.

1.	TRANSFEROR CONFIRMATION AND REQUEST
[name of Transferor] (the "Transferor") by its execution of this Certificate:

(a)
in consideration for the payment to it by the Transferee of an amount equal to EUR [●], requests [name of Transferee] (the "Transferee") to accept and procure, in accordance with Clause 24.4 (Transfers by Lenders), the transfer to the Transferee of the portion of the Transferor's Commitment and participation in the Facilities (and in the Advances made by it) as specified in schedule 1 to this Certificate (the "Transfer Rights") by counter-signing this Certificate and delivering it to the Facility Agent at its address for notices under the Facilities Agreement, so as to take effect on the date specified in schedule 2 to this Certificate (the "Transfer Date"); and

(b)
confirms that the details which appear in schedule 1 to this Certificate accurately record the amount of the Transferor's Commitments and the principal amount of the Transfer Rights at the date of this Certificate.

The Transferee confirms, for the benefit of the Facility Agent and the Transferor Lender and without liability to the Borrowers, that it is:

(i)	[not a Qualifying Lender]

(ii)	[a Qualifying Lender (other than a Treaty Lender)]

(iii)	[a Treaty Lender]
and that (i) it is not incorporated, domiciled, established or acting through a Lending Office situated in a Non-Cooperative Jurisdiction and (ii) will not receive any payment in a Non-Cooperative Jurisdiction

2.	TRANSFEREE REQUEST
The Transferee, by its execution of this Certificate, requests each Obligor and each Finance Party to accept this Certificate as being delivered under and for the purposes of Clause 24.4 (Transfers by Lenders), so as to take effect in accordance with the terms of that clause on the Transfer Date.
The Transferee, by executing this Certificate, irrevocably appoints [●] as Facility Agent and Security Agent, to act as its agents under and in connection with the Finance Documents

3.	TRANSFER FEE
The Transferee shall pay to the Facility Agent for the Facility Agent's own account a transfer fee of EUR 2,500 (VAT not included) as specified in Clause 24.5 (Fee).

4.	TRANSFEREE REPRESENTATIONS
The Transferee:

(a)	confirms that it has received from the Transferor a copy of the Finance Documents, together with all other documents and information which it has requested in connection with the Finance Documents;

(b)
confirms that it has not relied, and will not after the date of this Certificate rely, on the Transferor or any other Finance Party to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any of those documents or that information;

(c)
agrees that it has not relied, and will not after the date of this Certificate rely, on the Transferor or any other Finance Party to assess or keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of the Parent or any other party to the Facilities Agreement;

(d)
represents and warrants to the Transferor and each other Finance Party that it has the power to become a party to the Facilities Agreement as a Lender on the terms set out in the Facilities Agreement and this Certificate and has taken all necessary steps to authorise execution and delivery of this Certificate;

(e)	acknowledges the limitations on the Transferor's obligations set out in Clause 24.6 (No continuing liability); and

(f)	agrees that if any Transfer Rights are rescheduled or renegotiated, the Transferee and not the Transferor will be subject to the rescheduled or renegotiated terms.

5.	TRANSFEREE COVENANTS
The Transferee undertakes with the Transferor and each other party to the Facilities Agreement that it will perform in accordance with its terms all those obligations which, by the terms of the Facilities Agreement, will be assumed by it following delivery of this Certificate to the Facility Agent.

6.	EXCLUSION OF TRANSFEROR'S LIABILITIES
Neither the Transferor nor any other Finance Party makes any representation or warranty nor assumes any responsibility in relation to the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents and assumes no responsibility for the financial condition of the Parent or any other party to the Finance Documents or for the performance and observance by the Parent or any other Obligor of any of its obligations under the Finance Documents and all of those conditions and warranties, whether express or implied by law or otherwise, are hereby excluded.

7.	SUBSTITUTION AND ASSUMPTION
On execution of this Certificate by the Facility Agent (on behalf of the Transferor and the Transferee), the Transferee will become a party to the Facilities Agreement on and with effect from the Transfer Date in substitution for the Transferor in relation to those rights and obligations which, by the terms of the Facilities Agreement and this Certificate, are assumed by the Transferee. A copy of this Certificate shall be notified (at the initiative and cost of the Transferee) to each Obligor through a French huissier and the Transferee shall benefit from all of the Transferor's rights under the Security Documents with respect to the Transfer Rights.
For the purposes of article 1278 of the French Civil Code, the guarantees and Security Interests created under any of Finance Documents shall be preserved for the benefit of all Finance Parties including the Transferee.

8.	LAW
This Certificate (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Certificate) shall be governed by and construed in accordance with French law.
IN WITNESS of which the parties to this Certificate have duly executed this Certificate on the date which appears at the end of this Certificate.

Schedule 1 to Transfer Certificate

Transferor's existing Term Commitment:	EUR [___]

Transferor's existing Revolving Commitment:	EUR [___]

Portion of Transferor's existing [Term Commitment Term Advance] to be transferred:	EUR [___]

Portion of Transferor's existing Revolving Commitment to be transferred:	EUR [___]

[Participation in Revolving Advance(s) to be transferred :

Revolving Advance 1:	Participation: EUR [___] Interest Period: [__] months, Maturity Date: 200[_]
Revolving Advance 2:	Participation: EUR [___] Interest Period: [__] months, Maturity Date: 200[_]
[Revolving Advance [__] :]	Participation: EUR [___] Interest Period: [__] months, Maturity Date: 200[_]

Schedule 2 to Transfer Certificate
Particulars relating to the Transferee

Transfer Date:
Lending Office:
Contact Name:
Account for Payments:
Address for Notices:
Telephone:
Facsimile:
Signatories to Transfer Certificate

[Transferor]	[Transferee]
By: ....................	By: ....................
Date: [__________]	Date: [__________]

[Facility Agent]
By: ....................
Date: [__________]

SCHEDULE 6
Auditors certificate

[Headed notepaper of Auditors]

To:    [__________] as Facility Agent

For and on behalf of the Finance Parties (each as defined in the Facilities Agreement referred to below)

Dear Sirs,

This certificate (this "Certificate") relates to a facilities agreement dated 30 April 2015 between, UGI France, Antargaz, the banks and financial institutions named in that agreement as lenders and Natixis as Facility Agent and Security Agent (as from time to time amended, the "Facilities Agreement"). Terms defined in the Facilities Agreement shall, unless otherwise defined in this Certificate, have the same meanings when used in this Certificate.

In accordance with Clause (ii) of the Facilities Agreement, we hereby confirm that as at the date on which the Annual Accounts for the financial year ended [__________] were prepared, the Parent was in compliance with the financial covenants contained in Clause 17.17 (Financial Covenant) of the Facilities Agreement.

We confirm that:
(i)    as at [__________], Total Net Debt was [__________];
(ii)    for the Financial Year ended [__________], EBITDA was [__________].
Therefore, as at [__________], the ratio of Total Net Debt to EBITDA was [__________].

..................................

[Auditors]
SCHEDULE 7
Form of Effective Global Rate Letter

[Headed note paper of the Facility Agent]

To: [__________]

Date: [●] 2015

Dear Sirs,

Re:    EUR 660,000,000 facilities agreement dated 30 April 2015 (the "Facilities Agreement").

Unless otherwise defined in this letter, words and expressions defined in the Facilities Agreement have the same meanings when used in this letter.

Pursuant to the terms of Clause 6.8 (Effective global rate) of the Facilities Agreement, it was agreed that the effective global rate (taux effectif global) of the Facilities would be notified to the Parent by delivery of a separate letter from the Facility Agent (acting for itself and on behalf of the other Lenders) on or before the date of the Facilities Agreement.

This letter constitutes the separate letter referred to in Clause 6.8 of the Facilities Agreement and constitutes an integral part of the Facilities Agreement.

We wish to draw your attention to the fact that, taking into account the nature of the provisions of the Facilities Agreement, and in particular the variability of the interest rate and the ability that you have to choose the length of Interest Periods, it is not possible to determine the exact effective global rate of the Facilities and we are asking you to acknowledge this fact by signing this letter.

However, for the purposes of articles L.313-1 to L.313-6 of the French Consumer Code (Code de la Consommation), we have calculated [(on the basis of a 365-day year)], by way of example, the effective global rate applicable to the Facilities on the basis of:

(i)	the making available of the entirety of the Facilities on the date of the Facilities Agreement;

(ii)	as at [●] 2015, [●] month EURIBOR is [__] per cent. per annum; and

(iii)	the Margin is the maximum applicable.
In application of the foregoing:

(A)	the effective global rate for the Term Facility is [__] per cent. per annum, the rate for this period being [__] per cent. and the period being of [●] month duration;

(B)	the effective global rate for the Revolving Facility is [__] per cent. per annum, the rate for this period being [__] per cent. and the period being of [●] month duration.

Please acknowledge receipt of this letter by counter-signing it where indicated below.

Yours faithfully,

The Facility Agent

NATIXIS
(acting for itself and on behalf of the other Lenders)

____________________________________________

Name:

We agree to the above

[the Borrowers]

SCHEDULE 8
Storage and Logistics Companies

Name	Type of Company	Registration Number
Butane du Havre	Groupement d'intérêt économique
Société Béarnaise des Gaz Liquéfiés	Société anonyme
Géogaz Lavera	Société anonyme
Société des Gaz Liquéfiés de Normandie	Groupement d'intérêts économiques
Société en participation de Queven	Société en participation
Compagnie Bordelaise des Gaz Liquides	Société anonyme
Rhône Gaz	Société anonyme
Société Industrielle des Gaz de Pétrole de l'Ouest	Société à responsabilité limitée
GIE Donges	Groupement d'intérêts économiques

SCHEDULE 9
Transfer Request
From:    [__________] as Lender

To:    UGI France, as Parent

Date:    [●]

This Transfer Request relates to the facilities agreement dated [●] 2015 between, among others, UGI France (the "Parent"), Antargaz, the banks and financial institutions named in that agreement as lenders and Natixis as Facility Agent and Security Agent (as from time to time amended the "Facilities Agreement"). Terms defined in the Facilities Agreement shall, unless otherwise defined in this Certificate, have the same meanings when used in this Transfer Request.

We hereby inform you that we wish to transfer [all/[●]][describe proposed transfer] of our rights and obligations under the Facilities Agreement (the "Proposed Transfer") to [●] [describe proposed transferee].

We hereby request your consent to the Proposed Transfer, in accordance with Clause 24.2.3 of the Facilities Agreement,

In accordance with Clause 24.2.3 of the Facilities Agreement, please note that you will deemed to have given your consent to the Proposed Transfer unless you expressly refuse such consent within five (5) Business Days of the service of this Transfer Request (determined in accordance with Clause 22.2 (Deemed Service) of the Facilities Agreement).

Yours faithfully,

[Lender]

____________________________________________

Name:

SCHEDULE 10
Form of Accession Deed

To:    [●] as Facility Agent
From:    [●]
Date: [●]
EUR 660,000,000 facilities agreement dated 30 April 2015 (the "Facilities Agreement")
Terms used herein which are defined in the Facilities Agreement shall have the same meaning herein as in the Facilities Agreement.
We, [●], a company incorporated in France as a [●] with its registered office located [●] and with registered number [●] RCS [●] agree to become party to and to be bound by the terms of the Agreement as [Borrower under the Revolving Facility and Obligor] / [Security Grantor and Obligor].
Our address for notices for the purposes of Clause 22 (Notices) is:
[    ]
This Facilities Agreement is governed by and construed in accordance with French law. The Tribunal de Commerce de Paris shall have jurisdiction in relation to any dispute arising out of this Agreement.

Yours faithfully, ........................................ for and on behalf of [ ] as [●]	........................................ for and on behalf of [ ] as Facility Agent

SCHEDULE 11
Form of Increase Confirmation

To:	[ ] as Facility Agent, [ ] as Security Agent and [ ] as Parent, for and on behalf of each Obligor

From:	[the Increase Lender] (the "Increase Lender")

Dated:

EUR 660,000,000 facilities agreement dated 30 April 2015 (the "Facilities Agreement")

1.
We refer to the Facilities Agreement and to the Intercreditor Agreement (as defined in the Facilities Agreement). This agreement (the "Agreement") shall take effect as an Increase Confirmation for the purpose of the Facilities Agreement and as Accession Agreement for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement). Terms defined in the Facilities Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

2.	We refer to Clause 3.4 (Increase) of the Facilities Agreement.

3.
The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the "Relevant Commitment") as if it was an Original Lender under the Facilities Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the "Increase Date") is [ ].

5.	On the Increase Date, the Increase Lender becomes:

(a)	party to the relevant Finance Documents (other than the Intercreditor Agreement) as a Lender; and

(b)	party to the Intercreditor Agreement as a Senior Lender (as defined in the Intercreditor Agreement).

1.	The Lending Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 22 (Notices) are set out in the Schedule.

2.	The Increase Lender expressly acknowledges the limitations on the Lenders' obligations referred to in paragraph (g) of Clause 3.4 (Increase).

3.	The Increase Lender confirms, for the benefit of the Agent and without liability to any Obligor, that it is:

(a)	[a Qualifying Lender (other than a Treaty Lender);]

(b)	[a Treaty Lender;]

(c)	[not a Qualifying Lender].

4.	The Increase Lender confirms that it is not a Sponsor Affiliate or a Group Company.

5.
We refer to Clause 17.2 (Assignments and transfers by Parties other than Obligors and Debtors) of the Intercreditor Agreement. In consideration of the Increase Lender being accepted as a Senior Lender for the purposes of the Intercreditor Agreement (and as defined in the Intercreditor Agreement), the Increase Lender confirms that, as from the Increase Date, it intends to be party to the Intercreditor Agreement as a Senior Lender, and undertakes to perform all the obligations expressed in the Intercreditor Agreement to be assumed by a Senior Lender and agrees that it shall be bound by all the provisions of the Intercreditor Agreement, as if it had been an original party to the Intercreditor Agreement.

6.
This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement) shall be governed by, and construed in accordance with, French law.

7.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE

Relevant Commitment/rights and obligations to be assumed by the Increase Lender

[insert relevant details]

[Lending office address, fax number and attention details for notices and account details for payments]

[Increase Lender]
By:

This Agreement is accepted as an Increase Confirmation for the purposes of the Facilities Agreement by the Facility Agent, and as an Accession Agreement for the purposes of the Intercreditor Agreement by the Security Agent and the Increase Date is confirmed as [     ].

Facility Agent
By:

Security Agent
By:

SIGNING PAGES
Made in Paris
On 30 April 2015
In 10 original copies

The Original Borrower
UGI France

/s/ Kirk Oliver
…………………………….
By: Kirk Oliver

The Mandated Lead Arrangers, Underwriters and Bookrunners
Barclays Bank PLC, duly represented by the Facility Agent

/s/ Philippe Grimprel ……………………………. By: Philippe Grimprel	/s/ Sharon Jones ……………………………. By: Sharon Jones
BNP Paribas
/s/ Drifa Ouahmed-Choulet ……………………………. By: Drifa Ouahmed-Choulet	/s/ Alexis Collonge ……………………………. By: Alexis Collonge
Caisse Régionale de Crédit Agricole Mutuel de Paris et d’Ile de France

/s/ Paulo Mendes Martinho ……………………………. By: Paulo Mendes Martinho and/or	/s/ Agnes Prebet ……………………………. By: Agnes Prebet

Crédit Lyonnais

/s/ Sandrine Kergosien ……………………………. By: Sandrine Kergosien and/or	/s/ Matthieu Lecomte ……………………………. By: Matthieu Lecomte
ING Bank N.V. (acting through its French branch)
/s/ Damien Guyot ……………………………. By: Damien Guyot	/s/ Edouard O’Neill ……………………………. By: Edouard O’Neill
Natixis
/s/ Philippe Grimprel ……………………………. By: Philippe Grimprel	/s/ Jonathan Trojman ……………………………. By: Jonathan Trojman
Société Générale Corporate & Investment Banking (the corporate and investment banking division of Société Générale)
/s/ Alexandre Huet ……………………………. By: Alexandre Huet

The Senior Mandated Lead Arrangers
HSBC France, duly represented by the Facility Agent

/s/ Philippe Grimprel ……………………………. By: Philippe Grimprel	/s/ Sharon Jones ……………………………. By: Sharon Jones

The Facility Agent and Security Agent
Natixis

/s/ Philippe Grimprel ……………………………. By: Philippe Grimprel	/s/ Sharon Jones ……………………………. By: Sharon Jones

The Original Lenders
Barclays Bank PLC, duly represented by the Facility Agent

/s/ Philippe Grimprel ……………………………. By: Philippe Grimprel	/s/ Sharon Jones ……………………………. By: Sharon Jones
BNP Paribas
/s/ Drifa Ouahmed-Choulet ……………………………. By: Drifa Ouahmed-Choulet	/s/ Alexis Collonge ……………………………. By: Alexis Collonge
Caisse Régionale de Crédit Agricole Mutuel de Paris et d’Ile de France

/s/ Paulo Mendes Martinho ……………………………. By: Paulo Mendes Martinho and/or	/s/ Agnes Prebet ……………………………. By: Agnes Prebet
Crédit Lyonnais

/s/ Sandrine Kergosien ……………………………. By: Sandrine Kergosien and/or	/s/ Matthieu Lecomte ……………………………. By: Matthieu Lecomte

HSBC France, duly represented by the Facility Agent
/s/ Philippe Grimprel ……………………………. By: Philippe Grimprel	/s/ Sharon Jones ……………………………. By: Sharon Jones
ING Bank N.V. (acting through its French branch)
/s/ Damien Guyot ……………………………. By: Damien Guyot	/s/ Edouard O’Neill ……………………………. By: Edouard O’Neill
Natixis
/s/ Philippe Grimprel ……………………………. By: Philippe Grimprel	/s/ Jonathan Trojman ……………………………. By: Jonathan Trojman
Société Générale
/s/ Alexandre Huet ……………………………. By: Alexandre Huet